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Filed pursuant to Rule 424(b)3
Registration No: 333-129195
333-129195-02
333-129195-01

PROSPECTUS

$300,000,000

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

OFFER TO EXCHANGE ITS FLOATING RATE
ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES ("ECAPSSM")
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
FOR ANY AND ALL OF ITS OUTSTANDING
FLOATING RATE ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES
(Liquidation Amount $1,000 per trust preferred security)

as guaranteed, to the extent described herein, by
LEHMAN BROTHERS HOLDINGS INC.

THIS EXCHANGE OFFER WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME,
ON JUNE 14, 2006, UNLESS EXTENDED

Lehman Brothers Holdings E-Capital Trust I is offering to exchange new trust preferred securities for old trust preferred securities. In addition, Lehman Brothers Holdings E-Capital LLC I is offering to exchange new LLC preferred securities for old LLC preferred securities and Lehman Brothers Holdings Inc. is exchanging a new trust guarantee, a new LLC guarantee and new floating rate subordinated debenture for the old trust guarantee, old LLC guarantee and old floating rate subordinated debenture, respectively.

        The terms of the new securities are substantially identical to the respective terms of the old securities, except that:

  •
  the new securities are registered under the Securities Act of 1933, as amended, and certain transfer restrictions currently applicable to the old securities do not apply to the new securities;

  •
  the registration rights and additional distributions and interest provisions currently applicable to the old trust preferred securities, the old LLC preferred securities and the old Company Debenture do not apply to the new trust preferred securities, the new LLC preferred securities and the new Company Debenture.

We do not intend to apply for listing of the new securities on any securities exchange or to arrange for them to be quoted on any automated quotation system.

See "Risk Factors" beginning on page 14 for a discussion of factors relevant to exchanging the old trust preferred securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2006

SM"ECAPS" is a service mark of Lehman Brothers Inc.

        You should rely only on the information contained or incorporated by reference in this prospectus. Lehman Brothers Holdings has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Lehman Brothers Holdings is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information Lehman Brothers Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document. Lehman Brothers Holdings' business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus incorporates important business and financial information about Lehman Brothers Holdings that is not included in or delivered with this prospectus. This information is available to you without charge upon request addressed in writing to the Controller's Office, Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, New York 10019 or by telephone at the number (212) 526-7000. To ensure timely delivery of the requested documents, requests should be made no later than June 7, 2006. In the event that the exchange offer is extended, you must make your request at least five business days before the expiration date, as extended.

ECAPS STRUCTURE

        Lehman Brothers has applied for patent protection for the ECAPS structure described in this prospectus.

i

SUMMARY

Our Company

        Lehman Brothers Holdings Inc. ("we," "us," "our" or "Lehman Brothers Holdings") and subsidiaries (collectively, "Lehman Brothers"), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth individuals worldwide. Lehman Brothers provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Lehman Brothers' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. Lehman Brothers, through predecessor entities, was founded in 1850.

        Lehman Brothers operates in three business segments: Investment Banking, Capital Markets and Investment Management.

        The Investment Banking business segment provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. Investment Banking also raises capital for clients by underwriting public and private offerings of debt and equity securities. Investment Banking is made up of Advisory Services and Global Finance activities that serve Lehman Brothers' corporate, institutional and government clients. The segment is organized into global industry groups—Communications, Consumer/Retailing, Financial Institutions, Financial Sponsors, Healthcare, Industrial, Media, Natural Resources, Power, Real Estate and Technology. Advisory Services include mergers and acquisitions and restructuring. Global Finance serves Lehman Brothers' clients' capital-raising needs through specialized product groups in underwriting, private placements, leveraged finance and other activities associated with debt and equity products. Product groups are partnered with relationship managers in the global industry groups to provide comprehensive financial solutions for clients.

        The Capital Markets business segment primarily represents institutional client-flow activities including prime brokerage, research, mortgage origination and securitization, secondary-trading and financing activities in fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments and investments. Lehman Brothers is a leading global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high-grade, high-yield and emerging market securities, mortgage- and asset-backed securities, preferred stock, municipal securities, bank loans, foreign exchange, financing and derivative products. Lehman Brothers is one of the largest investment banks in terms of U.S. and pan-European listed equities trading volume and maintains a major presence in over-the-counter U.S. stocks, major Asian large capitalization stocks, warrants, convertible debentures and preferred issues. In addition, the secured financing business manages Lehman Brothers' equity and fixed income matched book activities, supplies secured financing to institutional clients and customers and provides secured funding for Lehman Brothers' inventory of equity and fixed income products. The Capital Markets segment also includes our proprietary activities as well as principal investing in real estate and private equity.

        The Investment Management business segment consists of Lehman Brothers' Asset Management and Private Investment Management business lines. Asset Management provides proprietary asset management products across traditional and alternative asset classes, through a variety of distribution channels, to individuals and institutions; it includes both the Neuberger Berman and Lehman Brothers Asset Management brands as well as Lehman Brothers' Private Equity business. Private Investment Management provides comprehensive investment, wealth advisory and capital markets execution services to high-net-worth individuals and middle-market businesses.

        Lehman Brothers Holdings Inc. was incorporated in Delaware on December 29, 1983. Our principal executive offices, and the principal executive offices of Lehman Brothers Holdings E-Capital Trust I (the "trust") and Lehman Brothers Holdings E-Capital LLC I (the "LLC"), are at 745 Seventh Avenue, New York, New York 10019 (telephone: (212) 526-7000).

The Exchange Offer

The Exchange Offer	Up to $300,000,000 aggregate liquidation amount of new trust preferred securities are being offered in exchange for a like aggregate liquidation amount of old trust preferred securities. Old trust preferred securities may be tendered for exchange in whole or in part in a liquidation amount of at least $100,000 (100 trust preferred securities). If any old trust preferred securities are tendered in exchange in part, the untendered liquidation amount must be at least $100,000. See the discussion under the heading "The Exchange Offer" below for further information about the exchange offer.
Expiration Date	5:00 p.m., New York City time, on June 14, 2006, unless we extend the exchange offer. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Procedures for Tendering Old Trust Preferred Securities	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:
• a properly completed and signed letter of transmittal or an agent's message; and
• any other required documents.

In addition, the exchange agent must receive the old trust preferred securities to be tendered, or the specified procedures for guaranteed delivery of old trust preferred securities must be complied with.

The foregoing actions must be completed on or prior to the expiration date of the exchange offer. No letter of transmittal or old trust preferred securities should be delivered to us, the trust, the LLC or to The Depository Trust Company ("DTC"). See "The Exchange Offer—Procedures for Tendering Old Trust Preferred Securities."
Withdrawal Rights
You may withdraw your tender of old trust preferred securities at any time on or prior to the expiration date of the exchange offer in conformity with the procedures described under "The Exchange Offer—Withdrawal Rights."
Resales of New Trust Preferred Securities
Based on interpretive letters of the staff of the Commission delivered to third parties, we believe that you may offer for resale, resell and otherwise transfer the new trust preferred securities issued pursuant to this exchange offer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:
• you acquire the new trust preferred securities in the ordinary course of your business;

• you are not participating, and you have no arrangement or understanding with any person to participate in a distribution of the new trust preferred securities;
• you are not an affiliate of ours, as defined under Rule 405 of the Securities Act; and
• you are not a broker-dealer that purchased the old trust preferred securities from the trust.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old trust preferred securities in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old trust preferred securities unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new trust preferred securities for its own account pursuant to the exchange offer in exchange for old trust preferred securities that it acquired as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new trust preferred securities. See "The Exchange Offer—Resales of New Trust Preferred Securities."
Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which may be waived by us in our sole discretion. See "The Exchange Offer—Conditions to the Exchange Offer."
Exchange Agent
The exchange agent for the exchange offer is JPMorgan Chase Bank, N.A. The addresses and telephone and facsimile numbers of the exchange agent are set forth under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.
Use of Proceeds	Neither we, the trust or the LLC will receive any cash proceeds from the issuance of the new trust preferred securities in connection with the exchange offer. See "Use of Proceeds."
Certain Tax Consequences and ERISA Considerations
You should review the information set forth under "Certain United States Federal Income Tax Considerations" and "Certain ERISA Considerations" prior to tendering old trust preferred securities in the exchange offer.

The Securities

The Trust	Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory trust. The sole assets of the trust are the LLC preferred securities.
The LLC
Lehman Brothers Holdings E-Capital LLC I, a Delaware limited liability company. The assets of the LLC currently consist of the Company Debenture and certain Eligible Debt Securities. After the 30-year stated maturity of the Company Debenture, the LLC may, subject to certain restrictions, reinvest the proceeds it receives upon repayment of the Company Debenture in our debt securities and debt securities of certain of our affiliates, and in Eligible Debt Securities.
Securities Offered	300,000 of trust preferred securities, each with a liquidation amount of $1,000.

The risks and rewards and economic entitlements of an investment in the trust preferred securities are substantially the same as the risks and rewards and economic entitlements of an investment in a corresponding amount of the underlying LLC preferred securities.
Termination Date	The trust will dissolve no later than August 19, 2065.
Distributions
Holders of the trust preferred securities will receive distributions of their pro rata portion of any cash payments received by the trust on the LLC preferred securities. Distributions on the LLC preferred securities accumulate from August 19, 2005, the date of original issuance of the old LLC preferred securities, and will be payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 (the "Initial Floating Rate") and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035 (the "Stepped-Up Floating Rate"), and thereafter as described in this prospectus (the "stated distribution rate"). The term "distribution period" means each period from and including a payment date (or the date of initial issuance of the old LLC preferred securities in the case of the first distribution period) to but not including the next succeeding payment date. Distributions not paid on the payment date will accumulate on a compounded basis at the then applicable stated distribution rate.

The ability of the trust to pay distributions on the trust preferred securities is entirely dependent on its receipt of corresponding distributions with respect to the LLC preferred securities. The ability of the LLC to pay distributions on the LLC preferred securities is, in turn, dependent on its receipt of payments with respect to any of our debt securities and debt securities of our affiliates (including the Company Debenture, the "Affiliate Debt Instruments") and the Eligible Debt Securities held by the LLC and, in certain events, proceeds from the sale of our common stock and perpetual preferred stock and additional contributions by us to the LLC. See "Optional Deferral" and "Mandatory Deferral." Distributions on the LLC preferred securities will be payable on each payment date at the stated distribution rate unless, as described below in this summary under "Optional Deferral" and "Mandatory Deferral," (i) we exercise our right as managing member of the LLC to cause such distributions to be deferred, which we may do in our sole discretion, or (ii) the LLC is required to defer distributions because we fail to meet certain financial tests described herein.
Optional Deferral
We, as the managing member of the LLC, in our sole discretion may determine to cause the LLC not to pay distributions on one or more payment dates. However, if as of any payment date and after giving effect to the distribution (if any) paid on that date, the LLC has failed to pay simple distributions in full on an aggregate of 20 payment dates (whether or not consecutive), we must use our commercially reasonable efforts to sell our common stock or our perpetual preferred stock, and contribute the net proceeds to the LLC in an amount sufficient to pay all accumulated and unpaid distributions, including compounded amounts, on the LLC preferred securities in full. If our common stock or such perpetual preferred stock cannot be sold in an amount sufficient for the LLC to pay such distributions, and if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, the LLC may be dissolved and its assets distributed to the trust as described in this prospectus.

The term "simple distribution," for any payment date, means the product of the aggregate liquidation preference of the LLC preferred securities and the Initial Floating Rate until August 19, 2010 or the Stepped-Up Floating Rate thereafter.

Any distribution on a payment date will first be allocated to payment of the simple distribution due on that payment date. Any payment of distributions in excess of the amount of the simple distribution due on that payment date will be applied first against any then existing accumulated and unpaid simple distributions, in chronological order, and then against any accumulated and unpaid compounded amounts. Once a deferred simple distribution for any prior payment date has been paid, that payment date will no longer be included for purposes of calculating the 20- and 28-payment date triggers referred to in this section and below under "—Mandatory Deferral."
Mandatory Deferral
If we fail to meet certain financial tests described in this prospectus, the LLC may not pay distributions on the LLC preferred securities on any payment date in excess of the net proceeds of common stock or perpetual deferrable preferred stock issued by us during the 90 days prior to that payment date. However, if the LLC fails to pay full simple distributions on any payment date because of these provisions, we must use our commercially reasonable efforts to sell our common stock or perpetual deferrable preferred stock and contribute the net cash proceeds to the LLC in an amount sufficient to pay all accumulated and unpaid distributions, including compounded amounts, on the LLC preferred securities in full. To the extent that common stock or perpetual deferrable preferred stock cannot be sold in an amount sufficient for the LLC to pay such accumulated and unpaid distributions in full, if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, the LLC may be dissolved and its assets distributed to the trust as described in this prospectus.
Lehman Brothers Holdings Dividend Stopper	In addition, we have agreed that if:
•
full distributions on a compounded basis on any LLC preferred securities or trust preferred securities have not been paid for any distribution period at the Initial Floating Rate until August 19, 2010 and at the Stepped-Up Floating Rate thereafter,
	•	an event of default or a deferral period occurs and is continuing on any Affiliate Debt Instrument or
	•	we are in default on any of our obligations under the trust guarantee, the LLC guarantee or any Investment Guarantee,

then, during such period we will not, nor will we permit any of our subsidiaries to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock and certain other junior securities, subject to certain exceptions described in this prospectus.
Rights Upon Non-Payment of Distributions and Certain Defaults	If, at any time, one of the following events (each, an "Enforcement Event") occurs:
• if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates,
• an event of default occurs and is continuing on any Affiliate Debt Instrument or
• we are in default of any of our obligations under the trust guarantee, the LLC guarantee or any Investment Guarantee,

then the Property Trustee will act as a "Special Representative" to the LLC and act as a "manager" of the LLC. The Special Representative will have the right to act on behalf of the LLC to enforce the LLC's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees and its rights against us under the LLC Agreement (including with respect to our obligation to use commercially reasonable efforts to sell our common stock or perpetual preferred stock and contribute the proceeds to the LLC under the circumstances described above, and our obligation not to pay dividends on or make certain other payments with respect to our capital stock under the circumstances described above) and the rights of the holders of the LLC preferred securities to receive distributions (only if and to the extent not deferred by the managing member at its discretion or during a mandatory deferral period) on the LLC preferred securities. Additionally, upon the occurrence of an Enforcement Event, the LLC guarantee trustee and the trust guarantee trustee have the right to enforce the LLC guarantee and the trust guarantee, respectively.

In addition, if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, the Property Trustee will have the right to direct the Special Representative to dissolve the LLC and to enforce the trust's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees distributed to it in such dissolution.

Optional Redemption
The LLC preferred securities will be redeemable for cash, at the option of the managing member, in whole or in part, from time to time after August 19, 2010, at an amount per LLC preferred security equal to the $1,000 liquidation preference plus accumulated and unpaid distributions on a compounded basis (the "redemption price"), provided that if the LLC preferred securities are not redeemed in whole, at least $50 million aggregate liquidation amount of trust preferred securities (excluding trust preferred securities held by us or any of our affiliates) remains outstanding immediately after any such partial redemption. Upon any redemption of the LLC preferred securities, the trust preferred securities and trust common securities will be redeemed on a pro rata basis and the trust preferred securities will be redeemed at a corresponding redemption price.
Neither the LLC preferred securities nor the trust preferred securities are redeemable at any time at the option of the holders thereof.
Special Event Redemption or Distribution
Upon the occurrence of a Tax Event (which event will generally be triggered upon the occurrence of certain adverse tax consequences to the trust or the LLC or the denial of an interest deduction on the Affiliate Debt Instruments held by the LLC) or an Investment Company Event (which event will generally be triggered if the trust or the LLC is considered an "investment company" under the Investment Company Act of 1940, as amended), except in certain limited circumstances, we as managing member of the LLC will have the right to either (1) dissolve the LLC and distribute its assets to the trust or (2) redeem the Affiliate Debt Instruments and in turn the LLC preferred securities, in whole (but not in part), at the redemption price, in which event the trust preferred securities will be redeemed at the same price. We refer to a Tax Event or an Investment Company Event as a "Special Event."
Capital Replacement Provision
In the event that we redeem the LLC preferred securities at our option or as a result of a Special Event, we intend to redeem the LLC preferred securities only to the extent the aggregate redemption price is equal to or less than the net proceeds, if any, received by us or any of our subsidiaries from new issuances by us or any of our subsidiaries to purchasers other than our affiliates during the period commencing on the 180th calendar day prior to the date of redemption of any securities that have equal or greater equity characteristics for us as the LLC preferred securities.

Affiliate Debt Instruments
The Company Debenture will mature on August 19, 2035 and will bear interest at the Initial Floating Rate until August 19, 2010 and at the Stepped-Up Floating Rate thereafter, payable quarterly in arrears on February 19, May 19, August 19 and November 19, commencing November 21, 2005, unless interest is deferred as described below. Interest not paid on any payment date will accrue and compound quarterly at a rate per annum equal to the then applicable rate on the Company Debenture.

Our obligations under the Company Debenture are subordinated to all of our indebtedness, other than certain indebtedness incurred in the ordinary course of business and any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Company Debenture. As of February 28, 2006, our consolidated unsecured long-term indebtedness that ranked senior to our obligations under the Company Debenture was $64.7 billion, which includes $1.2 billion aggregate principal amount of junior subordinated notes related to the trust preferred securities of four other Delaware statutory trusts wholly owned by us.

Any Affiliate Debt Instruments that the LLC invests in from time to time will have terms and conditions similar to the Company Debenture, including the ability to defer interest payments. Certain terms, such as the interest rate, redemption provisions and covenants, will be those appropriate for unsecured debt securities issued by the Company or its affiliates at the time of such issuance pursuant to a public offering or private placement under Rule 144A of a debt security comparable to the Affiliate Debt Instruments as determined by the Independent Financial Advisor.
Guarantees
We have irrevocably guaranteed, with respect to the old trust preferred securities, and will irrevocably guarantee, with respect to the new trust preferred securities, on a subordinated basis, the payment in full of (i) any accumulated and unpaid distributions on the trust preferred securities to the extent of funds of the trust available therefor, (ii) the amount payable upon redemption of the trust preferred securities to the extent of funds of the trust available therefor and (iii) the liquidation amount of the trust preferred securities to the extent of the assets of the trust available for distribution to holders of trust preferred securities.

We have, with respect to the old LLC preferred securities, and will, with respect to the new LLC preferred securities, irrevocably guarantee, on a subordinated basis, the payment in full of (i) any accumulated and unpaid distributions on the LLC preferred securities to the extent they become payable after giving effect to any deferrals described above and to the extent of funds of the LLC available therefor, (ii) the amount payable upon redemption of the LLC preferred securities to the extent of funds of the LLC available therefor and (iii) the liquidation preference of the LLC preferred securities to the extent of the assets of the LLC available for distribution to holders of LLC preferred securities.

We will fully and unconditionally guarantee, on a subordinated basis, payments in respect of any Affiliate Debt Instruments not issued by us, to the extent described under "Description of the LLC Investments—Investment Guarantees." Our obligations under the Investment Guarantees will constitute unsecured obligations of ours and will be subordinated and junior in right of payment to all our senior debt to the same extent as the Company Debenture and will rank pari passu with the Company Debenture.

The guarantees, when taken together with the Affiliate Debt Instruments and our obligations to pay all fees and expenses of the trust and the LLC and the other arrangements described in this prospectus, constitute a guarantee by us to the extent set forth in this prospectus of the distribution, redemption and dissolution payments payable to the holders of the trust preferred securities other than payments of such amounts, if any, as the holders of trust preferred securities are entitled to receive in respect of the Eligible Debt Securities.
Voting Rights
Generally, holders of the old trust preferred securities do not, and holders of the new trust preferred securities will not, have any voting rights. The holders of a majority in liquidation amount of the trust preferred securities, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the LLC preferred securities, (i) to exercise its rights in the manner described above under "—Rights Upon Non-Payment of Distributions and Certain Defaults" and (ii) to consent to any amendment, modification or termination of the LLC Agreement or the LLC preferred securities where such consent is required. See "Description of the Trust Preferred Securities—Trust Enforcement Events" and "—Voting Rights."

Liquidation Amount
In the event of any dissolution of the trust, holders of trust preferred securities will be entitled to receive their pro rata share of amounts received by the holders of LLC preferred securities upon dissolution of the LLC. Upon dissolution of the LLC, the holders of the LLC preferred securities will be entitled to an amount per LLC preferred security equal to the liquidation preference of $1,000 plus accumulated and unpaid distributions on a compounded basis before we, as the holder of the LLC common securities, are entitled to any payment. If available amounts are less than the liquidation preference of $1,000 plus accumulated and unpaid distributions on a compounded basis, such amounts will only be allocated to the LLC preferred securities.
Form of Trust Preferred Securities
The old trust preferred securities are, and the new trust preferred securities will be, represented by a global security or securities registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the old trust preferred securities are, and beneficial interests in the new trust preferred securities will be, evidenced by, and transfers thereof are or will be effected only through, records maintained by the participants in DTC. Except as described in this prospectus, trust preferred securities in certificated form will not be issued in exchange for the global security or securities. See "Description of the Trust Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company."
Transfer Restrictions
The trust preferred securities may be transferred only in amounts having an aggregate liquidation amount of at least $100,000 (100 trust preferred securities). Any transfer, sale or other disposition of trust preferred securities in an amount having an aggregate liquidation amount of less than $100,000, or resulting in a holder's holding trust preferred securities in an amount having an aggregate liquidation amount of less than $100,000, will be deemed to be void and of no legal effect.
Use of Proceeds
Neither we, the trust or the LLC will receive any cash proceeds from the exchange offer. In consideration for issuing the new trust preferred securities, the trust will receive old trust preferred securities in like liquidation amount. The old trust preferred securities surrendered in exchange for the new trust preferred securities will be retired and cancelled. For a description of the use of proceeds from the private offering of the old trust preferred securities, see "Use of Proceeds."

Absence of Market for the Trust Preferred Securities
The new trust preferred securities will be a new issue of securities for which there is currently no market. Although Lehman Brothers Inc., the initial purchaser of the old trust preferred securities, has informed the trust, the LLC and us that it currently intends to make a market in the new trust preferred securities, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the new trust preferred securities.
Federal Income Tax Considerations
We intend to treat the trust as a grantor trust and the LLC as a partnership for United States federal income tax purposes. Thus, a holder of trust preferred securities will include such holder's proportionate share of income and deductions of the LLC. See "Certain United States Federal Income Tax Considerations."

Ratings of Securities

        Standard & Poor's Ratings Group ("S&P") has assigned a rating to the trust preferred securities of "BBB+," Moody's Investors Service, Inc. ("Moody's") has assigned a rating to the trust preferred securities of "A3" and Fitch Ratings has assigned a rating of the trust preferred securities as "A."

        An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. A credit rating of a security is not a recommendation to buy, sell or hold securities. There is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn.

Ratio of Earnings to Fixed Charges

	Year Ended November 30,
						Three Months Ended February 28, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	1.11	1.13	1.29	1.36	1.28	1.26
Ratio of earnings to combined fixed charges and preferred stock dividends	1.10	1.11	1.26	1.34	1.27	1.26

        For purposes of calculating both ratios, earnings are the sum of:

  •
  pre-tax earnings from continuing operations and

  •
  fixed charges (excluding capitalized interest);

and fixed charges are the sum of:

  •
  interest cost, including capitalized interest, and

  •
  that portion of rent expense estimated to be representative of the interest factor.

        The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.

RISK FACTORS

        Before tendering old trust preferred securities in the exchange offer, you should consider carefully each of the following risks and all other information contained in this prospectus. Any of the following risks could materially and adversely affect your investment.

If you fail to exchange the old trust preferred securities, they will remain subject to certain transfer restrictions.

        The old trust preferred securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws. Therefore, the old trust preferred securities may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from such laws or in a transaction not subject to such laws, and, in each case, in compliance with certain other conditions and restrictions. Old trust preferred securities that remain outstanding after consummation of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, after the exchange offer, holders of old trust preferred securities will not have any rights to have the old trust preferred securities exchanged for new trust preferred securities or registered under the Securities Act, subject to certain limited exceptions. To the extent that old trust preferred securities are tendered and accepted in the exchange offer, a holder's ability to sell untendered old trust preferred securities could be adversely affected.

Later deliveries of old trust preferred securities and other required documents could prevent you from exchanging your old trust preferred securities.

        Holders of old trust preferred securities are responsible for complying with all exchange offer procedures. The issuance of new trust preferred securities in exchange for old trust preferred securities will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old trust preferred securities who wish to exchange them for new trust preferred securities should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the trust preferred securities may be restricted.

        A broker-dealer that purchased old trust preferred securities for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new trust preferred securities. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers that wish to resell their new trust preferred securities.

Distributions by the LLC may be deferred in our discretion and, in such case, holders will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

        Distributions on the LLC preferred securities may be deferred by us, as the managing member of the LLC, in our sole discretion. Interest payments on the Affiliate Debt Instruments, including the Company Debenture, can be deferred by the applicable issuer (including us) from time to time for up to 20 consecutive quarters, provided that at the end of any deferral period, the issuer then pays all accrued and unpaid interest, and so long as any deferral does not extend beyond the stated maturity date of such Affiliate Debt Instrument. If interest payments on the Company Debenture and other Affiliate Debt Instruments are deferred or if such interest payments are not paid to the LLC according to their terms, the LLC will generally lack funds to pay distributions on the LLC preferred securities. In addition, we, as managing member of the LLC, may fail to pay simple distributions in full on up to an aggregate of 28 payment dates without triggering the right of the Special Representative to require dissolution of the LLC as described in this prospectus. Furthermore, so long as a mandatory deferral event occurs and is continuing, the LLC will be required to defer distributions on the LLC preferred securities to the extent that we cannot sell sufficient common stock or our perpetual deferrable preferred stock to pay such distributions. If the LLC does not make current distributions on the LLC preferred securities, either because the managing member defers distributions to be made or because the LLC lacks sufficient funds, the trust will not have funds available to make current distributions on the trust preferred securities.

        If the issuer of an Affiliate Debt Instrument pays all accrued and unpaid interest with respect to such Affiliate Debt Instrument, the issuer may defer the payment of interest for a new 20-quarter deferral period. As a result, if the LLC is dissolved because payments on the LLC preferred securities have been deferred for more than 28 quarters, and at such time all accrued interest has been paid on any Affiliate Debt Instruments held by the LLC, interest on the Affiliate Debt Instruments may be deferred for a new 20-quarter deferral period and holders of the trust preferred securities may not receive distributions for up to 48 consecutive quarters.

        Even if distributions are not made on the LLC preferred securities, each holder of trust preferred securities will still be required to include in its income, for U.S. federal income tax purposes, its allocable share of income on the LLC preferred securities. In that event, each holder of trust preferred securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the trust related to such income if such holder disposes of its trust preferred securities prior to the record date for the date on which distributions of such amounts are made by the trust.

The trust preferred securities may be redeemed when prevailing interest rates are relatively low.

        We, as the managing member of the LLC, have the option to redeem the LLC preferred securities for cash, in whole or in part, from time to time after August 19, 2010. See "Description of the LLC Preferred Securities—Optional Redemption." Additionally, upon the occurrence of a Tax Event or an Investment Company Event (each as defined in this prospectus) prior to August 19, 2010, we have the option to redeem the LLC preferred securities for cash, in whole (but not in part). See "Description of the LLC Preferred Securities—Special Event Redemption or Distribution." Upon any such redemption of the LLC preferred securities, the trust preferred securities will be redeemed at the same price. We may choose to redeem the trust preferred securities when prevailing interest rates are lower than the rate then borne by the trust preferred securities. In that case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the trust preferred securities.

The trust preferred securities are effectively subordinated to substantially all of our debt.

        Our obligations under the Company Debenture are, and under any Investment Guarantees will be, subordinate and junior in right of payment to all of our indebtedness except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Company Debenture and certain other indebtedness, including indebtedness incurred in the ordinary course of business ("senior debt"). This means that we cannot make any payments on the Company Debenture and any Investment Guarantee if we default on a payment of senior debt and do not cure the default within the applicable grace period or if the senior debt becomes immediately due because of a default and has not yet been paid in full. In addition, our obligations under the Company Debenture and any Investment Guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of February 28, 2006, our consolidated unsecured long-term indebtedness that ranked senior to our obligations under the Company Debenture was $64.7 billion, which includes $1.2 billion aggregate principal amount of junior subordinated notes related to the trust preferred securities of four other Delaware statutory trusts wholly owned by us.

        Our obligations under the trust guarantee and the LLC guarantee are subordinate and junior in right of payment to all of our indebtedness and will rank pari passu with the most senior preferred stock issued, if any, from time to time by us.

        There are no terms in the old trust preferred securities, the old LLC preferred securities, the old LLC guarantee and the old trust guarantee or the Affiliate Debt Instruments, and there will be no terms in the new securities, that limit our ability to incur additional indebtedness.

If a mandatory deferral event has occurred and we are unable to sell our common stock or perpetual preferred stock for a period continuing for at least two years, amounts received by the trust in respect of interest on the Affiliate Debt Instruments accrued from that date will be effectively subordinated to payments on our outstanding preferred stock in the event of our bankruptcy or dissolution.

        So long as the LLC is in existence and has not been dissolved, in the event of our bankruptcy or dissolution and if a mandatory deferral event has occurred and we are unable to sell our common stock or perpetual deferrable preferred stock for a period continuing for at least two years, any amounts received by the trust in respect of interest on the Affiliate Debt Instruments accrued from that date forward is required to be paid by the property trustee directly to the holders of our then outstanding preferred or preference stock, if any, or their representatives, to the extent necessary to pay in full any amounts then payable on such preferred or preference stock remaining unpaid. As of February 28, 2006, we had $1.1 billion aggregate liquidation preference of preferred stock outstanding.

We are a holding company and payments on any Affiliate Debt Instruments issued by us, including the Company Debenture, will only be made from our earnings and assets, and not those of our subsidiaries.

        The Company Debenture and any other Affiliate Debt Instruments issued by us will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of such securities. Because we are a holding company whose primary assets consist of shares of stock or other equity interests in or amounts due from subsidiaries, almost all of our income is derived from those subsidiaries. Our subsidiaries will have no obligation to pay any amount in respect of the Company Debenture or other Affiliate Debt Instruments issued by us or to make any funds available therefor. Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet obligations with respect to such securities, including the payment of principal and interest. Due to covenants contained in certain of our debt agreements and regulations relating to capital requirements affecting certain of our more significant subsidiaries, the ability of certain subsidiaries to pay dividends and other distributions and make loans to us is restricted. At November 30, 2005, approximately $7.6 billion of net assets of our subsidiaries were restricted as to the payment of dividends to us. Additionally, as an equity holder, our ability to participate in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are judicially recognized. If these sources are not adequate, we may be unable to make payments of principal or interest in respect of the Company Debenture and any other Affiliate Debt Instrument issued by us.

We are not required to pay you under the trust guarantee or the LLC guarantee if the trust or the LLC does not have cash available.

        The ability of the trust to make payments on the trust preferred securities is solely dependent upon the LLC's ability to pay amounts due on the LLC preferred securities, which is in turn solely dependent upon our and our affiliates making the related payments on the Affiliate Debt Instruments, including the Company Debenture, when due.

        If we or our affiliates default on obligations to make payments on the Affiliate Debt Instruments, the LLC and the trust will not have sufficient funds to make payments on the LLC preferred securities and trust preferred securities. In those circumstances, you will not be able to rely upon the LLC guarantee or trust guarantee for payment of these amounts. In addition, in the event that we are unable to make payments on the Affiliate Debt Instruments that we issue, there is a substantial likelihood that we will be unable to make payments on the Investment Guarantees of the Affiliate Debt Instruments that are not issued by us if, as and when required.

Enforcement of certain rights by or on behalf of holders of trust preferred securities may be limited until simple distributions on the LLC preferred securities have not been paid in full on an aggregate of 28 payment dates.

        If an event of default occurs and is continuing on any Affiliate Debt Instrument or we are in default on any of our obligations under any of our guarantees, then the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights, as a holder of the LLC preferred securities, against us, including its rights as Special Representative to enforce (i) the LLC's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees, (ii) the LLC's rights against us under the LLC Agreement (including with respect to our obligation to use commercially reasonable efforts to sell our common stock or perpetual preferred stock and contribute the proceeds to the LLC, and our obligation not to pay dividends on or make certain other payments with respect to our capital stock under certain circumstances) and (iii) the rights of the holders of the LLC preferred securities to receive distributions (only if and to the extent not deferred by the managing member at its discretion or during a mandatory deferral period) on the LLC preferred securities. Additionally, upon the occurrence of an Enforcement Event, the LLC guarantee trustee and the trust guarantee trustee will have the right to enforce the LLC guarantee and the trust guarantee, respectively. Under no circumstances, however, will the Special Representative, any holder of LLC preferred securities or any holder of trust preferred securities have authority to prevent us, as the managing member of the LLC, from deferring distributions on the LLC preferred securities until such time, if any, as simple distributions have not been paid in full on an aggregate of 28 payment dates, at which time the LLC may be dissolved at the request of the Special Representative. As a result, although the Special Representative may be able to enforce the LLC's rights to accelerate and receive payments in respect of the Affiliate Debt Instruments and the Investment Guarantees, the LLC would be entitled to reinvest such payments in additional Affiliate Debt Instruments subject to satisfying the reinvestment criteria described under "Description of the LLC Investments" and the Eligible Debt Securities, rather than making distributions on the LLC preferred securities. See "Description of the LLC Preferred Securities—Distributions." If after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, then the property trustee may dissolve the LLC and enforce the trust's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees distributed to the trust in such dissolution.

Holders of the trust preferred securities have limited voting rights.

        Holders of the trust preferred securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, trustees, including the property trustee, which voting rights are vested exclusively in the holder of the trust common securities. See "Description of the Trust Preferred Securities—Voting Rights."

The trading price of the trust preferred securities may be less than the value of such securities and more volatile than other securities.

        We have no current intention of deferring interest payments on the Affiliate Debt Instruments or distributions on the LLC preferred securities and believe that such deferral is a remote possibility. However, if such payments are deferred or the market perceives that the likelihood of deferral is increasing, the trust preferred securities may trade at a price that does not fully reflect the value of such amounts. If you sell the trust preferred securities during a deferral period, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities. In addition, because interest payments on the Affiliate Debt Instruments and distributions on the LLC preferred securities may be deferred, the trust preferred securities may be more volatile than other securities that do not have these terms.

You may suffer a loss if the Affiliate Debt Instruments are distributed to you in exchange for trust preferred securities because market prices for the trust preferred securities or the Affiliate Debt Instruments may not be equal.

        We cannot give you any assurance as to the market prices for the trust preferred securities or the Affiliate Debt Instruments that may be distributed in exchange for trust preferred securities. Accordingly, the trust preferred securities that an investor may purchase, or the Affiliate Debt Instruments that a holder of trust preferred securities may receive in exchange for trust preferred securities, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

You could suffer adverse tax consequences if the trust and the LLC are dissolved and Affiliate Debt Instruments are distributed to holders of trust preferred securities.

        If the LLC is dissolved, we may distribute the Affiliate Debt Instruments to the trust. We may in turn redeem the trust preferred securities by distributing Affiliate Debt Instruments to holders of the trust preferred securities on a proportionate basis. Under current U.S. federal income tax law, and assuming, as expected, the LLC is treated as a partnership and the trust is treated as a grantor trust, such a distribution of Affiliate Debt Instruments to the trust or to you should not be a taxable event. However, if the trust or the LLC is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, or if there is a change in law, the distribution of Affiliate Debt Instruments to the trust or to you may be a taxable event.

Alternative tax characterizations of the trust preferred securities are possible.

        The transactions described in this prospectus are complex. Alternative characterizations could affect the amount, timing and character of income, gain or loss recognized by holders of the trust preferred securities, and non-U.S. holders could be subject to U.S. federal withholding taxes at rates of up to 30%. However, based on the characterization of the transactions described in "Certain United States Federal Income Tax Considerations," the LLC and the trust do not intend to withhold tax on distributions.

There can be no assurance that an active market for the trust preferred securities will develop.

        The new trust preferred securities constitute a new issue of securities with no established trading market. The new trust preferred securities may be held or transferred only in amounts having an aggregate liquidation amount of at least $100,000 (100 new trust preferred securities). As a result, the trading market for the new trust preferred securities may be less active than markets for securities that may be held or transferred in smaller denominations and the new trust preferred securities may be less liquid.

        There can be no assurance that an active market for the new trust preferred securities will develop or be sustained, the ability of the holders to sell their new trust preferred securities or at what price holders of the new trust preferred securities will be able to sell their new trust preferred securities. Although the initial purchasers of the old trust preferred securities have indicated to us that they intend to make a market in the new trust preferred securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the new trust preferred securities.

Potential conflicts of interest may exist.

        One of our affiliates acts as calculation agent for the old Company Debenture and will act as calculation agent for the new Company Debenture, and will determine LIBOR as calculation agent. As a result, potential conflicts of interest may exist between our affiliate and you.

The Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC") has assigned the trust preferred securities an equity designation for risk-based capital purposes.

        The Securities Valuation Office (the "SVO") of the NAIC from time to time classifies securities in U.S. insurers' portfolios as either debt, preferred equity or common equity instruments for "risk-based capital" purposes. Under the written guidelines outlined by the SVO, it is not always clear which securities are classified as debt, preferred equity or common equity or which features are specifically relevant in making this determination. The NAIC classification of an investment directly affects U.S. insurance company investors because it affects the amount of capital required for such investment by such investors, but is not determinative in any way in respect of any other tax, accounting or legal considerations for investors generally.

        On March 15, 2006, the SVO assigned the trust preferred securities a common equity designation for risk-based capital purposes instead of debt or preferred equity, which would have required significantly less capital for any insurance company to hold the trust preferred securities. The designation as common equity could also adversely impact the secondary trading market for the trust preferred securities. This classification is currently being appealed; however, no assurance can be given that the classification will be reversed on appeal.

GENERAL INFORMATION

        Please note that in this prospectus references to "Lehman Brothers Holdings," "we," "us" and "our" refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

        Also, in this prospectus, references to "holders" mean those who own securities registered in their own names, on the books that we, the trustee or an agent maintains for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through one or more depositaries. The old trust preferred securities are, and the new trust preferred securities will be, issued in book-entry form only. Owners of beneficial interests in the securities should read the section entitled "Description of the Trust Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company."

        This prospectus contains summaries of provisions of certain documents that are described herein, but reference is made to the actual documents for complete information. You should read the more detailed provisions of the documents for a complete description and for provisions that might be important to you. You may obtain copies of those documents as described below under "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements." These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

        Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in our most recent Annual Report on Form 10-K, which is incorporated in this prospectus by reference. See "Where You Can Find More Information" in this prospectus for information about how to obtain a copy of this annual report.

USE OF PROCEEDS

        Neither we, the trust or the LLC will receive any cash proceeds from the exchange offer. In consideration for issuing the new trust preferred securities, the trust will receive old trust preferred securities in like liquidation amount. The old trust preferred securities surrendered in exchange for the new trust preferred securities will be retired and cancelled.

        All of the proceeds to the trust from the sale of the old trust preferred securities were invested by the trust in the old LLC preferred securities issued by the LLC. The LLC invested such funds in the old Company Debenture and Eligible Debt Instruments as described under "Description of the LLC Investments."

        We will use the proceeds from the sale of the old Company Debenture for general corporate purposes, principally to:

  •
  fund the business of our operating units;

  •
  fund investments in, or extensions of credit or capital contributions to, our subsidiaries; and

  •
  lengthen the average maturity of our liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

        We expect to incur additional indebtedness in the future to fund our businesses.

ACCOUNTING TREATMENT

        Financial Accounting Standards Board Interpretation No. 46(R), "Consolidation of Variable Interest Entities (revised December 2003)—an Interpretation of ARB No. 51" ("FIN 46(R)") requires us to deconsolidate the trust and the LLC from our financial statements. Accordingly, the Company Debenture will be reflected on our statement of financial condition as "junior subordinated notes," and interest payments thereon that are distributed by the LLC and the trust will be included as interest expense on our statement of income.

LEHMAN BROTHERS HOLDINGS INC.

General

        Lehman Brothers, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth individuals worldwide. We provide a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Our global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. The Firm, through predecessor entities, was founded in 1850.

        Through our subsidiaries, we are a global market-maker in all major equity and fixed income products. To facilitate our market-making activities, we are a member of all principal securities and commodities exchanges in the United States, as well as NASD, Inc., and we hold memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris, Milan and Australian stock exchanges.

        Our principal business activities are investment banking, capital markets and investment management. Through our investment banking, trading, research, structuring and distribution capabilities in equity and fixed income products, we continue to build on our customer flow business model, which is based on our principal focus of facilitating client transactions in all major global capital markets products and services. We generate client-flow revenues from institutional, corporate, government and high-net-worth clients by (i) advising on and structuring transactions specifically suited to meet client needs; (ii) serving as a market maker and/or intermediary in the global marketplace, including having securities and other financial instrument products available to allow clients to adjust their portfolios and risks across different market cycles; (iii) providing investment management and advisory services; and (iv) acting as an underwriter to clients. As part of our client-flow activities, we maintain inventory positions of varying amounts across a broad range of financial instruments. In addition, we also take proprietary trading and investment positions. The financial services industry is significantly influenced by worldwide economic conditions as well as other factors inherent in the global financial markets. As a result, revenues and earnings may vary from quarter to quarter and from year to year. We believe our client-flow orientation and the diversity of our business helps to mitigate overall revenue volatility.

        We operate in three business segments (each of which is described below): Investment Banking, Capital Markets and Investment Management.

        We are engaged primarily in providing financial services. Other businesses in which we are engaged represent less than 10 percent of each of our consolidated assets, revenues and pre-tax income.

Investment Banking

        The Investment Banking business segment provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. Investment Banking also raises capital for clients by underwriting public and private offerings of debt and equity securities. Our Investment Banking professionals are responsible for developing and maintaining relationships with issuer clients, gaining a thorough understanding of their specific needs and bringing together the full resources of Lehman Brothers to accomplish their financial and strategic objectives.

        Investment Banking is made up of Advisory Services and Global Finance activities that serve our corporate, institutional and government clients. The segment is organized into global industry groups—Communications, Consumer/Retailing, Financial Institutions, Financial Sponsors, Healthcare, Industrial, Media, Natural Resources, Power, Real Estate and Technology—that include bankers who deliver industry knowledge and expertise to meet clients' objectives. Specialized product groups within Advisory Services include mergers and acquisitions and restructuring. Global Finance serves our clients' capital-raising needs through specialized product groups in underwriting, private placements, leveraged finance and other activities associated with debt and equity products. Product groups are partnered with relationship managers in the global industry groups to provide comprehensive financial solutions for clients.

Capital Markets

        The Capital Markets business segment primarily represents institutional client-flow activities, including prime brokerage, research, mortgage origination and securitization secondary-trading and financing activities in fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments and investments. We are a leading global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, real estate, preferred stock, municipal securities, bank loans, foreign exchange, financing and derivative products. We are one of the largest investment banks in terms of U.S. and pan-European listed equities trading volume and maintain a major presence in over-the-counter U.S. stocks, major Asian large capitalization stocks, warrants, convertible debentures and preferred issues. In addition, the secured financing business manages our equity and fixed income matched book activities, supplies secured financing to institutional clients and provides secured funding for our inventory of equity and fixed income products. The Capital Markets segment also includes our proprietary activities, as well as principal investing in real estate and private equity. Lehman Brothers combines the skills from the sales, trading and research areas of our Equities and Fixed Income Capital Markets businesses to serve the financial needs of our clients. This integrated approach enables us to structure and execute global transactions for clients and to provide worldwide liquidity in marketable securities.

Investment Management

        The Investment Management business segment consists of our Asset Management and Private Investment Management businesses. Private Investment Management provides comprehensive investment, wealth advisory and capital markets execution services to high-net-worth individuals and middle-market businesses, leveraging all the resources of Lehman Brothers. Asset Management provides proprietary asset management products across traditional and alternative asset classes, through a variety of distribution channels, to individuals and institutions. It includes both the Neuberger Berman and Lehman Brothers Asset Management brands as well as our Private Equity business.

Further Information

        More information on Lehman Brothers Holdings Inc., including its financial statements, is available as described under "Where You Can Find More Information."

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

        Lehman Brothers Holdings E-Capital Trust I is a statutory trust formed under the Delaware Statutory Trust Act, as amended, pursuant to a declaration of trust (the "declaration of trust") and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The certificate of trust and the declaration of trust are filed as exhibits to the registration statement of which this prospectus is a part. You can obtain a copy of the declaration of trust by following the directions under "Where You Can Find More Information." The declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon effectiveness of the registration statement of which this prospectus is a part.

        Upon issuance of the old trust preferred securities, we acquired trust common securities in an aggregate liquidation amount equal to $1,000. The trust used the proceeds derived from the issuance of all the old trust preferred securities and the trust common securities to purchase the old LLC preferred securities from the LLC and, accordingly, the assets of the trust consist solely of the old LLC preferred securities and the new LLC preferred securities issued in exchange therefore. The trust exists for the exclusive purpose of (i) issuing the trust preferred securities and trust common securities (collectively, the "trust securities") representing undivided beneficial ownership interests in the assets of the trust, (ii) investing the gross proceeds of the old trust preferred securities and the trust common securities in the old LLC preferred securities, and (iii) engaging in only those other activities necessary or incidental thereto.

        Pursuant to the declaration of trust, there are initially five trustees for the trust. Three of the trustees (the "regular trustees") are individuals who are employees or officers of or who are affiliated with us. The fourth trustee is a financial institution that is unaffiliated with us and is trustee for purposes of compliance with the provisions of the Trust Indenture Act (the "property trustee"). The fifth trustee is an entity that maintains its principal place of business in the State of Delaware (the "Delaware trustee"). Currently, JPMorgan Chase Bank, N.A. acts as property trustee, and its affiliate, Chase Bank USA, National Association, a Delaware corporation, acts as Delaware trustee until, in each case, it is removed or replaced by us as the holder of the trust common securities. For purposes of compliance with the Trust Indenture Act, JPMorgan Chase Bank, N.A. acts as trustee under the trust guarantee (the "trust guarantee trustee").

        The property trustee holds title to the old LLC preferred securities, and will hold title to the new LLC preferred securities, for the benefit of the holders of the trust securities, and, as such holder, the property trustee has the power to exercise all rights, powers and privileges with respect to the LLC preferred securities under the Limited Liability Company Agreement entered into by us, as managing member of the LLC, and the trust (the "LLC Agreement"). In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the LLC preferred securities for the benefit of the holders of the trust securities.

        JPMorgan Chase Bank, N.A., as the trust guarantee trustee, holds the old trust guarantee, and will hold the new trust guarantee issued in exchange therefore, for the benefit of the holders of the trust preferred securities.

        We, as the holder of all the trust common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees, provided that there is always a Delaware trustee, a property trustee and at least one regular trustee. We will pay all fees and expenses related to the organization and operation of the trust (including any taxes (other than withholding taxes), duties, assessments or governmental charges of whatever nature imposed by the United States or any other domestic taxing authority upon the trust) and the private offering of the old trust preferred securities and this exchange offer and will be responsible for all debts and obligations of the trust (other than with respect to the trust preferred securities). If the trust is required by law to withhold amounts from distributions in respect of payments on the Affiliate Debt Instruments or Eligible Debt

Securities, such withheld amounts will be treated as paid in respect of current or future distributions to the applicable holders. In the event the trust is unable to credit its withholding tax obligations against distributions to such holders, we will reimburse the trust for any liability in respect of withholding taxes.

        For so long as the trust preferred securities remain outstanding, we have covenanted (i) to maintain direct 100% ownership of the trust common securities, (ii) to cause the trust to remain a statutory trust and not to voluntarily dissolve, except as permitted by the declaration of trust, (iii) to use our commercially reasonable efforts to ensure that the trust will not be an "investment company" that is required to be registered under the Investment Company Act and (iv) to take no action that would be reasonably likely to cause the trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

        The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are as set forth in the declaration of trust and the Delaware Statutory Trust Act. See "Description of the Trust Preferred Securities." The declaration of trust and the trust guarantee also incorporate by reference the terms of the Trust Indenture Act.

        The location of the principal executive office of the trust is c/o Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019. The office of the Delaware trustee of the trust is Chase Bank USA, National Association, 500 Stanton Christiana Road, Building 4, 3rd Floor, Newark, Delaware 19713.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

        Lehman Brothers Holdings E-Capital LLC I is a limited liability company that was formed under the Delaware Limited Liability Company Act, as amended (the "LLC Act"). Pursuant to the certificate of formation and the LLC Agreement, we are the sole managing member of the LLC. The LLC Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the LLC Agreement by following the directions under "Where You Can Find More Information."

        Upon the issuance of the old LLC preferred securities, which securities represent preferred interests in the LLC, the trust became the sole non-managing member of the LLC. Contemporaneous with the issuance of the old LLC preferred securities, we as the managing member contributed capital to the LLC in an amount equal to at least 5% of the total capital of the LLC. The LLC is managed by us as the managing member and exists for the sole purpose of (i) issuing its interests, (ii) investing the proceeds thereof in Affiliate Debt Instruments and Eligible Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

        We will pay all fees and expenses related to the organization and operation of the LLC (including any taxes (other than withholding taxes), duties, assessments or governmental charges of whatever nature imposed by the United States or any other domestic taxing authority upon the LLC) and will be responsible for all debts and obligations of the LLC (other than with respect to the LLC preferred securities). If the LLC is required by law to withhold amounts from distributions in respect of payments on the Affiliate Debt Instruments or Eligible Debt Securities, such withheld amounts will be treated as paid in respect of current or future distributions to the applicable holders. In the event the LLC is unable to credit its withholding tax obligations against distributions to such holders, we will reimburse the LLC for any liability in respect of withholding taxes.

        For so long as the LLC preferred securities remain outstanding, we have covenanted (i) to remain the sole managing member of the LLC and to maintain direct 100% ownership of the managing member's interest in the LLC, which interest currently represents at least 5% of the total capital of the LLC, (ii) to cause the LLC to remain a limited liability company and not to voluntarily dissolve, except as permitted by the LLC Agreement, (iii) to use our commercially reasonable efforts to ensure that the LLC will not be an "investment company" for purposes of the Investment Company Act and (iv) to take no action that would be reasonably likely to cause the LLC to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

        The rights of the holders of the LLC preferred securities, including economic rights, rights to information and voting rights, are set forth in the LLC Agreement and the LLC Act. See "Description of the LLC Preferred Securities."

        The location of the principal executive offices of the LLC is c/o Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, New York 10019.

SELECTED FINANCIAL DATA FOR THE TRUST

        The statement of operations data presented below for the period from August 16, 2005 (date of inception) to December 31, 2005 and the balance sheet data as of December 31, 2005 are derived from the audited consolidated financial statements of the trust included in this prospectus. The statement of operations data presented below for the three months ended March 31, 2006 and the balance sheet data as of March 31, 2006 are derived from the unaudited consolidated financial statements also included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Trust and the LLC" and the trust's audited and unaudited consolidated financial statements and the notes thereto included in this prospectus. In accordance with the guidance under Financial Accounting Standards Board Interpretation No. 46(R), "Consolidation of Variable Interest Entities (revised December 2003)—an Interpretation of ARB No. 51" ("FIN 46(R)"), the trust consolidates the LLC.

	Three Months Ended March 31, 2006	Period from August 16, 2005 to December 31, 2005
	(In thousands)
Consolidated Statement of Income Data:
Interest income	$4,153	$5,588
Interest expense	3,993	5,355
Minority interest expense	160	233

Net income	$0	$0

	As of
	March 31, 2006	December 31, 2005
	(In thousands)
Consolidated Statement of Financial Condition Data:
Investment in Company Debenture	$300,001	$300,001
Commercial paper	16,183	16,023
Interest receivable	1,804	1,759

Total assets	$317,988	$317,783

Trust preferred securities	$300,000	$300,000
Minority interest	16,183	16,023
Interest payable	1,804	1,759

Total liabilities	317,987	317,782
Total stockholder's equity	1	1

Total liabilities and stockholder's equity	$317,988	$317,783

SELECTED FINANCIAL DATA FOR THE LLC

        The statement of operations data presented below for the period from August 16, 2005 (date of inception) to December 31, 2005 and the balance sheet data as of December 31, 2005 are derived from the audited financial statements of the LLC included in this prospectus. The statement of operations data presented below for the three months ended March 31, 2006 and the balance sheet data as of March 31, 2006 are derived from the unaudited financial statements also included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Trust and the LLC" and the LLC's audited and unaudited financial statements and the notes thereto included in this prospectus.

	Three Months Ended March 31, 2006	Period from August 16, 2005 to December 31, 2005
	(In thousands)
Statement of Income Data:
Interest income	$4,153	$5,588
Interest expense	3,993	5,355

Net income	$160	$233

	As of
	March 31, 2006	December 31, 2005
	(In thousands)
Statement of Financial Condition Data:
Investment in Company Debenture	$300,001	$300,001
Commercial paper	16,183	16,023
Interest receivable	1,804	1,759

Total assets	$317,988	$317,783

LLC preferred securities	$300,001	$300,001
Interest payable	1,804	1,759

Total liabilities	301,805	301,760
Total member's capital	16,183	16,023

Total liabilities and member's capital	$317,988	$317,783

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF THE TRUST AND THE LLC

        The following discussion should be read in conjunction with the consolidated financial statements and notes of the trust and the financial statements and notes of the LLC included elsewhere in this prospectus.

General

        The trust and the LLC were both formed on August 16, 2005. The trust issued $300 million aggregate liquidation amount of trust preferred securities and $1,000 of trust common securities on August 19, 2005. The trust used the offering proceeds to purchase $300 million aggregate liquidation preference of the LLC preferred securities. Contemporaneous with the issuance of the LLC preferred securities, the LLC also issued to us common securities with an aggregate liquidation preference of $15.8 million, representing 5% of the total initial capital of the LLC. The LLC used the proceeds from the issuance of the LLC preferred and common securities to purchase the Company Debenture in a principal amount of $300 million and certain Eligible Debt Securities.

        In accordance with the guidance under FIN 46(R), the trust consolidates the LLC. We do not consolidate either the trust or the LLC.

        Holders of the trust preferred securities receive distributions of their pro rata portion of any cash payments received by the trust on the LLC preferred securities. Distributions on the LLC preferred securities accumulate from August 19, 2005, the date of original issuance of the old LLC preferred securities, and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day, if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as described in this prospectus. The LLC is entitled to receive interest payments on the Company Debenture on the same dates and in the same amounts until its maturity on August 19, 2035. Distributions on the LLC common securities accumulate at an annual rate of 3-month LIBOR for each distribution period plus a margin equal to 2.78% until August 19, 2010 and thereafter at an annual rate of 3-month LIBOR plus a margin equal to 3.78%.

        If earnings on the Company Debenture and the Eligible Debt Securities exceed the aggregate amounts payable on the LLC preferred securities and the LLC common securities at their respective stated distribution rates described above, 50% of such excess will be distributed on the LLC preferred securities and the balance will be distributed on the LLC common securities. Since the interest payable on the Company Debenture is equal to the stated distribution rate on the LLC preferred securities, such additional amounts will be payable on the LLC preferred securities only if the earnings on the Eligible Debt Securities exceed the amounts payable on the LLC common securities at their stated distribution rate. During the period from inception through December 31, 2005 and during the three months ended March 31, 2006, the earnings on the Eligible Debt Securities did not exceed the amounts payable on the LLC common securities at their stated distribution rate, and as a result, no such additional amounts were payable on the LLC preferred securities.

Results of Operations and Changes in Cash Flow for the Three Months Ended March 31, 2006

        The trust earned revenues of approximately $4.15 million in interest income on the Company Debenture and Eligible Debt Securities held by the LLC during the three months ended March 31, 2006. The trust had approximately $3.99 million in interest expense on the trust preferred securities and approximately $160,000 in minority interest expense related to the LLC common securities held by us during the three months ended March 31, 2006. Therefore, the trust had no net income for the three months ended March 31, 2006. The LLC earned revenues of approximately $4.15 million in interest income on the Company Debenture and Eligible Debt Securities during the three months ended March 31, 2006. The LLC had approximately $3.99 million in interest expense on the LLC preferred securities during the three months ended March 31, 2006. Therefore, the LLC had net income of approximately $160,000 for the three months ended March 31, 2006, representing the return on our investment in the LLC common securities.

        On February 21, 2006, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 5.15% (approximately $3.9 million in the aggregate) and paid the same amount on the LLC preferred securities to the trust. The holders of the 300,000 old trust preferred securities were paid the required quarterly cash distribution at that rate (or $13.16 per trust preferred security). From February 21, 2006 through March 31, 2006, additional interest of $1.8 million was accrued on the Company Debenture at an annual rate of 5.55%. During the three months ended March 31, 2006, approximately $160,000 of income was earned on the Eligible Debt Securities.

Results of Operations and Changes in Cash Flow for the Period from August 16, 2005 (Inception) to December 31, 2005

        The trust earned revenues of approximately $5.59 million in interest income on the Company Debenture and Eligible Debt Securities held by the LLC during the period from inception through December 31, 2005. The trust had approximately $5.36 million in interest expense on the trust preferred securities and approximately $233,000 in minority interest expense related to the LLC common securities held by us during the period from inception through December 31, 2005. Therefore, the trust had no net income for the period from inception through December 31, 2005. The LLC earned revenues of approximately $5.59 million in interest income on the Company Debenture and Eligible Debt Securities during the period from inception through December 31, 2005. The LLC had approximately $5.36 million in interest expense on the LLC preferred securities during the period from inception through December 31, 2005. Therefore, the LLC had net income of approximately $233,000 for that period, representing the return on our investment in the LLC common securities.

        On November 21, 2005, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 4.59% (approximately $3.6 million in the aggregate) and paid the same amount on the LLC preferred securities to the trust. The holders of the 300,000 old trust preferred securities were paid the required quarterly cash distribution at that rate (or $11.99 per trust preferred security). From November 21, 2005 through December 31, 2005, additional interest of $1.76 million was accrued on the Company Debenture at an annual rate of 5.15%. During the period from inception through December 31, 2005, approximately $233,000 of income was earned on the Eligible Debt Securities.

Liquidity and Capital Resources

        The ability of the trust to pay distributions on the trust preferred securities is entirely dependent on its receipt of corresponding distributions with respect to the LLC preferred securities. The ability of the LLC to pay distributions on the LLC preferred securities is, in turn, dependent on its receipt of payments with respect to the Company Debenture and the Eligible Debt Securities held by the LLC. We have guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the trust preferred securities to the extent that the trust has funds available therefor. Accordingly, an evaluation of our financial condition is relevant to an evaluation of the financial condition of the Trust and its ability to pay distributions on the trust preferred securities and we refer you to the information about us, including financial statements and other financial information, contained or incorporated by reference in the annual, quarterly and current reports we file with the Commission, which are incorporated herein by reference. See "Where You Can Find More Information."

THE EXCHANGE OFFER

        The trust hereby offers to exchange a like principal amount of new trust preferred securities for any or all outstanding old trust preferred securities on the terms and subject to the conditions set forth in the registration rights agreement, this prospectus and the accompanying letter of transmittal. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the registration rights agreement by following the directions under "Where You Can Find More Information." We refer to the offer as the "exchange offer." You may tender some or all of your outstanding old trust preferred securities pursuant to the exchange offer as described in this prospectus.

General

        The trust is offering to exchange its Floating Rate Enhanced Capital Advantaged Preferred Securities, which have been registered under the Securities Act and which we refer to as the "new trust preferred securities," for its outstanding Floating Rate Enhanced Capital Advantaged Preferred Securities, which have not been so registered and which we refer to as the "old trust preferred securities."

        In addition, as soon as practicable after the completion of this exchange offer, we will exchange, to the extent old trust preferred securities are exchanged for new trust preferred securities:

  •
  our guarantee of the old trust preferred securities, which has not been registered under the Securities Act and which we refer to as the "old trust guarantee," for a like guarantee of the new trust preferred securities, which has been so registered and which we refer to as the "new trust guarantee;"

  •
  old LLC preferred securities, which have not been registered under the Securities Act and which we refer to as the "old LLC preferred securities," for a like liquidation amount of new LLC preferred securities, which have been so registered and which we refer to as the "new LLC preferred securities;"

  •
  our guarantee of the old LLC preferred securities, which has not been registered under the Securities Act and which we refer to as the "old LLC guarantee," for a like guarantee of the new trust preferred securities, which has been so registered and which we refer to as the "new LLC guarantee;" and

  •
  our floating rate junior subordinated deferrable interest debenture due 2035, which has not been registered under the Securities Act and which we refer to as the "old Company Debenture," for a like aggregate principal amount of our floating rate junior subordinated deferrable interest debenture, which has been so registered and which we refer to as the "new Company Debenture."

        The terms of the new securities are substantially identical to the terms of the old securities, except that:

  •
  the new securities are registered under the Securities Act and certain transfer restrictions currently applicable to the old securities do not apply to the new securities; and

  •
  the registration rights and additional distributions and interest provisions currently applicable to the old trust preferred securities, the old LLC preferred securities and the old Company Debenture do not apply to the new trust preferred securities, the new LLC preferred securities and the new Company Debenture.

Purpose and Effect of the Exchange Offer

        The old trust preferred securities were purchased on August 19, 2005 by Lehman Brothers Inc., Zions Investment Securities, Inc. and Suntrust Capital Markets, Inc., which we refer to collectively as the "initial purchasers." The initial purchasers then offered the old trust preferred securities for resale to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act and to non-U.S. persons under Regulation S of the Securities Act.

        In connection with the sale of the old trust preferred securities we entered into a registration rights agreement with the trust, the LLC and the initial purchasers, which we refer to as the "registration rights agreement." The registration rights agreement obligates the trust, the LLC and us:

  •
  to use all commercially reasonable efforts to file with the Commission under the Securities Act this exchange offer registration statement with respect to the new securities, to cause this registration statement to be declared effective under the Securities Act, to make an exchange offer for the old securities as described below and to issue, within 20 business days after the effective date of the registration statement or longer only if required by federal or state securities laws, the new securities; and

  •
  in limited circumstances, to file a shelf registration statement with respect to the old securities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the trust is offering to exchange up to $300,000,000 aggregate liquidation amount of new trust preferred securities for a like aggregate liquidation amount of old trust preferred securities properly tendered on or before the expiration date of the exchange offer and not properly withdrawn in accordance with the procedures described below.

        Holders of old trust preferred securities may tender their securities in whole or in part in liquidation amount of at least $100,000. If any old trust preferred securities are tendered in part, the untendered liquidation amount must be $100,000 and integral multiples of $1,000 in excess thereof.

        Except as described in the previous paragraph, the exchange offer is not conditioned upon any minimum liquidation amount of old trust preferred securities being tendered.

        Holders of old trust preferred securities do not have any appraisal or dissenters' rights in connection with the exchange offer. Old trust preferred securities that are not tendered or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the declaration of trust, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See "Risk Factors" and "Description of Trust Preferred Securities."

        If any tendered old trust preferred securities are not accepted for exchange because of an invalid tender or otherwise, or if certificates are delivered for more old trust preferred securities than are tendered, such unaccepted or non-tendered old trust preferred securities will be returned, without expense, to the tendering holder of the old trust preferred securities promptly after the expiration date.

        Holders of old trust preferred securities who tender their securities in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old trust preferred securities in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

        Neither our board of directors nor any trustee of the trust or member of the LLC makes any recommendation to holders of old trust preferred securities as to whether to tender or refrain from tendering all or any portion of their old trust preferred securities pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old trust preferred securities must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old trust preferred securities to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

        The exchange offer is not being made to, nor will we, the trust or the LLC accept tenders for exchange from, holders of old trust preferred securities in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer, which we refer to as the "expiration date," is 5:00 p.m., New York City time, on June 14, 2006. If we extend the expiration date, the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

  •
  to delay the acceptance of the old trust preferred securities for exchange;

  •
  to terminate the exchange offer (whether or not any old trust preferred securities have been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "—Conditions to the Exchange Offer" have occurred or exist or have not been satisfied;

  •
  to extend the expiration date of the exchange offer and retain all old trust preferred securities tendered pursuant to the exchange offer, subject, however, to the right of holders of old trust preferred securities to withdraw their tendered old trust preferred securities as described under "—Withdrawal Rights;" and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any respect.

        If there is a delay in acceptance, termination, extension or amendment, we will give oral or written notice to the exchange agent. In addition, we will make a public announcement, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, we intend to make such public announcement by issuing a release to an appropriate news agency.

        If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old trust preferred securities, and we will extend the exchange offer to the extent required by applicable law.

Acceptance for Exchange and Issuance of New Trust Preferred Securities

        Upon the terms and subject to the conditions of the exchange offer, the trust will exchange, and will issue to the exchange agent, new trust preferred securities for old trust preferred securities validly tendered and not withdrawn (pursuant to the withdrawal rights described under "—Withdrawal Rights") promptly after the expiration date.

        In all cases, delivery of new trust preferred securities in exchange for old trust preferred securities tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  old trust preferred securities or a confirmation of a book-entry transfer of old trust preferred securities into the exchange agent's account at DTC, which we refer to as a "book-entry confirmation;"

  •
  the letter of transmittal (or facsimile thereof), or an agent's message (as described under "—Procedures for Tendering Old Trust Preferred Securities") in lieu of the letter of transmittal, properly completed and duly executed, with any required signature guarantees; and

  •
  any other documents required by the letter of transmittal.

        Subject to the terms and conditions of the exchange offer, the trust will be deemed to have accepted for exchange, and thereby exchanged, old trust preferred securities validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent of the trust's acceptance of such old trust preferred securities for exchange pursuant to the exchange offer. The exchange agent will act as agent for the trust for the purpose of receiving tenders of old trust preferred securities, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving old trust preferred securities, letters of transmittal and related documents and transmitting new trust preferred securities to validly tendering holders. The exchange will be made promptly after the expiration date.

        If for any reason acceptance for exchange or the exchange of any old trust preferred securities tendered pursuant to the exchange offer is delayed (whether before or after the trust's acceptance for exchange of old trust preferred securities) or we extend the exchange offer or the trust is unable to accept for exchange or exchange old trust preferred securities tendered pursuant to the exchange offer, then, without prejudice to our rights and those of the trust, the exchange agent may, on behalf of the trust and subject to applicable law, retain tendered old trust preferred securities and such old trust preferred securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "—Withdrawal Rights."

        Pursuant to the letter of transmittal or agent's message, a holder of old trust preferred securities will represent and warrant in the letter of transmittal that:

  •
  it has full power and authority to tender, exchange, sell, assign and transfer old trust preferred securities;

  •
  the trust will acquire good, marketable and unencumbered title to the tendered old trust preferred securities, free and clear of all liens, restrictions, charges and encumbrances; and

  •
  the old trust preferred securities tendered for exchange are not subject to any adverse claims or proxies.

See "—Resales of New Trust Preferred Securities" below for additional representations that must be made by holders of old trust preferred securities.

        The holder will also agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the old trust preferred securities tendered pursuant to the exchange offer and will comply with its obligations under the registration rights agreement.

Procedures for Tendering Old Trust Preferred Securities

        Valid Tender.    Except as set forth below, in order for old trust preferred securities to be validly tendered pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or facsimile thereof) or an agent's message (as defined below), with any required signature guarantees and any other required documents, must be received by the exchange agent at one of its addresses set forth under "—Exchange Agent" on or prior to the expiration date and either:

  •
  tendered old trust preferred securities must be received by the exchange agent;

  •
  old trust preferred securities must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent; or

  •
  the guaranteed delivery procedures set forth below must be complied with.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a confirmation of a book-entry transfer, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgement states:

  •
  the aggregate principal amount of old trust preferred securities that have been tendered by the participant;

  •
  that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

  •
  that we may enforce such agreement against the participant.

        Holders of old trust preferred securities may tender their securities in whole or in part in liquidation amount of at least $100,000. If any old trust preferred securities are tendered in part, the untendered liquidation amount must be $100,000 and integral multiples of $1,000 in excess thereof. If less than all of the old trust preferred securities are tendered, a tendering holder should fill in the amount of old trust preferred securities being tendered in the appropriate box on the letter of transmittal. The entire amount of old trust preferred securities delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old trust preferred securities, the letter of transmittal and all other required documents or transmission of an agent's message to the exchange agent is at the election and risk of the tendering holder of old trust preferred securities, and the delivery will be deemed made only when actually received by the exchange agent.

        If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Instead of delivery by mail, holders may wish to consider using an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. No letter of transmittal or old trust preferred securities should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        Book Entry Transfer.    The exchange agent will establish an account with respect to the old trust preferred securities at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the old trust preferred securities by causing DTC to transfer such old trust preferred securities into the exchange agent's account at DTC in accordance with DTC's electronic Automated Tender Offer Program procedures for transfers.

        Although delivery of old trust preferred securities may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or an agent's message, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "—Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        As mentioned above, no letter of transmittal or old trust preferred securities should be sent to us, the trust, the LLC or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        Signature Guarantees.    Certificates for the old trust preferred securities do not need to be endorsed and signature guarantees on the letter of transmittal are not necessary unless:

  •
  the registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  the old trust preferred securities are tendered for the account of a person that is not a qualified institution (as defined below).

        In the case of either of the bullet points above, the certificates for old trust preferred securities must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a qualified institution.

        The term "qualified institution" means a firm or other entity identified in Rule 17A(d)-15 under the Exchange Act as an "eligible guarantor institution."

        Guaranteed Delivery.    Holders of old trust preferred securities who wish to tender their old trust preferred securities and (1) whose certificate (or certificates) representing the old trust preferred securities is (or are) not immediately available, (2) who cannot deliver the old trust preferred securities, the letter of transmittal and all other required documents to the exchange agent on or prior to the expiration date or (3) who cannot complete the procedures for delivery of the old trust preferred securities by book-entry transfer on or prior to the expiration date, may nevertheless tender the old trust preferred securities if all of the following guaranteed delivery procedures are complied with:

  •
  the tender is made by or through a qualified institution;

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided below, on or prior to expiration date; and

  •
  the certificates (or a book-entry confirmation) representing all tendered old trust preferred securities, in proper form for transfer, together with a letter of transmittal (or facsimile thereof), or an agent's message, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent. It must include a guarantee by a qualified institution in the form set forth in such notice.

        New trust preferred securities will be delivered in exchange for old trust preferred securities tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of:

  •
  old trust preferred securities, or a book-entry confirmation with respect to such old trust preferred securities;

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) or an agent's message; and

  •
  any required signature guarantees and any other documents required by the letter of transmittal.

        Accordingly, new trust preferred securities may not be delivered to all tendering holders of old trust preferred securities at the same time, and will depend upon when the items listed above are received by the exchange agent.

        Our acceptance for exchange of old trust preferred securities tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the trust upon the terms and subject to the conditions of the exchange offer.

        Determination of Validity.    All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered old trust preferred securities will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right, in our sole discretion, to reject any and all tenders that we determine not to be in proper form or the acceptance of which, or exchange for, may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "—Conditions to the Exchange Offer" or any condition or irregularity in any tender of old trust preferred securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

        No tender of old trust preferred securities will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. We, any of our affiliates, the exchange agent or any other person shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.

        A beneficial owner of old trust preferred securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

Withdrawal Rights

        Except as otherwise provided herein, tenders of old trust preferred securities may be withdrawn at any time on or prior to the expiration date.

        In order for a withdrawal to be effective, a written notice of such withdrawal must be timely received by the exchange agent at one of its addresses set forth under "—Exchange Agent" on or prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the old trust preferred securities to be withdrawn and the aggregate liquidation amount of old trust preferred securities to be withdrawn. Furthermore, if certificates for such old trust preferred securities have been tendered, the notice of withdrawal must specify the name of the registered holder of the old trust preferred securities as set forth on the old trust preferred securities, if different from that of the person who tendered such old trust preferred securities.

        If old trust preferred securities have been delivered or otherwise identified to the exchange agent, then prior to the physical release of such old trust preferred securities, the tendering holder must submit the serial numbers shown on the particular old trust preferred securities to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a qualified institution, except in the case of old trust preferred securities tendered for the account of a qualified institution. If old trust preferred securities have been tendered pursuant to the procedures for book-entry transfer set forth in "—Procedures for Tendering Old Trust Preferred Securities," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old trust preferred securities, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission on or prior to the expiration date.

        Withdrawals of tenders of old trust preferred securities may not be rescinded. Old trust preferred securities properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described above under "—Procedures for Tendering Old Trust Preferred Securities."

        All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, any of our affiliates, the exchange agent or any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any old trust preferred securities that have been tendered but that are withdrawn will be returned to the holder of such old trust preferred securities promptly after withdrawal.

Resales of New Trust Preferred Securities

        We, the trust and the LLC are making the exchange offer for the old trust preferred securities in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties.

        Based on the interpretations of the staff of the Commission, we believe that holders of new trust preferred securities issued pursuant to the exchange offer in exchange for old trust preferred securities may offer for resale, resell and otherwise transfer such new trust preferred securities without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new trust preferred securities are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of such new trust preferred securities (within the meaning of the Securities Act). However, any holder of old trust preferred securities who is an "affiliate" of ours or the trust or the LLC within the meaning of Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of participating in a distribution of the trust preferred securities, or any broker-dealer that purchased old trust preferred securities from the trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  will not be able to rely on the interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender such old trust preferred securities in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such old trust preferred securities unless such sale is made pursuant to an exemption from such requirements.

        In addition, as described below, a broker-dealer that holds old trust preferred securities acquired for its own account as a result of market-making or other trading activities, which we refer to as a "participating broker-dealer," must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new trust preferred securities.

        In light of the foregoing requirements, each holder of old trust preferred securities who wishes to exchange old trust preferred securities for new trust preferred securities in the exchange offer will be required to represent that:

  •
  any new trust preferred securities to be received by it are being acquired in the ordinary course of its business;

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  it has no arrangement or understanding with any person to participate in a distribution of such new trust preferred securities, and it is not engaged in, and does not intend to engage in, a distribution of such new trust preferred securities (in each case, within the meaning of the Securities Act);

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  it is not an "affiliate" of ours; and

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  it is not a broker-dealer that purchased old trust preferred securities from the trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

        In addition, each participating broker-dealer will be deemed to have acknowledged by execution of the letter of transmittal or delivery of an agent's message that it acquired the old trust preferred securities for its own account as a result of market-making activities or other trading activities. Furthermore, each participating broker-dealer must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new trust preferred securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Based on the position taken by the staff of the Commission in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new trust preferred securities received upon exchange of such old trust preferred securities with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such new trust preferred securities. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with resales of new trust preferred securities received in exchange for old trust preferred securities where such old trust preferred securities were acquired by such participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the registration rights agreement, we, the trust and the LLC have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of such new trust preferred securities for a period ending one year after the expiration date or, if earlier, when all such new trust preferred securities have been disposed of by such participating broker-dealer. See "Plan of Distribution."

        Each participating broker-dealer who surrenders old trust preferred securities pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such participating broker-dealer will suspend the sale of new trust preferred securities pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such participating broker-dealer or we have given notice that the sale of the new trust preferred securities may be resumed, as the case may be.

Conditions to the Exchange Offer

        Neither we nor the trust will be required to accept for exchange, or to exchange, any old trust preferred securities for any new trust preferred securities, and, as described below, we may terminate the exchange offer (whether or not any old trust preferred securities have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied:

  •
  there has occurred a change in the current interpretation by the staff of the Commission that permits the new trust preferred securities issued pursuant to the exchange offer in exchange for old trust preferred securities to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such new trust preferred securities are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such new trust preferred securities;

  •
  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability or the ability of the trust to proceed with the exchange offer;

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  any law, statute, rule or regulation shall have been adopted, enacted or proposed which, in our judgment, would reasonably be expected to impair our ability or the ability of the trust to proceed with the exchange offer or might otherwise adversely affect our business or financial affairs;

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  a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

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  trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability or the ability of the trust to proceed with the exchange offer;

  •
  a stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part, proceedings have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might impair our ability or the ability of the trust to proceed with the exchange offer or might adversely affect our business or financial affairs; or

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  we have received an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of the consummation of the exchange offer, there is more than an insubstantial risk that:

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  the LLC or the trust is, or will be, subject to United States federal income tax with respect to income received or accrued;

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  interest payable by us on the Company Debenture is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

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  the trust or the LLC is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old trust preferred securities have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of an amended or supplemented prospectus that will be distributed to the registered holders of the old trust preferred securities, and we will extend the exchange offer to the extent required by applicable law.

Exchange Agent

        JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer, and is referred to in this capacity as the "exchange agent." Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Hand: JPMorgan Chase Bank, N.A. 4 New York Plaza, 1st Floor New York, NY 10004 Attention: Worldwide Securities Services Window	By First Class, Registered or Certified Mail: JPMorgan Chase Bank, N.A. P.O. Box 2320 Dallas, TX 75221-2320 Attention: Worldwide Securities Services
By Express Delivery only: JPMorgan Chase Bank, N.A. 2001 Bryan St., 10th Floor Dallas, TX 75201 Attention: Worldwide Securities Services	By Facsimile Transmission (for Eligible Institutions only): (214) 468-6494 Attention: Frank Ivins
For Information Call: (214) 468-6464	Confirm by Telephone: 1-800-275-2048

        Delivery to an address or facsimile number other than as set forth above will not constitute a valid delivery.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old trust preferred securities, and in handling or tendering for their customers.

        Holders who tender their old trust preferred securities for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, new trust preferred securities are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old trust preferred securities tendered, or if a transfer tax is imposed for any reason other than the exchange of old trust preferred securities in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

        We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

        The old trust preferred securities were issued, and the new trust preferred securities will be issued, pursuant to the terms of the declaration of trust. Upon effectiveness of the registration statement, the declaration of trust will be qualified as an indenture under the Trust Indenture Act. The property trustee acts as trustee for the old trust preferred securities and will act as trustee for the new trust preferred securities, under the declaration of trust for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following summary of the material terms and provisions of the trust preferred securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act and other applicable law. The declaration of trust is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the declaration of trust by following the directions under "Where You Can Find More Information."

General

        The declaration of trust authorizes the regular trustees of the trust to issue both common and preferred trust securities, which represent undivided beneficial ownership interests in the assets of the trust. The old trust preferred securities were issued in the aggregate liquidation amount of $300,000,000 (300,000 old trust preferred securities). A like amount of new trust preferred securities will be issued in exchange for the aggregate liquidation amount of old trust preferred securities that are tendered in this exchange offer as described in this prospectus. The new trust preferred securities and any old trust preferred securities that remain outstanding after the consummation of the exchange offer will constitute a single series of trust preferred securities under the declaration of trust. Accordingly, new trust preferred securities and old trust preferred securities will vote as a single class for purposes of determining whether holders of the requisite percentage in outstanding liquidation amount of trust preferred securities have taken certain actions or exercised certain rights under the declaration of trust.

        Simultaneously with the issuance of the old trust preferred securities, the trust also issued trust common securities in the aggregate liquidation amount of $1,000 (1 trust common security). References to "trust securities" in this prospectus refer to the old trust preferred securities, the new trust preferred securities and the trust common securities collectively. All the trust common securities are owned, directly or indirectly, by us. The trust common securities rank equally, and payments will be made on the trust common securities on a ratable basis, with the trust preferred securities. If an event of default under an Affiliate Debt Instrument occurs and continues, however, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon dissolution or redemption will be subordinated to the rights of the holders of the trust preferred securities.

        Except as described under "Registration Rights; Additional Interest," in this prospectus, the declaration of trust does not permit the issuance of any other securities or the incurrence of any indebtedness by the trust, nor does it permit the trust to acquire any assets other than the LLC preferred securities. Title to the old LLC preferred securities is, and title to the new LLC preferred securities will be, held by the property trustee for the benefit of the holders of the trust securities.

        The payment of distributions out of money held by the trust, and payments out of money held by the trust upon redemption of the trust preferred securities or dissolution of the trust, are guaranteed by us to the extent described under "Description of the Trust Guarantee." The old trust guarantee is, and the new trust guarantee will be, held by JPMorgan Chase Bank, N.A., the trust guarantee trustee, for the benefit of the holders of the trust preferred securities. The trust guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay such distributions. In such event, holders of trust preferred securities will have the remedies described below under "—Trust Enforcement Events."

        The old trust preferred securities are, and the new trust preferred securities will be, issued in fully registered form without coupons. Trust preferred securities will not be issued in bearer form. See "—Book-Entry Only Issuance—The Depository Trust Company."

Distributions

  General

        Holders of trust preferred securities are entitled to receive cash distributions at such times and in such amounts as the trust receives cash payments from the LLC on the LLC preferred securities or from us on the trust guarantee (or, in the event the LLC has been dissolved, from the assets of the LLC that are distributed to the trust). If and to the extent that the trust receives any such cash payments, the trust will make a distribution of such cash payments on the trust preferred securities. To the extent funds are available, such distributions will be payable quarterly in arrears on each February 19, May 19, August 19 and November 19, commencing November 21, 2005, except as otherwise described below.

        On August 19, 2065, if not earlier, the trust will be dissolved and assets will be distributed as described under "—Liquidation Distribution Upon Dissolution."

  Deferral of Distributions

        Distributions on the trust preferred securities will be made to the extent that the trust has funds available for the payment of such distributions. Amounts available to the trust for distribution to the holders of the trust preferred securities will be limited to payments received by the trust from the LLC with respect to the LLC preferred securities or from us on the trust guarantee. Distributions on the LLC preferred securities may be deferred by us in our sole discretion as the managing member of the LLC. In addition, so long as a mandatory deferral described under "Description of the LLC Preferred Securities—Distributions" has occurred and is continuing, distributions on the LLC preferred securities may not be paid other than from the net cash proceeds contributed to the LLC from the issuance and sale of our common stock or our perpetual deferrable preferred stock. If the LLC does not pay distributions on the LLC preferred securities, including out of the net cash proceeds contributed to the LLC from the issuance and sale of our common stock or perpetual deferrable preferred stock, the trust will not have sufficient funds to make distributions on the trust preferred securities, in which event the trust guarantee will not apply to such distributions until the trust has sufficient funds available therefor. See "Description of the LLC Preferred Securities—Distributions" and "Description of the Trust Guarantee."

        Any issuer of any Affiliate Debt Instrument, including us, will be able to, at its option, defer interest payments on its Affiliate Debt Instruments (including the Company Debenture) for up to 20 consecutive quarters, so long as any deferral does not extend beyond the stated maturity date of such Affiliate Debt Instrument. During a deferral period, interest on the Affiliate Debt Instruments would continue to accrue, and, accordingly, distributions otherwise due to you would continue to accumulate. Once such issuer makes all deferred interest payments on the Affiliate Debt Instruments, it can again defer interest payments on the Affiliate Debt Instruments as discussed above. In addition, we, as managing member of the LLC, may fail to pay simple distributions in full on up to an aggregate of 28 payment dates without triggering the right of the Special Representative to require a dissolution of the LLC, and so long as a mandatory deferral event occurs and is continuing, the LLC will be required to defer distributions on the LLC preferred securities to the extent that we cannot sell sufficient common stock or our perpetual deferrable preferred stock to pay such distributions. If the LLC defers distributions, the trust will not make distributions on the trust preferred securities.

        We do not currently intend to defer interest payments on the Company Debenture or any Affiliate Debt Instrument or any distributions on the LLC preferred securities. However, if we defer such interest payments or distributions, we will be subject to certain restrictions relating to the payment of dividends on or purchases of our capital stock and payments on our debt securities that rank equal with or junior to the subordinated Company Debenture as described under "—Certain Covenants of the Company."

  Subordination of Certain Distributions in Bankruptcy or Dissolution

        So long as the LLC is in existence and has not been dissolved, in the event of our bankruptcy or dissolution and if a mandatory deferral event has occurred and we are unable to sell our common stock or perpetual deferrable preferred stock for a period continuing for at least two years, any amounts received by the trust in respect of interest on the Affiliate Debt Instruments accrued from that date forward shall be paid by the property trustee directly to the holders of our then outstanding preferred or preference stock, if any, or their representatives, to the extent necessary to pay in full any amounts then payable on such preferred or preference stock remaining unpaid.

  Payment of Distributions

        Distributions on the trust preferred securities will be payable to holders registered on the relevant record date. Payments on the trust preferred securities while they are represented by a global security will be made in immediately available funds to DTC, the depositary for the trust preferred securities. As long as the trust preferred securities are only in book-entry form, the record date for the payment of distributions will be one business day before the distribution date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will be determined by the regular trustees and will be at least one business day before the relevant payment dates. If distributions are not paid when scheduled, the accumulated distributions will be paid to the holders of record of trust preferred securities as they appear on the books and records of the trust on the record date with respect to the payment date for the trust preferred securities that corresponds to the payment date fixed by the LLC with respect to the payment of cumulative distributions on the LLC preferred securities. If any date on which distributions would otherwise be payable is not a New York business day and London business day, each as defined under "Description of LLC Investments—The Company Debenture," then the distribution payment date will be the next succeeding New York and London business day unless such day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding New York and London business day. Distributions will accumulate to the date that distributions are actually paid.

Certain Covenants of the Company

        We have covenanted in the declaration of trust that if (a) full distributions on a compounded basis on any LLC preferred securities or trust preferred securities have not been paid for any distribution period at the Initial Floating Rate until August 19, 2010 and at the Stepped-Up Floating Rate thereafter, (b) an event of default or a deferral period occurs and is continuing on any Affiliate Debt Instrument or (c) we are in default of any of our obligations under the trust guarantee, the LLC guarantee or any Investment Guarantee, then, during such period, we will not, nor will we permit any of our subsidiaries to, make certain payments in respect of our capital stock and other securities as described under "Description of the LLC Preferred Securities—Certain Covenants of the Company."

Mandatory Redemption

        As described below under "Description of the LLC Preferred Securities—Redemption," the LLC preferred securities may be redeemed by the LLC at our option as the managing member of the LLC, in whole or in part at any time on or after August 19, 2010, or all of the LLC preferred securities may be redeemed at any time upon the occurrence of a Special Event, or as required at any time as a result of a redemption of the Company Debenture or other Affiliate Debt Instrument, at an amount per LLC preferred security equal to $1,000 plus accumulated and unpaid distributions (on a compounded basis), to the extent that funds are available to the LLC. If available amounts are less than $1,000 plus accumulated and unpaid distributions on a compounded basis, such amounts will be allocated to the LLC preferred securities. Upon the repayment of the LLC preferred securities upon any such redemption, the proceeds from such repayment will simultaneously be applied to redeem trust securities having an aggregate liquidation amount equal to the aggregate liquidation preference of the LLC preferred securities so repaid, at an amount per trust security equal to the amount received in respect of each of the redeemed LLC preferred securities. Holders of the trust securities will be given not less than 30 nor more than 60 days' notice of any such redemption.

  Procedures

        If the trust gives a notice of redemption in respect of trust preferred securities (which notice will be irrevocable), and if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption of the LLC preferred securities, then, by 12:00 noon, New York time, on the redemption date, the trust will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption of all book-entry certificates and will give DTC irrevocable instructions and authority to pay such amount to holders of the trust preferred securities. See "—Book-Entry Only Issuance—The Depository Trust Company." If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of the trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest on the redemption price. In the event that payment of the redemption price in respect of trust preferred securities is improperly withheld or refused and not paid either by the trust or by us pursuant to the trust guarantee described under "Description of the Trust Guarantee," distributions on such trust preferred securities will continue to be made as cash payments are received from the LLC.

        If fewer than all the trust preferred securities and trust common securities are redeemed, the aggregate liquidation amount of trust securities to be redeemed will be allocated proportionately among the trust preferred securities and trust common securities, subject to the exceptions described under "—Subordination of Trust Common Securities."

        If fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed in accordance with the procedures of DTC. See "—Book-Entry Only Issuance—The Depository Trust Company."

        The trust is not required to register or cause to be registered the transfer of trust preferred securities after such trust preferred securities have been called for redemption.

Other Purchases

        Subject to applicable law (including, without limitation, United States federal securities laws), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Liquidation Distribution Upon Dissolution

        Pursuant to the declaration of trust, the trust will dissolve upon the earliest of (i) our bankruptcy, (ii) the filing of a certificate of dissolution or the equivalent with respect to us or the revocation of our charter and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iii) the filing by us of a certificate of cancellation with respect to the trust after having obtained the consent of at least a majority in liquidation amount of the trust securities, voting together as a single class, to file such certificate of cancellation, (iv) the entry of a decree of a judicial dissolution of us or the trust, (v) the redemption of all the trust securities, (vi) upon the election of the regular trustees following the occurrence and continuation of a Special Event, provided that the LLC will be dissolved and the assets of the LLC shall have been distributed to the holders of the trust securities in exchange for the trust securities or (vii) on August 19, 2065.

        In the event of any voluntary or involuntary dissolution of the trust, the then holders of the trust preferred securities will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, distributions in cash or other immediately available funds of the trust or including distributions of the trust's assets, their pro rata share of an amount equal to $1,000 plus all accumulated and unpaid distributions (on a compounded basis) or such lesser amount as is available upon any such dissolution (the "trust liquidation amount").

        The holders of the trust preferred securities will be entitled to receive the trust liquidation amount pro rata with the holders of the trust common securities, except in the limited circumstances described below under "—Subordination of Trust Common Securities."

Subordination of Trust Common Securities

        Distributions and payment of amounts upon dissolution and redemption of the trust securities shall be made pro rata based on the liquidation amount of the trust securities, provided that if an event of default occurs and is continuing on any Affiliate Debt Instrument, the holders of the trust preferred securities will have a preference over the holders of the trust common securities with respect to payments upon dissolution of the trust or redemption of the trust securities.

Payment of Trust Expenses

        Since the trust is being formed solely to facilitate a direct investment in the LLC preferred securities, we as the sponsor of the trust will pay all expenses of the trust, including taxes (other than withholding taxes except to the extent otherwise described in this prospectus), duties, assessments or governmental charges imposed on the trust so that the net amounts received and retained by the trust and the property trustee after the payment of such expenses is equal to the amounts the trust and the property trustee would have received had no such costs or expenses been incurred by or imposed. We will be liable for and will pay all such expenses solely out of our own funds.

Trust Enforcement Events

        The occurrence, at any time, of (i) a default by us in respect of any of our obligations under the trust guarantee, (ii) a LLC Enforcement Event under the LLC Agreement or (iii) an event of default under any Affiliate Debt Instrument or a default under any Investment Guarantee will constitute an enforcement event under the declaration of trust with respect to the trust securities (a "Trust Enforcement Event"). See "Description of the LLC Preferred Securities—LLC Enforcement Events" for a description of the events that will trigger the occurrence of a LLC Enforcement Event.

        Upon the occurrence of a Trust Enforcement Event, (a) the property trustee, as the holder of the LLC preferred securities, will have the right to enforce the terms of the LLC preferred securities, including its rights Special Representative to enforce (i) the LLC's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees, (ii) the LLC's rights against us under the LLC Agreement (including with respect to our obligation to use commercially reasonable efforts to sell our common stock or perpetual preferred stock and contribute the proceeds to the LLC, and our obligation not to pay dividends on or make certain other payments with respect to our capital stock under certain circumstances) and (iii) the rights of the holders of the LLC preferred securities to receive distributions (only if and to the extent not deferred by the managing member at its discretion or during a mandatory deferral period) on the LLC preferred securities, and (b) the trust guarantee trustee will have the right to enforce the terms of the trust guarantee.

        In addition, if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, then the property trustee, as the holder of the LLC preferred securities, will have the right to dissolve the LLC and enforce the trust's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees distributed to it in such dissolution.

        If the property trustee fails to enforce its rights on behalf of the trust under the LLC preferred securities or, in the event the LLC has been dissolved, to enforce its rights on behalf of the trust under the Affiliate Debt Instruments (including the Company Debenture) and Investment Guarantees after a holder of trust preferred securities has made a written request, such holder of record of trust preferred securities may directly institute a legal proceeding against the LLC and the Special Representative or against any issuer of any Affiliate Debt Instrument or us (as guarantor), as the case may be, to enforce the property trustee's rights under the LLC preferred securities, the Affiliate Debt Instruments or any Investment Guarantee, as the case may be, without first instituting any legal proceeding against the property trustee, the trust or any other person or entity. In addition, for so long as the trust holds any LLC preferred securities, if the Special Representative fails to enforce its rights on behalf of the LLC under the Affiliate Debt Instruments or any Investment Guarantee after a holder of trust preferred securities has made a written request, a holder of record of trust preferred securities may on behalf of the LLC directly institute a legal proceeding against any issuer under the Affiliate Debt Instruments or us, without first instituting any legal proceeding against the property trustee, the trust, the Special Representative or the LLC. In any event, for so long as the trust is the holder of any LLC preferred securities or any Affiliate Debt Instrument or Investment Guarantee, if any issuer of Affiliate Debt Instruments has failed to make any required payment when due on any Affiliate Debt Instruments or we have failed to make any required payment when due on any Investment Guarantee, then a holder of trust preferred securities may on behalf of the LLC or the trust, as the case may be, directly institute a proceeding against such issuer with respect to such Affiliate Debt Instrument or against us with respect to any such Investment Guarantee, in each case for enforcement of payment.

        Pursuant to the declaration of trust, we as the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Events with respect to the trust preferred securities have been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration of trust and, therefore, the Special Representative with respect to certain matters under the LLC Agreement.

        The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the LLC preferred securities, to (i) exercise the remedies available to it under the LLC Agreement as a holder of the LLC preferred securities, including directing it as the Special Representative to exercise its rights in the manner described above, (ii) consent to any amendment, modification, or termination of the LLC Agreement or the LLC preferred securities where such consent is required and (iii) waive any LLC Enforcement Event and its consequences that is waivable under the LLC Agreement, provided that where a consent or action under the LLC Agreement would require the consent or act of the holders of more than a simple majority of the aggregate liquidation amount of LLC preferred securities affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the trust preferred securities that is at least equal to the percentage of LLC preferred securities holders required under the LLC Agreement may direct the property trustee to give such consent or take such action on behalf of the trust. See "Description of the LLC Preferred Securities—Voting Rights." A waiver of a LLC Enforcement Event with respect to the LLC preferred securities held by the property trustee will constitute a waiver of the corresponding Trust Enforcement Event.

        The property trustee will notify all holders of the trust preferred securities of any notice of any LLC Enforcement Event received from the managing member with respect to the LLC preferred securities and the Affiliate Debt Instruments. Such notice will state that such LLC Enforcement Event also constitutes a Trust Enforcement Event.

        We and the trust are each required to file annually with the property trustee an officer's certificate as to its compliance with all conditions and covenants under the declaration of trust.

Modification

        The declaration of trust may be modified and amended if approved by a majority of the regular trustees (and in certain circumstances the property trustee and the Delaware trustee), provided that if any proposed amendment provides for, or the regular trustees otherwise propose to effect, (i) any action that would adversely affect the rights, preferences or privileges of the trust securities, whether by way of amendment to the declaration of trust or otherwise, or (ii) the dissolution of the trust other than pursuant to the terms of the declaration of trust, then the holders of the trust securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the trust securities affected thereby. If any amendment or proposal referred to in clause (i) above would adversely affect only the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of a majority in liquidation amount of such class of trust securities.

        Notwithstanding the preceding paragraph, the declaration of trust may be amended without the consent of the holders of the trust securities to (i) cure any ambiguity or to correct or supplement any provision in the declaration of trust that may be defective or inconsistent with any other provision of the declaration of trust or the LLC Agreement, (ii) add to our covenants, restrictions or obligations of the sponsor of the trust, (iii) comply with the requirements of the Commission in order to effect or maintain qualification of the declaration of trust under the Trust Indenture Act or to ensure that the trust is not required to register as an investment company under the Investment Company Act, (iv) modify, eliminate and add to any provision of the declaration of trust to such extent as may be necessary or desirable, provided that such modification, elimination or addition shall not have a material adverse effect on the rights, preferences or privileges of the holders of the trust securities.

        Notwithstanding the foregoing, no amendment or modification may be made to the declaration of trust if such amendment or modification would (i) cause the trust to fail to be classified as a grantor trust for United States federal income tax purposes, (ii) cause the LLC to be classified as an association or publicly traded partnership taxable as a corporation for such purposes, (iii) reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act or (iv) cause the trust or the LLC to be deemed an "investment company" that is required to be registered under the Investment Company Act.

Voting Rights and Procedures

        Except as described above under "—Modification" and "—Trust Enforcement Events" and under "Description of the Trust Guarantee—Amendments and Assignment," and as otherwise required by the Trust Indenture Act and other applicable law, the holders of the trust preferred securities will have no voting rights. Holders of the trust preferred securities will have no rights to appoint or remove the trustees, including the property trustee, who may be appointed, removed or replaced solely by us, as the holder of all of the trust common securities.

        Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

        No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities in accordance with the declaration of trust.

        Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us or any entity directly or indirectly controlled by, or under direct or indirect common control with, us will not be entitled to vote or consent and such trust preferred securities will, for purposes of such vote or consent, be treated as if they were not outstanding, provided that persons (other than our affiliates) to whom we or any of our subsidiaries have pledged trust preferred securities may vote or consent with respect to such pledged trust preferred securities under any of the circumstances described in this prospectus.

        The procedures by which holders of trust preferred securities represented by the global securities may exercise their voting rights are described below. See "—Book-Entry Only Issuance—The Depository Trust Company."

Merger, Consolidation or Amalgamation of the Trust

        The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. The trust may, with the consent of a majority of the regular trustees and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States, provided that (i) if the trust is not the survivor, the successor entity either (x) expressly assumes all of the obligations of the trust under the trust securities or (y) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, so long as the successor securities rank the same as the trust securities rank with respect to distributions, assets and payments, (ii) we expressly acknowledge a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the LLC preferred securities, (iii) the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the trust, (vii) we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the trust guarantee, (viii) prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the trust experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the trust (or the successor entity) nor the LLC will be required to register as an investment company under the Investment Company Act and (C) following such merger, consolidation, amalgamation or replacement, neither the trust (or such successor entity) nor the LLC will be treated as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes. Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

Book-Entry Only Issuance—The Depository Trust Company

        The old trust preferred securities are, and the new trust preferred securities will be, held in fully registered form and will not be transferrable in amounts of less than $100,000 aggregate liquidation amount, and the trust preferred securities must at all times be held in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

        The Depository Trust Company ("DTC") acts as securities depository (the "Depository") for the old trust preferred securities and will act as securities depository for the new trust preferred securities. The new trust preferred securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global securities, representing the total aggregate number of new trust preferred securities, will be issued and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of trust preferred securities within the DTC system must be made by or through Participants, which will receive a credit for the trust preferred securities on DTC's records. The ownership interest of each actual purchaser of trust preferred securities ("beneficial owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in trust preferred securities, except in the event that use of the book-entry system for the trust preferred securities is discontinued.

        DTC has no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the Participants to whose accounts such trust preferred securities are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented thereby for all purposes under the declaration of trust and the trust preferred securities. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the declaration of trust.

        DTC has advised us that it will take any action permitted to be taken by a holder of trust preferred securities (including the presentation of trust preferred securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the global securities are credited and only in respect of such portion of the aggregate liquidation amount of trust preferred securities as to which such Participant or Participants has or have given such direction. However, if there is a Trust Enforcement Event under the trust preferred securities, DTC may exchange the global securities for certificated securities, which it will distribute to its Participants in accordance with its customary procedures.

        Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices in respect of the trust preferred securities held in book-entry form will be sent to Cede & Co. If less than all of the trust preferred securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

        Although voting with respect to the trust preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the trust preferred securities are allocated on the record date (identified in a listing attached to the Omnibus Proxy).

        Distributions on the trust preferred securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Participants and Indirect Participants.

        Except as provided in this prospectus, a beneficial owner of an interest in a global security will not be entitled to receive physical delivery of trust preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the trust preferred securities.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trust will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the trust preferred securities at any time by giving notice to the trust. Under such circumstances, in the event that a successor securities depository is not obtained, trust preferred security certificates are required to be printed and delivered to the property trustee. Additionally, the trust (with our consent) may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository. In that event, certificates for the trust preferred securities will be printed and delivered to the property trustee. In each of the above circumstances, we will appoint a paying agent with respect to the trust preferred securities.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global trust preferred securities as represented by a global security.

Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking S.A., Luxembourg ("Clearstream Banking SA") and Euroclear Bank ("Euroclear") (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

Payment

        Payments in respect of the trust preferred securities represented by the global securities will be made to DTC, which shall credit the relevant accounts at DTC on the payment dates or, in the case of certificated securities, if any, such payments will be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent is permitted to resign as paying agent upon 30 days' written notice to the regular trustees. In the event that the property trustee shall no longer be the paying agent, the regular trustees will appoint a successor to act as paying agent (which must be a bank or trust company).

Registrar, Transfer Agent and Paying Agent

        The property trustee acts as registrar, transfer agent and paying agent for the old trust preferred securities and will act as registrar, transfer agent and paying agent for the new trust preferred securities.

        Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment (with the giving of such indemnity as the trust or we may require) in respect of any tax or other government charges that may be imposed in relation to it.

Information Concerning the Property Trustee

        The property trustee, prior to the occurrence of a default with respect to the trust securities, undertakes to perform only such duties as are specifically set forth in the declaration of trust and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of trust preferred securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following a Trust Enforcement Event.

        The property trustee also acts as property trustee for $1.225 billion aggregate principal amount of junior subordinated notes related to the trust preferred securities of four other Delaware statutory trusts wholly owned by us, to which the trust preferred securities offered by this prospectus are effectively subordinated.

Certain Business Relationships with Trustees

        We and certain of our subsidiaries maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the property trustee and the Delaware trustee and their affiliates in the ordinary course of business. The trustees or their affiliates may participate as underwriters, agents or dealers in any offering of trust preferred securities.

Governing Law

        The declaration of trust and the old trust preferred securities are, and the new trust preferred securities will be, governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

        The regular trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. In this connection, the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the declaration of trust that the regular trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

        Holders of the trust preferred securities have no preemptive rights.

DESCRIPTION OF THE TRUST GUARANTEE

        Set forth below is a summary of information concerning the new trust guarantee that will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities and the old trust guarantee that was executed and delivered by us in connection with the private offering of old trust preferred securities. As soon as practicable after the completion of this exchange offer, the old trust guarantee will be exchanged by us for the new trust guarantee. In this prospectus, we refer to the old trust guarantee and the new trust guarantee as the "trust guarantee." The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee. The trust guarantee is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the trust guarantee by following the directions under "Where You Can Find More Information." The new trust guarantee incorporates by reference the terms of the Trust Indenture Act and will be qualified as an indenture under the Trust Indenture Act upon effectiveness of the registration statement of which this prospectus is a part. JPMorgan Chase Bank, N.A, as the trust guarantee trustee, holds the old trust guarantee and will hold the trust guarantee for the benefit of the holders of the trust preferred securities and will act as trustee for the purposes of compliance with the Trust Indenture Act.

General

        Pursuant to the old trust guarantee, we have, and pursuant to the new trust guarantee, we will, irrevocably agree, on a subordinated basis and to the extent set forth therein, to pay in full to the holders of the trust preferred securities (except to the extent paid by the trust), as and when due, regardless of any defense, right of set off or counterclaim that the trust may have or assert, the following payments, without duplication: (i) any accumulated and unpaid distributions on the trust preferred securities, to the extent the trust has funds available therefor, (ii) the redemption price with respect to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution of the trust (other than in connection with the redemption of all of the trust preferred securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the trust securities to the date of payment and (b) the amount of assets of the trust remaining available for distribution to holders of trust securities upon the dissolution of the trust. Our obligation to make any payment under the trust guarantee may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the trust to pay such amounts to such holders.

        The old trust guarantee was, and the new trust guarantee will be, a guarantee on a subordinated basis with respect to the trust preferred securities from the time of issuance of the trust preferred securities but will only apply to any payment of distributions or redemption price, or to payments upon the dissolution of the trust, to the extent the trust has funds available therefor. If the LLC fails to pay distributions on LLC preferred securities, the trust would lack available funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and in such event holders of the trust preferred securities would not be able to rely upon the trust guarantee for payment of such amounts. Instead, holders of the trust preferred securities will have the remedies described in this prospectus under "Description of the Trust Preferred Securities—Trust Enforcement Events."

        The trust guarantee does not apply to current distributions by the LLC unless and until such distributions are paid by the managing member out of funds of the LLC legally available for payment or to liquidating distributions unless there are assets available for payment in the LLC, each as more fully described under "Risk Factors—Distributions by the LLC may be deferred in our discretion and, in such case, holders will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income."

Events of Default; Enforcement of Trust Guarantee

        An event of default under the trust guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. The old trust guarantee constitutes, and the new trust guarantee will constitute, a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against us to enforce its rights under the trust guarantee without instituting a legal proceeding against any other person or entity).

        The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust guarantee trustee or to direct the exercise of any trust or power conferred upon the trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce its rights under the trust guarantee after a holder of trust preferred securities has made a written request, such holder may institute a legal proceeding directly against us to enforce the trust guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the trust, the trust guarantee trustee or any other person or entity. In any event, if we have failed to make a guarantee payment under the trust guarantee, a holder of trust preferred securities may directly institute a proceeding in such holder's own name against us for enforcement of the trust guarantee for such payment.

        We, as guarantor, are required to file annually with the trust guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust guarantee.

Subordination

        The old trust guarantee constitutes, and the new trust guarantee will constitute, an unsecured obligation of ours. The new trust guarantee will rank subordinate and junior to all other liabilities of ours and will rank pari passu with the most senior preferred stock issued from time to time by us and with any guarantee now or hereafter entered into by us in respect of such preferred stock or preference stock of any affiliate of ours and senior to our common stock. The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the trust guarantee.

Amendments and Assignment

        Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the trust guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding trust preferred securities. The manner of obtaining any such approval of holders of the trust preferred securities will be as set forth above under "Description of the Trust Preferred Securities—Voting Rights."

        All guarantees and agreements contained in the trust guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding. Except in connection with any permitted merger or consolidation of us with or into another entity or any permitted sale, transfer or lease of our assets to another entity as described below under "Description of the LLC Investments—The Company Debenture—Limitations on Mergers and Sales of Assets," we may not assign our rights or delegate our obligations under the trust guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the trust preferred securities then outstanding.

Termination of the Trust Guarantee

        The trust guarantee will terminate as to each holder of trust preferred securities upon (i) full payment of the redemption price of all trust preferred securities or (ii) full payment of the amounts payable in accordance with the declaration of trust upon dissolution of the trust. The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sum paid under such trust preferred securities or such trust guarantee.

Information Concerning the Trust Guarantee Trustee

        The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee, undertakes to perform only such duties as are specifically set forth in the trust guarantee and, after default with respect to the trust guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. Subject to such provision, the trust guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. The holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the trust guarantee trustee to take any action following a default with respect to the trust guarantee.

Certain Business Relationships with Trust Guarantee Trustee

        We and certain of our subsidiaries maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the trust guarantee trustee and its affiliates in the ordinary course of business. The trust guarantee trustee or its affiliates may participate as underwriters, agents or dealers in any offering of trust preferred securities.

Governing Law

        The old trust guarantee is, and the new trust guarantee will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE LLC PREFERRED SECURITIES

        The old LLC preferred securities were, and the new LLC preferred securities will be, issued pursuant to the terms of the LLC Agreement. The following summary of the material terms and provisions of the LLC preferred securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the LLC Agreement, the Delaware Limited Liability Company Act (the "LLC Act") and other applicable law. The LLC Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the LLC Agreement by following the directions under "Where You Can Find More Information."

General

        The LLC Agreement authorizes and creates the issuance of the LLC interests, which are comprised of LLC common interests (the "LLC common securities") and LLC preferred interests. The old LLC preferred securities were issued in the aggregate preference amount of $300,000,000. A like amount of new LLC preferred securities will be issued in exchange for the aggregate preference amount of old LLC preferred securities tendered in this exchange offer as described in this prospectus. The new LLC preferred securities and any old LLC preferred securities that remain outstanding after the consummation of the exchange offer will constitute a single series of LLC preferred securities under the LLC Agreement. Accordingly, new LLC preferred securities and old LLC preferred securities will vote as a single class for purposes of determining whether holders of the requisite percentage in outstanding liquidation amount of LLC preferred securities have taken certain actions or exercised certain rights under the LLC Agreement. Except as otherwise described in this prospectus or provided in the LLC Agreement, the LLC Agreement does not permit the issuance of any additional interests, or the incurrence of any indebtedness by the LLC. All of the LLC common securities are owned directly by us. We are the sole managing member of the LLC, subject to the limited rights of the Special Representative described under "—LLC Enforcement Events." Title to the old LLC preferred securities is, and title to the new LLC preferred securities will be, held by the property trustee for the benefit of the holders of the trust securities. The interests represented by the LLC preferred securities have or will have a preference with respect to distributions and amounts payable on redemption or dissolution over the LLC common securities held by the managing member. The LLC Agreement does not permit the LLC to acquire any assets other than the Affiliate Debt Instruments and Eligible Debt Securities. See "Description of the LLC Investments" for a discussion of the terms of these investments, including the Company Debenture.

        The payment of distributions out of money held by the LLC, and payments out of money held by the LLC upon redemption of the LLC preferred securities or dissolution of the LLC, are guaranteed by us to the extent described under "Description of the LLC Guarantee." The old LLC guarantee is, and the new LLC guarantee will be, held by JPMorgan Chase Bank, N.A., as LLC guarantee trustee for the benefit of the holders of the LLC preferred securities. The LLC guarantee does not cover payment of distributions when the LLC does not have sufficient available funds to pay such distributions. In such event, holders of LLC preferred securities will have the remedies described below under "—LLC Enforcement Events."

Distributions

  General

        Distributions on the LLC preferred securities will be made prior to distributions on LLC common securities, but only to the extent that the LLC has assets legally available for the payment of such distributions. Any distributions from the LLC will be made out of assets of the LLC legally available for payment first to holders of LLC preferred securities in an amount equal to the stated distribution rate, on a quarterly compounded basis, second to the managing member with respect to the LLC common securities in an amount equal to the stated distribution rate plus 2.0% per annum, on a quarterly compounded basis, and third, 50% to holders of LLC preferred securities and 50% to the managing member.

        The "stated distribution rate" is a per annum rate equal to the Initial Floating Rate until August 19, 2010 and a per annum rate equal to the Stepped-Up Floating Rate thereafter, to the extent such amount is payable out of income received by the LLC from the Company Debenture and other Affiliate Debt Instruments and the Eligible Debt Securities in which the LLC has invested from time to time. See "Description of the LLC Investments." After maturity of the Company Debenture on August 19, 2035, the stated distribution rate may be less than the Stepped-Up Floating Rate if the LLC reinvests the proceeds it receives in respect of the Company Debenture in other Affiliate Debt Instruments or Eligible Debt Securities that do not generate income equal to at least such rate. To the extent that the LLC reinvests in Affiliate Debt Instruments and Eligible Debt Securities that do not generate income in an amount equal to at least the Stepped-Up Floating Rate, the trust will only be entitled to receive distributions in that lower amount of income available to the LLC. In this event, because the trust would be unable to pay full distributions at the Stepped-Up Floating Rate, we would not, nor would we permit any of our subsidiaries to, make certain payments in respect of our capital stock and other securities as described under "Description of the LLC Agreement—Certain Covenants of the Company." If, on the other hand, the LLC reinvests such amounts in Affiliate Debt Instruments or Eligible Debt Securities that generate a return of more than the Stepped-Up Floating Rate, the trust will be entitled to receive 50% of any excess amounts after we, as the holder of the LLC common securities, have received full distributions on the LLC common securities equal to the stated distribution rate plus 2.0% per annum, on a quarterly compounded basis.

        Distributions on the LLC preferred securities accumulate from the date of initial issuance of the old LLC preferred securities at the stated distribution rate on the LLC preferred securities and will be payable quarterly in arrears on February 19, May 19, August 19 and November 19, commencing November 21, 2005, if, as and when the LLC has funds available for payment, except as otherwise described below. Distributions not paid on any payment date will accumulate on a quarterly compounded basis at the then applicable stated distribution rate. If any date on which distributions would otherwise be payable is not a New York and London business day, then the distribution payment date will be the next succeeding New York and London business day unless such day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding New York and London business day. Distributions will accumulate to the date that distributions are actually paid.

        To the extent that the issuers of the securities in which the LLC invests fail to make any payment in respect of such securities (or, if applicable, the related Investment Guarantees), the LLC will not have sufficient funds to pay and will not pay distributions on the LLC preferred securities (unless, under certain circumstances, we are able to sell sufficient amounts of our common stock or perpetual preferred stock satisfying the terms described herein), in which event the LLC guarantee will not apply to such distributions until the LLC has sufficient funds available therefor. See "Description of the LLC Guarantee." In addition, we may determine to defer distributions on the LLC preferred securities at any time in our sole discretion, and we may be required to defer distributions as described below under "—Mandatory Deferral." If the LLC fails to pay distributions on the LLC preferred securities, the trust will not have sufficient funds to make distributions on the trust preferred securities, in which event the trust guarantee will not apply to such distributions until the trust has sufficient funds available therefor.

        On August 19, 2065, if not earlier, the LLC will be dissolved, and its assets will be distributed as described under "—Liquidation Distribution Upon Dissolution."

  Optional Deferral

        We, as managing member of the LLC, may elect to defer one or more distributions on the LLC preferred securities at any time and from time to time. However, if as of any payment date and after giving effect to the distribution (if any) paid on that date, the LLC has failed to pay simple distributions in full on an aggregate of 20 payment dates (whether or not consecutive), we must use our commercially reasonable efforts to sell our common stock or our perpetual preferred stock for proceeds that shall be contributed to the LLC in an amount sufficient to pay all accumulated and unpaid distributions, including compounded amounts, on the LLC preferred securities in full. The LLC is required to distribute any such proceeds to holders of LLC preferred securities to the extent of income that has been allocated to them, less distributions that have been paid to them. In the event that we have similar obligations to sell our capital stock and contribute amounts in respect of instruments that are pari passu with the LLC preferred securities or the trust preferred securities, then we will contribute the net proceeds from such sales equally and ratably among the LLC preferred securities and such other instruments.

        If after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, the property trustee, upon written direction of holders of a majority in liquidation preference of the outstanding LLC preferred securities (excluding any LLC preferred securities held by us or any of our affiliates), must deliver a notice (the "Payment Notice") to us stating that it intends to exercise its rights and remedies under the LLC Agreement and thereafter will be entitled to exercise all rights and remedies under the LLC Agreement, including the right to dissolve the LLC.

        Any distribution on a payment date will first be allocated to payment of the simple distribution due on that payment date. Any payment of distributions in excess of the amount of the simple distribution due on that payment date will be applied first against any then existing accumulated and unpaid simple distributions, in chronological order, and then against any accumulated and unpaid compounded amounts. Once a deferred simple distribution for any prior payment date has been paid, that payment date will no longer be included for purposes of calculating the 20- and 28-payment date triggers referred to in this section and below under "—Mandatory Deferral."

  Mandatory Deferral

        The LLC is prohibited from paying, and as manager of the LLC we are prohibited from causing the LLC to pay, distributions on the LLC preferred securities on any payment date in an aggregate amount exceeding the New Capital Amount, other than with the proceeds from issuances of our common stock and perpetual deferrable preferred stock described below if, on the related "calculation date," which is the 20th day prior to such payment date:

  (i)
  our Trailing Two Quarters Consolidated Net Income Amount is not a positive amount for the two-fiscal quarter period ending on the last day of our fiscal quarter that is two fiscal quarters prior to the most recently completed fiscal quarter before that calculation date; and

  (ii)
  our Tangible Common Stockholders' Equity Amount as of the end of our most recently completed fiscal quarter before that calculation date and as of the end of our fiscal quarter that is two quarters before that fiscal quarter has declined in each case by 10% or more as compared to our Tangible Common Stockholders' Equity Amount at the end of the "benchmark fiscal quarter" for that calculation date, which is our sixth fiscal quarter preceding our most recently completed fiscal quarter before that calculation date.

        For purposes of the mandatory deferral test:

  •
  "Tangible Common Stockholders' Equity Amount" means, as of any quarter end and subject to certain adjustments described below, our common stockholders' equity minus identifiable intangible assets and goodwill, in each case as reflected on our consolidated GAAP balance sheet as of such quarter end;

  •
  "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period;

  •
  "New Capital Amount" means, at any date, the net proceeds received by us from new issuances of our common stock or perpetual deferrable preferred stock (whether in one or more public offerings or private placements) during the period commencing on the 90th day prior to such date and designated by our board of directors at or before the time of issuance as available to pay distributions on the LLC preferred securities; and

  •
  "Trailing Two Quarters Consolidated Net Income Amount" means, for any fiscal quarter and subject to certain adjustments described below, the sum of our consolidated net income for the two fiscal quarters ending as of the last day of such fiscal quarter.

        Our fiscal quarters end on the last day of each February, May, August and November.

        At any point that the two tests are triggered (which we refer to in each case as "failing" the tests), a "mandatory deferral event" will have occurred. Until the first calculation date relating to a payment date on which the LLC is permitted to pay distributions on the LLC preferred securities after giving effect to the test described above, we must use our commercially reasonable efforts to sell our common stock or our perpetual deferrable preferred stock in an amount sufficient to pay all accumulated and unpaid distributions, including compounded amounts, otherwise payable on any payment date in full. If we are unable to sell either our common or perpetual deferrable preferred stock, we will be obligated to use our commercially reasonable efforts to sell the other. The LLC is required to distribute proceeds received from such sale to holders of LLC preferred securities to the extent of income that has been allocated to them, less distributions that have been paid to them. In the event that we have similar obligations to sell our capital stock and contribute amounts in respect of instruments that are pari passu with the LLC preferred securities or the trust preferred securities, then we will contribute the net proceeds from such sales ratably among the LLC preferred securities and such other instruments. "Perpetual deferrable preferred stock" means any of our non-cumulative perpetual preferred stock with limitations on the payment of dividends that are at least as restrictive as those described under "—Mandatory Deferral." We intend that, if we redeem any perpetual deferrable preferred stock, we will redeem such perpetual deferrable preferred stock only to the extent the aggregate redemption price is equal to or less than the net proceeds, if any, received by us or any of our subsidiaries from new issuances by us or any of our subsidiaries to purchasers other than our affiliates during the period commencing on the 180th calendar day prior to the date of redemption of any securities that have equal or greater equity characteristics for us as the perpetual deferrable preferred stock. All perpetual deferrable preferred stock issued in connection with mandatory deferral events may not exceed $75 million net cash proceeds in the aggregate.

        If after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, the property trustee, upon written direction of holders of a majority in liquidation preference of the outstanding LLC preferred securities (excluding any LLC preferred securities held by us or any of our affiliates), must deliver the Payment Notice, and thereafter shall be entitled to exercise all rights and remedies under the LLC Agreement, including the right to dissolve the LLC.

        If we fail the above tests for any calculation date, the restriction on distributions on the LLC preferred securities will continue until we do not fail both tests for a calculation date, and our Tangible Common Stockholders' Equity Amount as of our most recently completed fiscal quarter before that calculation date has increased, or has declined by less than 10%, as compared to our Tangible Common Stockholders' Equity Amount at the end of the benchmark fiscal quarter for each previous calculation date during that mandatory deferral period as to which restrictions were imposed under those tests. For example, if we fail clause (ii) above for three consecutive calculation dates and related payment dates, the LLC would be permitted to pay distributions on the LLC preferred securities on the fourth payment date only if, as of the related calculation date:

  (i)
  we do not fail both clauses (i) and (ii) of the test set forth above for that fourth calculation date; and

  (ii)
  our Tangible Common Stockholders' Equity Amount as of our most recently completed fiscal quarter before that calculation date had increased from, or was less than 10% below, its level at the end of the benchmark fiscal quarter for each of the prior three calculation dates for which distributions were restricted under clause (ii) of the test set forth above. In effect, our Tangible Common Stockholders' Equity Amount as of the most recently completed fiscal quarter before the calculation date related to that payment date would have to be greater than, or less than 10% below, its level as of the end of not only the sixth fiscal quarter, but also each of the seventh, eighth and ninth fiscal quarters, preceding the most recently completed fiscal quarter prior to that calculation date.

        Although the foregoing tests would not restrict the LLC from paying distributions on the LLC preferred securities currently, there can be no assurance that future financial results will not result in these tests restricting such distributions.

        All financial terms used under this caption "—Mandatory Deferral" will be determined in accordance with GAAP as applied to and reflected in our consolidated financial statements as of the relevant dates or for the relevant periods, except (i) that our common stockholders' equity and consolidated net income at any date and for any period will be adjusted to exclude extraordinary items, unusual items and infrequently occurring items as defined in APB 30, goodwill impairment as defined in Financial Accounting Standards Board Statements of Financial Accounting Standards ("SFAS") No. 142 and amounts relating to discontinued operations as defined in SFAS No. 144 and (ii) as provided in the next sentence. If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, either (i) our consolidated net income is higher or lower than it would have been absent such change, then, for purposes of calculating the calculations described in clause (i) of the test set forth above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred; or (ii) our Tangible Common Stockholders' Equity Amount as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (ii) of the test set forth above, our Tangible Common Stockholders' Equity Amount will be calculated on a pro forma basis as if such change had not occurred.

        If at any relevant date or for any relevant period we are not a reporting company under the Exchange Act, then for any such relevant date and period we will prepare and post on our website the consolidated financial statements that we would have been required to file with the Commission had we continued to be a reporting company under the Exchange Act, in each case on or before the dates that we would have been required to file such financial statements had we continued to be an "accelerated filer" within the meaning of Rule 12b-2 under the Exchange Act.

  Notices Related to Potential or Actual Mandatory Deferral of Distributions

        The LLC is required to give notice to the holders of the LLC preferred securities (which the trust will in turn be required to give to the holders of the trust preferred securities) of a potential mandatory deferral of distributions that could take effect for a subsequent payment date having a calculation date two fiscal quarters in the future if (i) our Trailing Two Quarters Consolidated Net Income Amount for our most recently completed fiscal quarter is not a positive amount; and (ii) our Tangible Common Stockholders' Equity Amount as of our most recently completed fiscal quarter has declined by 10% or more as compared to our Tangible Common Stockholders' Equity Amount as of the end of our fourth fiscal quarter preceding our most recently completed fiscal quarter.

        The LLC will send any such notice no later than the first payment date following the end of our most recently completed fiscal quarter for which the relevant financial information is available as of which the above tests indicate that a potential mandatory deferral of distributions could occur. Such notice will be sent by first class mail, postage prepaid, addressed to the holders of record of the trust preferred securities at their respective last addresses appearing on the trust's books, and we will file a copy of such notice on Form 8-K with the Commission. Such notice will (x) set forth the results of our Trailing Two Quarters Consolidated Net Income Amount and Tangible Common Stockholders' Equity Amount for the relevant periods and dates, and (y) state that the LLC may be precluded by the terms of the LLC preferred securities from paying distributions on the second payment date after the date of such notice unless we, through the generation of earnings or issuance of shares of common stock, increase our Tangible Common Stockholders' Equity Amount by an amount specified in such notice by such payment date.

        By not later than the 15th day prior to each payment date for which distributions are being deferred by reason of the tests set forth above, we will give notice of such deferral by first class mail, postage prepaid, addressed to the holders of record of the trust preferred securities at their respective last addresses appearing on the trust's books, and we will file a copy of such notice on form 8-K with the Commission. Such notice, in addition to stating that distributions will be deferred, will set forth the applicable Trailing Two Quarters Consolidated Net Income Amount and Tangible Common Stockholders' Equity Amount (and the amounts by which our Trailing Two Quarters Consolidated Net Income Amount and Tangible Common Stockholders' Equity Amount must increase in order for payment of distributions to be resumed).

  "Commercially Reasonable Efforts" with Respect to Issuance of Our Capital Stock

        As described above, upon the occurrence of a mandatory deferral event or if as of any payment date and after giving effect to the distribution (if any) paid on that date, the LLC has failed to pay simple distributions in full on an aggregate of 20 payment dates (whether or not consecutive), we are required to use our "commercially reasonable efforts" to sell our common stock or our perpetual preferred stock for proceeds that will be contributed to the LLC in an amount sufficient to pay all accumulated and unpaid distributions, including compounded amounts, in full. "Commercially reasonable efforts" to sell our common stock or our perpetual preferred stock means commercially reasonable efforts to complete the offer and sale of our common stock or such preferred stock to third parties that are not affiliates of ours in public offerings or private placements, provided that we will be deemed to have used such commercially reasonable efforts during a "market disruption event" (as defined below) regardless of whether we make any offers or sales during such market disruption event.

        A "market disruption event" means the occurrence or existence of any of the following events or sets of circumstances:

  •
  we would be required to obtain the consent or approval of our shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue such common stock or preferred stock and such consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain such consent or approval;

  •
  trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of our securities (or any options or futures contracts related to our securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

  •
  a banking moratorium shall have been declared by federal or state authorities of the United States;

  •
  a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States;

  •
  the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other substantial, national or international calamity or crisis;

  •
  there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in our judgment, impracticable or inadvisable to proceed with the offer and sale of our common stock or preferred stock; or

  •
  an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in our judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in our judgment, would have a material adverse effect on our business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this bullet shall exceed 90 consecutive days and multiple suspension periods contemplated by this bullet shall not exceed an aggregate of 180 days in any 360-day period.

Payment of Distributions

        Distributions on the LLC preferred securities will be payable to holders registered on the relevant record date. As long as the trust preferred securities remain only in book-entry form, the record date for the payment of distributions will be one business day before the distribution date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will be determined by the managing member of the LLC and will be at least one business day before the relevant payment dates. If distributions are not paid when scheduled, the accumulated distributions, when paid, shall be paid to the holders of record of LLC preferred securities as they appear on the books and records of the LLC on the record date fixed by the managing member for the next payment of distributions on the LLC preferred securities. If any date on which distributions would otherwise be payable is not a New York and London business day, then the distribution payment date will be the next succeeding New York and London business day unless such day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding New York and London business day. Distributions will accumulate to the date that distributions are actually paid.

Certain Covenants of the Company

        We have covenanted in the LLC Agreement that if (a) full distributions on a compounded basis on any LLC preferred securities or trust preferred securities have not been paid for any distribution period at the Initial Floating Rate until August 19, 2010 and at the Stepped-Up Floating Rate thereafter, (b) an event of default or a deferral period occurs and is continuing on any Affiliate Debt Instrument or (c) we are in default of any of our obligations under the trust guarantee, the LLC guarantee or any

Investment Guarantee then, during such period we will not, nor will we permit any of our subsidiaries to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity with ("Parity Debt Securities") or junior in interest to the Company Debenture or any other Affiliate Debt Instrument issued by us; or

  •
  make any guarantee payments with respect to any guarantee of ours of the debt securities of any subsidiary of ours if such guarantee ranks on a parity with ("Parity Guarantees") or junior in interest to the Company Debenture or any of such Affiliate Debt Instruments, other than:

  •
  dividends or distributions in our common stock,

  •
  payments under the guarantees made by us in respect of the LLC preferred securities or trust securities or payments under any Investment Guarantee,

  •
  any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

  •
  purchases of common stock related to the issuance of common stock or rights under any of our benefit plans and

  •
  payments of interest on any of our Parity Debt Securities or payments under any Parity Guarantees in respect of interest payments on debt securities of any subsidiary of ours, in each case ratably and in proportion to the respective amount of (x) accrued and unpaid interest on such Parity Debt Securities or guaranteed by such Parity Guarantees, on the one hand, and (y) accumulated and unpaid distributions (including compounded amounts) on the LLC preferred securities, on the other hand.

        In addition, we have covenanted in the LLC Agreement that (1) if as of any payment date and after giving effect to the distribution (if any) paid on that date, the LLC has failed to pay simple distributions in full on an aggregate of 20 payment dates (whether or not consecutive) or (2) if any mandatory deferral has occurred and is continuing, we will use our commercially reasonable efforts to sell our common stock or our perpetual preferred stock (which shall be perpetual deferrable preferred stock in the case of a mandatory deferral) and contribute the net cash proceeds to the LLC in an amount sufficient to pay accumulated and unpaid distributions, including compounded amounts, in full. In the event that we have similar obligations to sell our capital stock and contribute amounts in respect of instruments that are pari passu with the LLC preferred securities or the trust preferred securities, then we will contribute the net proceeds from such sales equally and ratably among the LLC preferred securities and such other instruments.

Redemption

  Optional Redemption

        The LLC preferred securities are redeemable, at our option as managing member, in whole or in part, from time to time, on or after August 19, 2010, upon not less than 30 nor more than 60 days' notice, at an amount per LLC preferred security equal to $1,000 plus accumulated and unpaid distributions (on a compounded basis) thereon, provided that if the LLC preferred securities are not redeemed in whole, at least $50 million aggregate liquidation amount of trust preferred securities (excluding trust preferred securities held by us or any of our affiliates) remains outstanding immediately after any such partial redemption. The Company Debenture has, and other Affiliate Debt Instruments will have, similar redemption provisions. See "Description of the LLC Investments." In the event that any portion of the Company Debenture or other Affiliate Debt Instruments is redeemed by us, the proportionate amount of LLC preferred securities will be redeemed by the LLC. If the LLC redeems LLC preferred securities in accordance with the terms thereof, a corresponding amount of trust securities will be mandatorily redeemed at the same price.

  Special Event Redemption or Distribution

        If, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") occurs and is continuing, the managing member will, within 90 days following the occurrence of such Special Event, elect to either (i) redeem the LLC preferred securities in whole (but not in part), upon not less than 30 or more than 60 days' notice at the redemption price equal to their adjusted capital account, (ii) dissolve the LLC and distribute its assets to the trust, or (iii) cause the LLC preferred securities to remain outstanding, provided that (1) in the case of clauses (i) or (ii), if at the time there is available to the LLC the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similarly reasonable measure that in our sole judgment has or will cause no adverse effect on the LLC, the trust or us, the managing member will pursue such measure in lieu of redemption or dissolution, and (2) in the case of clause (iii), we will pay any and all costs and expenses incurred by or payable by the LLC attributable to the Special Event.

        "Tax Event" means that the managing member has requested and received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there has been a Tax Action that relates to any of the events described in (i) through (iii) below and that there is more than an insubstantial risk that (i) the LLC or the trust is, or will be, subject to United States federal income tax with respect to income accrued or received on the Affiliate Debt Instruments or the Eligible Debt Securities, (ii) the LLC or the trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by an issuer (including us) with respect to the Affiliate Debt Instrument (including the Company Debenture) issued by such issuer is not, or will not be, deductible by such issuer for United States federal income tax purposes. "Tax Action" means any of (a) an amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) a judicial decision interpreting, applying, or clarifying such laws or regulations, (c) an administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or (d) a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, the LLC, or the trust, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Affiliate Debt Instruments (including the Company Debenture), the LLC preferred securities, or the trust preferred securities, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date hereof.

        "Investment Company Event" means that the managing member has requested and received an opinion of nationally recognized independent legal counsel experienced in such matters to the effect that the LLC or the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act as a result of an occurrence on or after the date hereof of a change in law or regulation or a change in written interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

  Procedures

        We intend that, if we, as managing member, redeem the LLC preferred securities as described above under either "—Optional Redemption" or "—Special Event Redemption or Distribution," we will redeem the LLC preferred securities only to the extent the aggregate redemption price is equal to or less than the net proceeds, if any, received by us or any of our subsidiaries from new issuances by us or any of our subsidiaries to purchasers other than our affiliates during the period commencing on the 180th calendar day prior to the date of redemption of any securities that have equal or greater equity characteristics for us as the LLC preferred securities and trust preferred securities.

        The LLC may not redeem fewer than all the outstanding LLC preferred securities unless all accumulated and unpaid distributions (on a compounded basis) have been paid on all LLC preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

        If the LLC gives a notice of redemption in respect of LLC preferred securities (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the LLC will deposit with the paying agent for the LLC preferred securities funds sufficient to pay such amount in respect of any LLC preferred securities and will give such paying agent irrevocable instructions and authority to pay such amounts to the holders of LLC preferred securities upon surrender of their certificates.

        If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such LLC preferred securities so called for redemption will cease, except the right of the holders of such LLC preferred securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of LLC preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date fixed for redemption. In the event that payment of the redemption price in respect of LLC preferred securities is improperly withheld or refused and not paid either by the LLC or by us pursuant to the LLC guarantee described under "Description of the LLC Guarantee," distributions on such LLC preferred securities will continue to accumulate, from the original redemption date to the date of payment.

Liquidation Distribution Upon Dissolution

        In the event of any voluntary or involuntary dissolution of the LLC, the holders of the LLC preferred securities at the time will be entitled to receive out of the assets of the LLC available for distribution to holders of LLC common securities and LLC preferred securities after satisfaction of liabilities of creditors as required by the LLC Act, before any distribution of assets is made to the managing member, an amount equal to the adjusted capital account for the LLC preferred securities to the extent that funds are available to the LLC (such amount being the "LLC Liquidation Distribution"). The "adjusted capital account" for any security issued by the LLC is the amount equal to the stated liquidation preference of $1,000 for such security, as increased by income allocated thereto and decreased by losses allocated thereto or distributions paid thereon. Income will first be allocated to the LLC preferred securities in an amount equal to the Initial Floating Rate until August 19, 2010 and the Stepped-Up Floating Rate thereafter of the adjusted capital account of the LLC preferred securities, on a quarterly compounded basis. Income received by the LLC above that amount will be allocated to the LLC common securities until the LLC common securities have been allocated income up to the Initial Floating Rate plus a margin equal to 2.0% until August 19, 2010 and up to the Stepped-Up Floating Rate plus a margin equal to 2.0% thereafter of the adjusted capital account of the LLC common securities, on a quarterly compounded basis. Thereafter, any remaining income in excess of such amount will be allocated 50% to the LLC common securities and 50% to the

LLC preferred securities. Losses are allocated first to the LLC common securities until the adjusted capital account of the LLC common securities is reduced to zero. Losses are then allocated to the LLC preferred securities until the adjusted capital accounts of the LLC preferred securities are reduced to zero. Any additional losses are thereafter allocated to the LLC common securities.

        Pursuant to the LLC Agreement, the LLC will be dissolved and its affairs will be wound up: (i) upon our bankruptcy, (ii) upon the assignment by the managing member of its entire interest in the LLC when the assignee is not admitted to the LLC as a managing member of the LLC in accordance with the LLC Agreement or the filing of a certificate of cancellation or its equivalent with respect to us or the revocation of our charter and the expiration of 90 days after the date of revocation without a reinstatement thereof, or if any other event occurs that causes the managing member to cease to be a managing member of the LLC under the LLC Act, unless the business of the LLC is continued in accordance with the LLC Act, (iii) upon the entry of a decree of judicial dissolution of us or the LLC, (iv) if the LLC has redeemed or otherwise purchased all the LLC preferred securities, (v) upon the written consent of all members of the LLC, (vi) upon our election following the occurrence and continuation of a Special Event, (vii) if on any payment date (a) the LLC does not pay the simple distribution due on such date in full and (b) if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, provided that a Payment Notice has been provided to us by the property trustee, upon written direction of holders of a majority in liquidation preference of the outstanding LLC preferred securities (excluding any LLC preferred securities held by us, the managing member or any of their affiliates) or (viii) on August 19, 2065.

LLC Enforcement Events

        If one or more of the following events occur and is continuing (each a "LLC Enforcement Event"): (i) if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, provided that a Payment Notice has been provided to us by the property trustee acting upon written direction of holders of a majority in liquidation preference of the outstanding LLC preferred securities (excluding any LLC preferred securities held by us, the managing member or any of our affiliates), (ii) we are in default on any of our obligations under the LLC guarantee or (iii) an event of default occurs and is continuing on any Affiliate Debt Instruments or we are in default under any Investment Guarantee, then holders of the LLC preferred securities, by the vote of a majority in aggregate liquidation preference of such holders (or, for so long as the LLC preferred securities are held by the property trustee, the property trustee, as the holder of the LLC preferred securities), will have the right to enforce (a) the LLC's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees, (b) the LLC's rights against us under the LLC Agreement (including with respect to our obligation to use commercially reasonable efforts to sell our common stock or perpetual preferred stock and contribute the proceeds to the LLC, and our obligation not to pay dividends on or make certain other payments with respect to our capital stock under certain circumstances) and (c) the rights of the holders of the LLC preferred securities to receive distributions (only if and to the extent not deferred by the managing member at its discretion or during a mandatory deferral period) on the LLC preferred securities and (d) the terms of the LLC guarantee.

        Upon the occurrence of any LLC Enforcement Event, the property trustee will act as the Special Representative of the LLC and the holders of the LLC preferred securities. The property trustee will cease to be a Special Representative of the LLC and the holders of the LLC preferred securities if (1) the LLC (or we pursuant to the LLC guarantee) has paid in full all accumulated and unpaid distributions on the LLC preferred securities, (2) the relevant event of default under an Affiliate Debt Instrument or default under any Investment Guarantee, as the case may be, is cured, and (3) we are in compliance with all our obligations under the LLC Agreement and the LLC guarantee and we, in our capacity as the managing member, continue the business of the LLC without dissolution. Notwithstanding the appointment of the property trustee as Special Representative, we will continue as managing member and will retain all rights under the LLC Agreement, including the right to defer, in our sole discretion, the payment of distributions on the LLC preferred securities.

        If the Special Representative fails to enforce its rights on behalf of the LLC under the Affiliate Debt Instruments and the LLC guarantee or Investment Guarantees after a holder of LLC preferred securities has made a written request, such holder of record of LLC preferred securities may on behalf of the LLC directly institute a legal proceeding against the issuers of the Affiliate Debt Instruments or us (as guarantor) to enforce the rights of the Special Representative and the LLC under the Affiliate Debt Instruments or the LLC guarantee or Investment Guarantee, as the case may be, without first instituting any legal proceeding against the Special Representative, the LLC or any other person or entity. In any event, if a LLC Enforcement Event has occurred and is continuing and such event is attributable to the failure of any issuer of any Affiliate Debt Instruments (including us) to make any required payment when due on the Company Debenture or any other Affiliate Debt Instrument or our failure to make any required payment when due on any LLC guarantee or any Investment Guarantee, then a holder of LLC preferred securities may on behalf of the LLC directly institute a proceeding against such issuer with respect to such Affiliate Debt Instrument or against us with respect to any such LLC guarantee or any Investment Guarantee, in each case for enforcement of payment. See "Description of the LLC Guarantee—Events of Default; Enforcement of LLC Guarantee."

        Under no circumstances, however, shall the Special Representative, any holder of LLC preferred securities or any holder of trust preferred securities have authority to prohibit us as the managing member from exercising our right to defer distributions on the LLC preferred securities. As a result, although the Special Representative may be able to enforce the LLC's rights to accelerate and receive payments in respect of the Affiliate Debt Instruments and the Investment Guarantees, we would be entitled to reinvest such payments in additional Affiliate Debt Instruments, subject to satisfying the reinvestment criteria described under "Description of the LLC Preferred Securities—LLC Investments," and the Eligible Debt Securities, rather than making distributions on the LLC preferred securities. However, if after giving effect to distributions (if any) paid on any payment date, we have failed to pay simple distributions in full on an aggregate of 28 payment dates, then the property trustee, as the holder of the LLC preferred securities, will have the right to dissolve the LLC and enforce the trust's rights with respect to the Affiliate Debt Instruments and the Investment Guarantees distributed to it in such dissolution.

Modification

        Except in connection with an action by the Special Representative with respect to a LLC Enforcement Event as described under "—LLC Enforcement Events" or as provided below, the LLC Agreement may be amended by a written instrument executed by the managing member without the consent of any non-managing member, provided that no such amendment will be made to the extent the result thereof would be to (i) cause the LLC to be treated for United States federal income tax purposes as an association or a publicly traded partnership taxable as a corporation or (ii) require the LLC to register under the Investment Company Act.

        If any proposed amendment of the LLC Agreement provides for, or the managing member otherwise proposes to effect, any amendment that would (i) change the amount or timing of any distribution of the LLC preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the LLC preferred securities or (ii) restrict the right of a holder of LLC preferred securities to institute suit for the enforcement of any such payment, then the holders of outstanding LLC preferred securities will be entitled to vote on such amendment or proposal as a class and such amendment or proposal shall not be effective except with the approval of all holders of outstanding LLC preferred securities.

        If any proposed amendment to the LLC Agreement provides for, or the managing member otherwise proposes to effect, (i) any action that would adversely affect the powers, preferences or special rights of the LLC preferred securities, whether by way of amendment to the LLC Agreement or otherwise (including, without limitation, the authorization or issuance of any interests in the LLC ranking, as to participation in the profits or distributions or in the assets of the LLC, senior to the LLC preferred securities), or (ii) the dissolution of the LLC, other than as described under "—Merger, Consolidation or Amalgamation of the LLC" or as described in the second paragraph under "—Liquidation Distribution Upon Dissolution," then the holders of outstanding LLC preferred securities will be entitled to vote on such amendment or proposal of the managing member (but not on any other amendment or proposal) as a class, and such amendment or proposal will not be effective except with the approval of the holders of a majority in liquidation preference of the outstanding LLC preferred securities having a right to vote on the matter, provided that if the property trustee on behalf of the trust is the holder of the LLC preferred securities, any such amendment or proposal will not be effective without the prior or concurrent approval of the holders of a majority in liquidation amount of the outstanding trust preferred securities having a right to vote on such matters.

        Notwithstanding the preceding paragraph, the LLC Agreement may be amended without the consent of the holders of the LLC preferred securities to (i) cure any ambiguity or to correct or supplement any provision in the LLC Agreement that may be defective or inconsistent with any other provision of the LLC Agreement, (ii) add to the covenants, restrictions or obligations of the managing member, (iii) maintain the status of the LLC as a partnership for U.S. federal income tax purposes, (iv) comply with the requirements of the Commission in order to effect or maintain qualification of the declaration of trust or the LLC Agreement under the Trust Indenture Act or to ensure that the trust or the LLC is not required to register as an investment company under the Investment Company Act and (v) modify, eliminate and add to any provision of the LLC Agreement to such extent as may be necessary or desirable, provided that such modification, elimination or addition shall not have a material adverse effect on the rights, preferences or privileges of the holders of the LLC preferred securities.

Voting Rights and Procedures

        Except as provided below, above under "—Modification" and "—LLC Enforcement Events," under "Description of the LLC Guarantee—Amendments and Assignment" and as otherwise required by law, the holders of the LLC preferred securities will have no voting rights. Holders of the LLC preferred securities will have no rights to remove or replace the managing member of the LLC.

        We as the managing member, will not (i) direct the time, method and place of conducting any proceeding for any remedy available, (ii) waive any event of default that is waivable under the Affiliate Debt Instruments, (iii) exercise any right to rescind or annul a declaration that the principal of any Affiliate Debt Instruments shall be due and payable, (iv) waive the breach of our covenant to restrict certain payments by us and our majority owned subsidiaries in respect of our capital stock, or (v) consent to any amendment, modification or termination of any Affiliate Debt Instrument, where such consent is required from the investor, without, in each case, obtaining the prior approval of the holders of a majority in liquidation preference of the LLC preferred securities, provided that if the property trustee on behalf of the trust is the holder of the LLC preferred securities, such waiver, consent or amendment or other action will not be effective without the prior or concurrent approval of a majority in liquidation amount of the outstanding trust preferred securities having a right to vote on such matters. We as the managing member will not revoke any action previously authorized or approved by a vote of the holders of the LLC preferred securities. We must notify all holders of the LLC preferred securities of any notice of an event of default received with respect to any Affiliate Debt Instrument.

        Any required approval or direction of holders of LLC preferred securities may be given at a separate meeting of holders of LLC preferred securities convened for such purpose, at a meeting of all members of the LLC or pursuant to written consent. We will cause a notice of any meeting at which holders of LLC preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of LLC preferred securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matters upon which written consent is sought and (iii) instruction for the delivery of proxies or consents.

        No vote or consent of the holders of LLC preferred securities will be required for the LLC to redeem and cancel LLC preferred securities in accordance with the LLC Agreement.

        Notwithstanding that holders of LLC preferred securities are entitled to vote or consent under any of the circumstances described above, any of the LLC preferred securities at such time that are owned by us or by any entity directly or indirectly controlled by, or under direct or indirect common control with, us, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding, provided that persons (other than our affiliates) to whom we or any of our subsidiaries have pledged trust preferred securities may vote or consent with respect to such pledged trust preferred securities under any of the circumstances described in this prospectus.

Merger, Consolidation or Amalgamation of the LLC

        The LLC may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The LLC may, without the consent of the holders of the LLC preferred securities, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, limited liability company or trust organized as such under the laws of any state of the United States of America, provided that (i) if the LLC is not the survivor, the successor entity either (x) expressly assumes all of the obligations of the LLC under the LLC preferred securities or (y) substitutes for the LLC preferred securities other securities having substantially the same terms as the LLC preferred securities so long as the successor securities are not junior to any other equity securities of the successor entity, with respect to participation in the profits and distributions, and in the assets, of the successor entity, (ii) the issuers of the Affiliate Debt Instruments expressly acknowledge the successor entity as the holder of the Affiliate Debt Instruments, (iii) such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the trust preferred securities or LLC preferred securities (including any successor securities) in any material respect (other than, in the case of the LLC preferred securities, with respect to any dilution of the holders' interest in the new resulting entity), (v) such successor entity has a purpose substantially identical to that of the LLC, (vi) we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the LLC guarantee, (vii) prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of nationally recognized independent counsel to the LLC experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the trust preferred securities or LLC preferred securities (including any successor securities) in any material respect (other than, in the case of the LLC preferred securities, with respect to any dilution of the holders' interest in the new resulting entity), (B) the LLC (or the successor entity) will be treated as a partnership for United States federal income tax purposes, (C) such merger, consolidation, amalgamation or replacement would not cause either the LLC (or the successor entity) or the trust to be classified as an association taxable as a corporation for

United States federal income tax purposes, (D) following such merger, consolidation, amalgamation or replacement, the LLC (or the successor entity) and the trust will be in compliance with the Investment Company Act without registering thereunder as an investment company, and (E) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of the LLC preferred securities.

Governing Law

        The LLC Agreement and the old LLC preferred securities are, and the new LLC preferred securities will be, governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

        The managing member is authorized and directed to conduct its affairs and to operate the LLC in such a way that (i) the LLC will not be deemed to be an "investment company" required to be registered under the Investment Company Act, (ii) the Affiliate Debt Instruments will be treated as indebtedness of the issuer of such debt instruments for United States federal income tax purposes and (iii) the LLC will not be treated as an association or as a "publicly traded partnership" (within the meaning of Section 7704 of the Code) taxable as a corporation for United States federal income tax purposes. In this connection, the managing member is authorized to take any action, not inconsistent with applicable law, the certificate of formation of the LLC or the LLC Agreement, that the managing member determines in its discretion to be necessary or desirable for such purposes.

DESCRIPTION OF THE LLC GUARANTEE

        Set forth below is a summary of information concerning the new LLC guarantee that will be executed and delivered by us for the benefit of the holders from time to time of LLC preferred securities and the old LLC guarantee that was executed and delivered by us in connection with the private offering of old trust preferred securities. As soon as practicable after the completion of this exchange offer, the old LLC guarantee will be exchanged by us for the new LLC guarantee. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the LLC guarantee. The LLC guarantee is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the LLC guarantee by following the directions under "Where You Can Find More Information." The LLC guarantee incorporates by reference the terms of the Trust Indenture Act and will be qualified as an indenture under the Trust Indenture Act upon effectiveness of the registration statement of which this prospectus is a part. JPMorgan Chase Bank, N.A., as the LLC guarantee trustee, holds the old LLC guarantee, and will hold the new LLC guarantee, for the benefit of the holders of the LLC preferred securities, and will act as trustee for the purposes of compliance with the Trust Indenture Act.

General

        Pursuant to the old LLC guarantee, we have, and pursuant to the new LLC guarantee, we will, irrevocably agree, on a subordinated basis to the extent set forth therein, to pay in full to the holders of the LLC preferred securities (without duplication of amounts theretofore paid by the LLC), as and when due, regardless of any defense, right of set-off or counterclaim that the LLC may have or assert, the following payments: (i) any accumulated and unpaid distributions on the LLC preferred securities out of funds of the LLC legally available therefor, (ii) the redemption price with respect to any LLC preferred securities called for redemption by the LLC out of funds of the LLC legally available therefor, and (iii) upon a dissolution of the LLC, the lesser of (a) the aggregate of the liquidation preference and all accumulated and unpaid distributions on the LLC preferred securities and (b) the amount of assets of the LLC after satisfaction of all liabilities remaining available for distribution to holders of LLC preferred securities in dissolution of the LLC. Our obligation to make any payment under the LLC guarantee may be satisfied by direct payment of the required amounts by us to the holders of LLC preferred securities or by causing the LLC to pay such amounts to such holders.

        The old LLC guarantee is, and the new LLC guarantee will be, a guarantee on a subordinated basis with respect to the LLC preferred securities from the time of issuance of such LLC preferred securities but will only apply to any payment of distributions or redemption price, or to payments upon the dissolution of the LLC, to the extent the LLC has funds available therefor. If issuers (including us) of the Affiliate Debt Instruments in which the LLC invests or we, as guarantor under any Investment Guarantee, fail to make any payment in respect of such securities (or, if applicable, guarantees), the LLC may not pay distributions on the LLC preferred securities. In such event, holders of the LLC preferred securities would not be able to rely upon the LLC guarantee for payment of such amounts. Instead, holders of the LLC preferred securities will have the remedies described in this prospectus under "Description of the LLC Preferred Securities—LLC Enforcement Events."

        The LLC guarantee does not apply to current distributions by the LLC unless and until the LLC has legally available funds for payment or to liquidating distributions unless there are assets available for payment in the LLC, each as more fully described under "Risk Factors—Distributions by the LLC may be deferred in our discretion and, in such case, holders will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income."

Events of Default; Enforcement of LLC Guarantee

        An event of default under the LLC guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. The old LLC guarantee constitutes and the new LLC guarantee will constitute, a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against us to enforce its rights under the LLC guarantee without instituting a legal proceeding against any other person or entity).

        The holders of a majority in liquidation amount of the LLC preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the LLC guarantee trustee in respect of the LLC guarantee or to direct the exercise of any trust or power conferred upon the LLC guarantee trustee under the LLC guarantee. If the LLC guarantee trustee fails to enforce its rights under the LLC guarantee, after a holder of LLC preferred securities has made a written request, such holder of LLC preferred securities may institute a legal proceeding directly against us to enforce the LLC guarantee trustee's rights under the LLC guarantee without first instituting a legal proceeding against the LLC, the LLC guarantee trustee or any other person or entity. Notwithstanding the foregoing, if we have failed to make a guarantee payment, a holder of LLC preferred securities may directly institute a proceeding against us for enforcement of the LLC guarantee for such payment.

        We, as guarantor, are required to file annually with the managing member a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the LLC guarantee.

Subordination

        The old LLC guarantee is, and the new LLC guarantee will constitute, an unsecured obligation of ours. The new LLC guarantee will rank subordinate and junior to all other liabilities of ours and will rank pari passu with the most senior preferred stock issued from time to time by us and with any guarantee now or hereafter entered into by us in respect of any preferred stock of any affiliate of ours. The LLC Agreement provides that each holder of LLC preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the LLC guarantee.

Amendments and Assignment

        Except with respect to any changes that do not adversely affect the rights of holders of LLC preferred securities (in which case no consent will be required), the LLC guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding LLC preferred securities.

        All guarantees and agreements contained in the LLC guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the LLC preferred securities then outstanding. Except in connection with any permitted merger or consolidation of us with or into another entity or any permitted sale, transfer or lease of our assets to another entity as described below under "Description of the LLC Investments—The Company Debenture—Limitations on Mergers and Sales of Assets," we may not assign our rights or delegate our obligations under the LLC guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the LLC preferred securities then outstanding.

Termination of the LLC Guarantee

        The LLC guarantee will terminate and be of no further force and effect as to the LLC preferred securities upon (i) full payment of the redemption price of all LLC preferred securities or (ii) full payment of the amounts payable in accordance with the LLC Agreement upon dissolution of the LLC.

The LLC guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of LLC preferred securities must restore payment of any sums paid under the LLC preferred securities or the LLC guarantee, except to the extent any holder must restore amounts wrongfully distributed by the LLC, as required by the LLC Act.

Information Concerning the LLC Guarantee Trustee

        The LLC guarantee trustee, prior to the occurrence of a default with respect to the LLC guarantee, undertakes to perform only such duties as are specifically set forth in the LLC guarantee and, after default with respect to the LLC guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. Subject to such provision, the LLC guarantee trustee is under no obligation to exercise any of the powers vested in it by the LLC guarantee at the request of any holder of LLC preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. The holders of LLC preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the LLC guarantee trustee to take any action following a default with respect to the LLC guarantee.

Certain Business Relationships with LLC Guarantee Trustee

        We and certain of our subsidiaries maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the LLC guarantee trustee and their affiliates in the ordinary course of business. The LLC guarantee trustee or its affiliates may participate as underwriters, agents or dealers in any offering of LLC preferred securities and the trust preferred securities.

Governing Law

        The old LLC guarantee is, and the new LLC guarantee will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE LLC INVESTMENTS

        As described above under "Lehman Brothers Holdings E-Capital LLC I," the LLC may only invest in Affiliate Debt Instruments (including the Company Debenture) and Eligible Debt Securities. Approximately 95% of the proceeds from the initial issuance of the old LLC preferred securities and the managing member's contemporaneous capital contribution was used by the LLC to purchase the old Company Debenture and the remaining 5% of the proceeds were used to purchase Eligible Debt Securities. The purchase of the old Company Debenture by the LLC occurred contemporaneously with the issuance of the old LLC preferred securities. The LLC may not sell any Affiliate Debt Instrument.

The Company Debenture

        The old Company Debenture was issued and the new Company Debenture will be issued, pursuant to a subordinated debt indenture between us and JPMorgan Chase Bank, N.A., as the indenture trustee (the "indenture trustee"). The old Company Debenture was issued in the aggregate principal amount of $300,000,000. A like amount of the new Company Debenture will be issued in exchange for the aggregate principal amount of old Company Debenture tendered in this exchange offer as described in this prospectus. The new Company Debenture and the old Company Debenture that remains outstanding after the consummation of the exchange offer will constitute a single series of the Company Debenture under the indenture. Accordingly, the new Company Debenture and the old Company Debenture will vote as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of the Company Debenture have taken certain actions or exercised certain rights under the indenture. Upon effectiveness of the registration statement, the indenture will be qualified under the Trust Indenture Act of 1939. The terms of the old Company Debenture include, and the terms of the new Company Debenture will include, those stated in the indenture and those made a part of the indenture by the Trust Indenture Act. The following summary of the material terms of the Company Debenture is not intended to be complete and is qualified by the indenture, the Trust Indenture Act and other applicable law. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the indenture by following the directions under "Where You Can Find More Information."

        We may, without the consent of the holders of the Company Debenture, create and issue additional subordinated debentures ranking equally with the Company Debenture and otherwise similar in all respects except for the issue date, issue price and the payment of interest accruing prior to the issue date of such additional subordinated debentures. Such further subordinated debentures, if any, would be consolidated and form a single series with the Company Debenture. No additional subordinated debentures can be issued if an event of default has occurred with respect to the Company Debenture.

        The old Company Debenture is, and the new Company Debenture will be, subordinated to all of our "senior debt" as discussed below under "—Subordination." In addition, the old Company Debenture is, and the new Company Debenture will be, effectively subordinated to all existing and future obligations of our subsidiaries. Since we are primarily a holding company, our cash flow and consequent ability to satisfy our obligations with respect to the Company Debenture and Investment Guarantees are dependent upon the earnings of our subsidiaries and distribution of those earnings or loans or other payments by those subsidiaries to us. Our subsidiaries have no obligation to pay any amount in respect of the Company Debenture and Investment Guarantees or to make any funds available therefor. Several of our principal subsidiaries are subject to various capital adequacy requirements promulgated by the regulatory, banking and exchange authorities of the countries in which they operate and/or to capital targets established by various ratings agencies. These regulatory rules, and certain covenants contained in various debt agreements, may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. Further information about these requirements and restrictions is contained or incorporated by reference in our most recent Annual

Report on Form 10-K. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are judicially recognized.

  Interest and Maturity

        The Company Debenture will mature on August 19, 2035 and will bear interest at an annual rate equal to the Initial Floating Rate until August 19, 2010 and at the Stepped-Up Floating Rate from August 19, 2010 until its maturity on August 19, 2035, payable quarterly in arrears on February 19, May 19, August 19 and November 19 of each year, commencing November 21, 2005, unless interest is deferred as described below. Interest not paid on any payment date will accrue and compound quarterly at a rate per annum equal to the then applicable rate on the Company Debenture to but excluding the next payment date.

        "3-month LIBOR," with respect to an interest payment period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London business day immediately preceding the first day of such dividend period. A "London business day" means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. The term "Telerate Page 3750" means the display on Bridge Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

        If 3-month LIBOR cannot be determined as described above, we will select four major banks in the London interbank market. We will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second business day immediately preceding the first day of such interest payment period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

        If two or more quotations are provided, 3-month LIBOR for the interest payment period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, we will select three major rates quoted by those three major banks in New York City time, on the second London business day immediately preceding the first day of such dividend period. The rates quoted will be for loans in U.S. dollars, for a three -month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by us are quoting rates, 3-month LIBOR for the applicable period will be the same as for the immediately preceding dividend period.

        All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

        If any date on which interest would otherwise be payable is not a New York and London business day, then the interest payment date will be the next succeeding New York and London business day unless such day falls in the next calendar month, in which case the interest payment date will be the immediately preceding New York and London business day. "New York business day" means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. Interest will accrue to the date that interest is actually paid.

        The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days elapsed.

  Calculation Agent

        Calculations relating to LIBOR will be made by the calculation agent, an institution that we will appoint as our agent for this purpose. That institution will initially be, and at any time in the future may continue to be, one of our affiliates. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the Company Debenture without your consent and without notifying you of the change.

  Option to Defer Interest Payments

        We can defer interest payments on the Company Debenture (including additional interest) and any other of our Affiliate Debt Instruments and our affiliates may defer interest payments on their Affiliate Debt Instruments for up to 20 consecutive quarterly periods if the Affiliate Debt Instrument is not in default. A deferral of interest payments cannot extend, however, beyond the maturity date of the Affiliate Debt Instrument. During the deferral period, interest will continue to accrue on the Affiliate Debt Instrument, compounded quarterly and deferred interest payments will accrue additional interest. No interest will be due and payable on the Affiliate Debt Instrument until the end of the deferral period except upon a redemption of the Affiliate Debt Instrument during a deferral period.

        We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

        Once we make all interest payments on the Affiliate Debt Instruments, with accrued and unpaid interest, it can again defer interest payments on the Affiliate Debt Instruments as described above.

        During any deferral period, neither we nor any of our subsidiaries will be permitted to:

  •
  pay a dividend or make any other payment or distribution on our capital stock;

  •
  redeem, purchase or make a liquidation payment on any of our capital stock;

  •
  make an interest, principal or premium payment, or repay, repurchase or redeem, any of our debt securities that rank equal with or junior to our Affiliate Debt Instruments; or

  •
  make any guarantee payment with respect to any guarantee by us of debt securities of any of our subsidiaries, if the guarantee ranks equal to or junior to our Affiliate Debt Instruments.

        During any deferral period, however, we will be permitted to:

  •
  pay dividends or distributions by way of issuance of our common stock;

  •
  make payments under the guarantee in respect of the preferred and common securities;

  •
  declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or the issuing of stock under such a plan or repurchase such rights;

  •
  purchase common stock relating to the issuing of common stock or rights under any of our benefit plans; and

  •
  pay interest on any of our Parity Debt Securities or payments under any Parity Guarantees in respect of interest payments on debt securities of any subsidiary of ours, in each case ratably and in proportion to the respective amount of (x) accreted and unpaid interest on such Parity Debt Securities or guaranteed by such Parity Guarantees, on the one hand, and (y) accumulated and unpaid distributions (including compounded amounts) on the LLC preferred securities, on the other hand.

        We will give the regular trustees and the property trustee notice of our election to defer interest payments one business day prior to the earlier of:

  •
  the date distributions on the trust preferred securities would be payable, if not for such deferral period, or

  •
  if applicable, the date the regular trustees are required to give notice to any self-regulatory organization or to holders of the trust preferred securities of the record date or the date such distribution would be payable, if not for such deferral period, but in any event one business day prior to such record date. The regular trustees will give notice of our selection of the deferral period to the holders of the trust preferred securities.

  Subordination

        The old Company Debenture is, and the new Company Debenture will be, subordinated and junior in right of payment, to the extent set forth in the indenture, to all our "senior debt" (as defined below). The indenture does not limit our ability to issue or incur senior debt.

        If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the Company Debenture. If there is any insolvency, bankruptcy, dissolution or other similar proceeding relating to us, our creditors or our property, then all senior debt must be paid in full before any payment may be made to the holders of the Company Debenture.

        Furthermore, if a default in the payment of the principal of and accrued interest on the Company Debenture results in a cross-acceleration of our senior debt agreements, holders of that senior debt will first be entitled to receive payment in full in cash before holders of the Company Debenture can receive any payments.

        "Senior debt" means:

  (1)
  the principal, premium, if any, and interest in respect of (A) our indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us;

  (2)
  all our capitalized lease obligations;

  (3)
  all our obligations representing the deferred purchase price of property; and

  (4)
  all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

    (a)
    any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Company Debenture; and

    (b)
    indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables.

        As of February 28, 2006, our "senior debt" aggregated approximately $64.7 billion, which includes $1.2 billion aggregate principal amount of junior subordinated notes related to the trust preferred securities of four other Delaware statutory trusts wholly owned by us.

  Redemption

        The Company Debenture may be redeemed, in whole or in part, at any time on and after August 19, 2010 at our option upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Company Debenture so redeemed, and accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the LLC preferred securities are not redeemed in whole, at least $50 million aggregate liquidation amount of trust preferred securities (excluding trust preferred securities held by us or any of our affiliates) remains outstanding immediately after any such partial redemption. The redemption date shall be a payment date under the trust preferred securities.

        We intend that, if we redeem the Company Debenture at our option as described in the preceding paragraph, we will redeem it only to the extent the aggregate redemption price is equal to or less than the net proceeds, if any, received by us or any of our subsidiaries from new issuances by us or any of our subsidiaries to purchasers other than our affiliates during the period commencing on the 180th calendar day prior to the date of redemption of any securities that have equal or greater equity characteristics for us as the LLC preferred securities and trust preferred securities.

        We will also have the right to redeem the Company Debenture in the same manner as described above under "Description of the LLC Preferred Securities—Special Event Redemption or Distribution." The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest and additional interest, if any.

  Limitations on Mergers and Sales of Assets

        The indenture provides that we will not merge or consolidate or transfer or lease all or substantially all of our assets, and another person may not transfer or lease all or substantially all of its assets to us, unless:

  •
  either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the Company Debenture; and

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  immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

        Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the Company Debenture in the event of a highly leveraged transaction.

  Indenture Events of Default

        The indenture provides that the following are events of default relating to the Company Debenture:

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  failure to pay required interest on the Company Debenture when due for 30 days (subject to the interest deferral provisions described above);

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  failure to pay principal on the Company Debenture when due;

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  failure to perform in any material respect for 90 days after notice any other covenant in the indenture other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the Company Debenture;

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  certain events of bankruptcy or insolvency, whether voluntary or not; and

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  certain dissolutions of the trust or the LLC.

        If any indenture event of default occurs and is continuing, the LLC, as the holder of the Company Debenture, will have the right to declare the principal of and the interest on the Company Debenture and any other amounts payable under the indenture to be immediately due and payable. An indenture event of default also constitutes a LLC Enforcement Event and a Trust Enforcement Event. The holders of trust preferred securities in limited circumstances have the right to direct the property trustee, as holder of the LLC preferred securities, to enforce the terms of the LLC preferred securities, including the right as Special Representative to enforce the LLC's rights with respect to the Affiliate Debt Instruments, including the Company Debenture, and the Investment Guarantees. See "Description of the Trust Preferred Securities—Trust Enforcement Events" and "—Voting Rights."

        If a LLC Enforcement Event has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the Company Debenture when such interest or principal is payable, a holder of LLC preferred securities or trust preferred securities may sue us directly for payment.

  Modification of Indenture

        Under the indenture, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of outstanding Company Debenture. In addition, we and the trustee may amend the indenture without the consent of any holder:

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  to cure any ambiguity;

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  to correct or supplement any defective or inconsistent provision; or

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  to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

        We and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

        No such modification may, without the consent of the holder of each security so affected:

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  extend the fixed maturity of any such securities;

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  reduce the rate or change the time of payment of interest on such securities;

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  reduce the principal amount of such securities;

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  change any of our obligations to pay any additional amounts;

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  change the currency or currency unit in which any such securities are payable or any right of selection thereof;

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  impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

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  reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; and

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  change any of our obligations to maintain an office or agency.

  Agreement by Purchasers of Certain Tax Treatment

        The Company Debenture will provide that, by acceptance of the Company Debenture, or a beneficial interest therein, the holder of the Company Debenture intends that such subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

  Concerning the Indenture Trustee

        We and certain of our subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the indenture trustee and its affiliates in the ordinary course of business. The indenture trustee or its affiliates may participate as underwriters, agents or dealers in any offering of our securities.

Affiliate Debt Instruments

        Any Affiliate Debt Instruments that the LLC invests in from time to time will have terms and conditions substantially similar to the old Company Debenture, including the same ability to defer interest payments ranking pari passu and subordinated to all of our senior debt. Certain terms, such as the interest rate, redemption provisions and covenants, will be those appropriate for unsecured debt securities issued by the Company or its affiliates at the time of such issuance pursuant to a public offering or private placement under Rule 144A of a debt security comparable to the Affiliate Debt Instruments as determined by the Independent Financial Advisor, as described below. The Affiliate Debt Instruments will permit redemption following the occurrence of a Special Event, in each case, in the same manner described under "Description of the LLC Preferred Securities—Optional Redemption" and "—Special Event Redemption or Distribution" above. The Affiliate Debt Instruments will also contain customary events of default, including events of default for defaults in payments on such securities when due (provided that no default shall occur upon a valid deferral of an interest payment by an issuer), defaults in the performance of the relevant issuer's obligations under its Affiliate Debt Instrument and certain bankruptcy, insolvency or reorganization events (subject to customary exceptions and grace periods).

        The LLC may, from time to time and subject to the restrictions described below, reinvest payments received with respect to the Affiliate Debt Instruments (including the Company Debenture) and the Eligible Debt Securities in additional Affiliate Debt Instruments and Eligible Debt Securities, provided that the LLC must at all times hold Affiliate Debt Instruments with an aggregate principal amount plus accrued and unpaid interest equal to at least the aggregate liquidation preference of the LLC preferred securities plus accumulated and unpaid distributions.

        The specific terms of all Affiliate Debt Instruments will be determined either by a nationally recognized investment banking firm that does not (and whose directors, officers, employees and affiliates do not) have a direct or indirect material equity interest in us or any of our subsidiaries and that is either among the five largest underwriters of debt or preferred securities in the United States or was selected by us and approved by the holders of a majority in liquidation amount of the LLC preferred securities (the "Independent Financial Advisor").

        The LLC may reinvest in additional Affiliate Debt Instruments only if certain procedures and criteria (the "Reinvestment Criteria") are satisfied with respect to such Affiliate Debt Instruments, including the satisfaction of the following conditions: (i) the stated maturity for such Affiliate Debt Instrument must be no more than 30 years from the date of its issuance and no later than 60 years following the date of issuance of the LLC preferred securities, (ii) (a) for the three years prior to such reinvestment, there shall have been no default under any mortgage, indenture or instrument under which there was issued or guaranteed, or by which there was secured or evidenced, any indebtedness for money borrowed by the issuer of such Affiliate Debt Instrument caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness when due or that resulted in the acceleration of such indebtedness prior to its express maturity and (b) no arrearages of dividends on preferred stock issued by the issuer of the Affiliate Debt Instruments shall have occurred and shall be continuing, (iii) the applicable terms and provisions with respect to the proposed Affiliate Debt Instruments have been determined by the Independent Financial Advisor to be at least as favorable as terms that could be obtained by the LLC in a public offering or private placement under Rule 144A of a comparable security issued by the relevant issuer, (iv) the issuer shall not be deemed to be an investment company by reason of Section 3(a) or 3(b) of the Investment Company Act or excepted from the definition of investment company by Section 3(c) of the Investment Company Act, (v) any Affiliate Debt Instrument that is not issued by us must be fully and unconditionally guaranteed by us under an Investment Guarantee, (vi) the investment in such Affiliate Debt Instrument does not result in a downgrading of any then existing rating of the trust preferred securities by a nationally recognized statistical rating organization and (vii) the interest payment dates are the same as the distribution payment dates for the trust preferred securities. Affiliate Debt Instruments must be issued by us or any corporation, partnership, limited liability company or other entity (other than the LLC or the trust) that is controlled by us. If the LLC is unable to reinvest payments and proceeds from the Company Debenture in additional Affiliate Debt Instruments meeting the above criteria, the LLC may only invest such funds in Eligible Debt Securities.

Investment Guarantees

  General

        We will agree, on a subordinated basis and to the extent set forth in this prospectus, to execute and deliver an Investment Guarantee for the benefit of the holders of LLC preferred securities with respect to each Affiliate Debt Instrument that is not issued by us to the extent set forth below. The Investment Guarantees will be enforceable regardless of any defense, right of set-off or counterclaim that we may have or assert. The Investment Guarantees will be full and unconditional guarantees with respect to the applicable Affiliate Debt Instruments from the time of issuance. The Investment Guarantees will constitute guarantees of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against us to enforce its rights under the applicable Investment Guarantee without instituting a legal proceeding against any other person or entity).

        If an event of default under any Affiliate Debt Instrument not issued by us occurs, the Special Representative will have the right to enforce the related Investment Guarantee on behalf of the holders of the LLC preferred securities. The holders of a majority in aggregate liquidation preference of the LLC preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of any Investment Guarantee, including the giving of directions to the Special Representative. If the Special Representative fails to enforce any Investment Guarantee as above provided, any holder of trust preferred securities may institute its own legal proceeding to enforce such Investment Guarantee. No Investment Guarantee will be discharged except by payment in full of all amounts guaranteed by such Investment Guarantee (without duplication of amounts theretofore paid by the relevant issuer of the Affiliate Debt Instrument).

  Amendments and Assignment

        Except with respect to any changes that do not adversely affect the rights of holders of LLC preferred securities (in which case no consent will be required), the Investment Guarantees may be amended only with the prior approval of the holders of a majority in liquidation preference of the outstanding LLC preferred securities, provided that for so long as the property trustee of the trust is the holder of the LLC preferred securities, such amendment will not be effective without the prior written approval of a majority in liquidation amount of the outstanding trust preferred securities.

        All guarantees and agreements contained in the Investment Guarantees will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of LLC preferred securities.

  Status of the Investment Guarantees

        Our obligations under the Investment Guarantees will constitute unsecured obligations of ours and will be subordinated and junior in right of payment to all our senior debt to the same extent as the Company Debenture and will rank pari passu with the Company Debenture.

  Governing Law

        The Investment Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Eligible Debt Securities

        The LLC has invested 5% of the proceeds from the initial issuance of the old LLC preferred securities and the managing member's contemporaneous capital contribution in Eligible Debt Securities. "Eligible Debt Securities" means cash or book-entry securities, negotiable instruments, or other securities of entities not affiliated with us represented by instruments in registered form which evidence any of the following: (a) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing, (b) commercial paper issued pursuant to Section 3(a)(3) of the Securities Act and having, at the time of the investment or contractual commitment to invest therein, a rating from each of S&P and Moody's in the highest investment rating category granted by such rating agency and having a maturity not in excess of nine months, (c) demand deposits, time deposits and certificates of deposit that are fully insured by the Federal Deposit Insurance Corporation ("FDIC"), (d) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the Government of the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company that is an Eligible Institution (as defined in this prospectus) and the deposits of which are insured by the FDIC and (e) any other security that is identified as a permitted investment of a finance subsidiary pursuant to Rule 3a-5 under the Investment Company Act at the time it is acquired by the LLC.

        "Eligible Institution" means a depository institution organized under the laws of the United States or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1) (i) that has either (A) a long-term unsecured debt rating of AA or better by S&P and Aa or better by Moody's or (B) a short-term unsecured debt rating or a certificate of deposit rating of A-1+ by S&P and P-1 by Moody's and (ii) the deposits of which are insured by the FDIC or (2) (i) the parent of which has a long-term or short-term unsecured debt rating that signifies investment grade and (ii) the deposits of which are insured by the FDIC.

Form of LLC Investments

        If the property trustee distributes the Affiliate Debt Instruments to the trust preferred and trust common securities holders upon the dissolution of the LLC and the trust, the Affiliate Debt Instruments will be issued in minimum denominations of $100,000 principal amount and integral multiples of $1,000 in excess thereof. We anticipate that the Affiliate Debt Instruments would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the Affiliate Debt Instruments. The depositary arrangements for the Affiliate Debt Instruments would be substantially similar to those in effect for the trust preferred securities.

        For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Trust Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company."

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE LLC PREFERRED SECURITIES, THE AFFILIATE DEBT INSTRUMENTS AND THE GUARANTEES

Guarantee

        Payments of distributions and other amounts due on the trust preferred securities, LLC preferred securities and Affiliate Debt Instruments not issued by us are irrevocably guaranteed by the Company (to the extent the trust and LLC have funds available for the payment of such distributions, in the case of the trust preferred securities and LLC preferred securities) as set forth under "Description of the Trust Guarantee," "Description of the LLC Guarantee" and "Description of the LLC Investments—Affiliate Debt Instruments—Investment Guarantees." Taken together, our obligations under the trust guarantee, the LLC guarantee, the Company Debenture, any other Affiliate Debt Investments and any Investment Guarantees, and our obligations to pay all costs, expenses and liabilities of the trust and the LLC, provide a guarantee by us of payments of distributions and other amounts due on the trust preferred securities, other than payments of such amounts, if any, as the holders of trust preferred securities are entitiled to receive in respect of the Eligible Debt Securities.

        If payments are not made under the Company Debenture or other Affiliate Debt Instruments and any related Investment Guarantees, the LLC and the trust may not have sufficient funds to pay distributions or other amounts due on the LLC preferred securities and trust preferred securities. The LLC guarantee and trust guarantee do not cover payment of distributions when the LLC or the trust do not have sufficient funds to pay such distributions. If the LLC does not have sufficient funds because payments have not been made when due on the Company Debenture or any other Affiliate Debt Instrument (except pursuant to the right to defer interest payments), a holder of trust preferred securities may institute a legal proceeding directly against the issuer of the Company Debenture or other Affiliate Debt Instrument to enforce payment of the Company Debenture or Affiliate Debt Instrument to the LLC in accordance with its terms.

        Our obligations under the trust guarantee, the LLC guarantee, the Company Debenture, any other Affiliate Debt Instruments and any Investment Guarantees are subordinate and junior in right of payment to all senior debt.

Sufficiency of Payments

        As long as payments of principal, interest and other payments are made when due on the Company Debenture and any other Affiliate Debt Instrument and any related Investment Guarantees, those payments, together with such amounts, if any, as the holders of trust preferred securities are entitled to receive in respect of the Eligible Debt Securities, will be sufficient to cover payments of the liquidation preference of and distributions on the LLC preferred securities, and therefore, the liquidation amount and distributions on the trust preferred securities, because of the following factors: the aggregate principal amount of the Company Debenture and any other Affiliate Debt Instrument will not be less than the aggregate liquidation preference of the LLC preferred securities held by the trust; the distributions to which the holders of the LLC preferred securities and the trust preferred securities are entitled will not exceed the amounts that are paid on the Company Debenture and other Affiliate Debt Instruments, together with such amounts, if any, as the holders of trust preferred securities are entitled to receive in respect of the Eligible Debt Securities; the payment dates of the LLC preferred securities and trust preferred securities will match the payment dates on the Company Debenture and other Affiliate Debt Instruments; we will pay, and the LLC and the trust will not be obligated to pay, all costs, expenses and liabilities of the LLC and the trust except the LLC's obligations under the LLC preferred securities and the trust's obligations under the trust securities; and the LLC Agreement and declaration of trust further provide that the LLC and the trust will not engage in any activity that is not consistent with the limited purposes of the LLC and the trust, respectively.

        We have the right to set off any payment we are otherwise required to make under the Company Debenture or other Affiliate Debt Instruments with and to the extent we make a related payment under the trust guarantee, the LLC guarantee and any Investment Guarantee (collectively, the "guarantees").

Enforcement Rights of Holders of LLC Preferred Securities and Trust Preferred Securities

        If an LLC Enforcement Event occurs and is continuing, the holders of LLC preferred securities, by vote of a majority in aggregate liquidation preference of such holders (or, for so long as the LLC preferred securities are held by the property trustee, the property trustee as holder of the LLC preferred securities), will have the right to enforce the terms of the LLC Agreement and the LLC guarantee. If the Special Representative fails to enforce its rights on behalf of the LLC under the Affiliate Debt Instruments after a holder of LLC preferred securities has made a written request, such holder may on behalf of the LLC institute a legal proceeding against the issuer of any Affiliate Debt Instrument, or us as guarantor under the Investment Guarantee, as the case maybe, to enforce the LLC's rights. In addition, if any issuer of an Affiliate Debt Instrument has failed to make any required payment when due on the Affiliate Debt Instrument or we have failed to make any required payment when due on any Investment Guarantee, then a holder of trust preferred securities may on behalf of the LLC or the trust, as the case may be, directly institute a proceeding against such issuer with respect to such Affiliate Debt Instrument or against us with respect to such Investment Guarantee, in each case for enforcement of payment. The indenture trustees will give holders of Affiliate Debt Instruments notice of all events of default within 30 days after occurrence.

        If a Trust Enforcement Event occurs, the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of LLC preferred securities. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the LLC preferred securities and as Special Representative of the LLC.

        If the property trustee fails to enforce its rights as holder of the LLC preferred securities or as Special Representative of the LLC or, in the event the LLC has been dissolved, to enforce its rights on behalf of the trust under the Affiliate Debt Instruments and Investment Guarantees after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against the LLC and the Special Representative or against any issuer of any Affiliate Debt Instrument, or us as guarantor, as the case maybe, to enforce the property trustee's rights. In addition, for so long as the trust is the holder of any LLC preferred securities, any Affiliate Debt Instrument or any Investment Guarantee, if any issuer of an Affiliate Debt Instrument has failed to make any required payment when due on any Affiliate Debt Instruments or we have failed to make any required payment when due on any Investment Guarantee, then a holder of trust preferred securities may on behalf of the LLC or the trust, as the case may be, directly institute a proceeding against such issuer with respect to such Affiliate Debt Instrument or against us with respect to such Investment Guarantee, in each case for enforcement of payment.

        In connection with such any direct action, we will have the right under the indenture to set off any payment made to such holder by us.

Limited Purposes of Trust and the LLC

        The trust preferred securities evidence beneficial ownership interests in the trust, and the trust exists for the sole purpose of issuing the trust securities and investing the proceeds thereof in LLC preferred securities. The LLC exists for the sole purpose of investing in the Affiliate Debt Instruments and Eligible Debt Securities as described under "Description of the LLC Investments." Neither the trust nor the LLC is permitted to incur any debt or other obligations.

Rights Upon Termination

        Upon any dissolution of the trust, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, subject to the rights of any creditors of the trust, the trust liquidation amount in the form of cash or Affiliate Debt Instruments. Upon any voluntary or involuntary dissolution or bankruptcy of us or any other issuer of an Affiliate Debt Instrument, the holder of the Affiliate Debt Instrument would be a subordinated creditor of us or such other issuer, subordinated in right of payment to all of our or such other issuer's debt other than any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Affiliate Debt Instrument or certain indebtedness incurred in the ordinary course of business, but entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions, except to the extent described under "Description of Trust Preferred Securities—Distributions—Subordination of Certain Distributions in Bankruptcy or Dissolution." Because we are the guarantor under the guarantees and have agreed to pay for all costs, expenses and liabilities of the LLC (other than the LLC's obligations to the holders of the LLC preferred securities) and the trust (other than the trust's obligations to the holders of the trust preferred securities), the positions of a holder of trust preferred securities and the LLC, as holder of the Affiliate Debt Instruments, relative to other creditors and to our stockholders in the event of our dissolution or bankruptcy would be substantially the same.

EXCHANGE OFFER; REGISTRATION RIGHTS

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these trust preferred securities. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the registration rights agreement by following the directions under "Where You Can Find More Information."

        We, the trust, the LLC and the initial purchasers have entered into the registration rights agreement in connection with the private offering of old trust preferred securities. Pursuant to the registration rights agreement, we, the LLC and the trust have agreed to cause to be filed with the Commission an exchange offer registration statement on the appropriate form under the Securities Act with respect to the old trust preferred securities and the old trust guarantee (and the underlying old LLC preferred securities, old Company Debenture and old LLC guarantee) (collectively, the "old securities"). Upon the effectiveness of the exchange offer registration statement, we, the LLC and the trust will offer to the holders of the old securities who are able to make certain representations the opportunity to exchange their transfer restricted securities (as defined below) for corresponding new trust preferred securities and a new trust guarantee (and the underlying new LLC preferred securities, new Company Debenture and new LLC guarantee) (collectively, the "new securities") pursuant to the exchange offer.

        If (i) the exchange offer is not permitted by applicable law or Commission policy; or (ii) any holder notifies the trust prior to the 20th business day following consummation of the exchange offer that such holder (a) is prohibited by law or Commission policy from participating in the exchange offer, (b) may not resell the new trust preferred securities acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) is a broker-dealer and owns old trust preferred securities acquired directly from us or an affiliate of ours, we, the LLC and the trust will cause to be filed with the Commission a shelf registration statement covering the resale of the old trust preferred securities and the old trust guarantee (and the underlying old LLC preferred securities, old Company Debenture and old LLC guarantee) by the holders of such trust preferred securities who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, we, the trust and the LLC believe that the new trust preferred securities issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of trust preferred securities who is an affiliate of ours, the trust or the LLC within the meaning of Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the trust preferred securities, or any broker-dealer who purchased the trust preferred securities from the trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

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  will not be able to rely on the interpretation of the staff of the Commission set forth in the above-mentioned no-action letters;

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  will not be entitled to tender its old trust preferred securities in the exchange offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old trust preferred securities and old trust guarantee (and the underlying old LLC preferred securities, old Company Debenture and old LLC guarantee) unless such sale or transfer is made pursuant to an exemption from such requirements.

        Neither we nor the trust nor the LLC intends to seek its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange securities as it has in such no-action letters to third parties.

        We will, in the event that a shelf registration statement is filed, provide to each holder of old trust preferred securities copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the securities has become effective and take certain other actions as are required to permit unrestricted resales of the old trust preferred securities (and the underlying old Company Debenture). A holder that sells trust preferred securities (and the underlying Company Debenture) pursuant to the shelf registration statement may be required to be named as a selling securityholder in the related prospectus and generally will be required to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, each holder of such trust preferred securities (and the underlying Company Debenture) may be required to deliver information to be used in connection with the shelf registration statement in order to have its trust preferred securities (and the Company Debenture) included in the shelf registration statement and to benefit from the provisions set forth below with respect to the additional interest.

        We, the LLC and the trust will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

        For purposes of this section, "transfer restricted securities" means (i) each old trust preferred security and old trust guarantee (and the underlying old LLC preferred securities, old Company Debenture and old LLC guarantee) until the earliest to occur of (a) the date on which such security has been exchanged by a person other than a broker-dealer for a new security in the exchange offer, (b) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (c) the date on which such trust preferred security is eligible to be distributed to the public without restriction pursuant to Rule 144(k) under the Securities Act and (ii) each new security acquired by a broker-dealer in the exchange offer of a security for such new security, until the date on which such new trust preferred security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement.

        The registration rights agreement provides that (i) we, the LLC and the trust will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 270 days after the closing of the private offering of trust preferred securities; (ii) unless the exchange offer is not permitted by applicable law or Commission policy, we, the LLC and the trust will (a) commence the exchange offer and (b) use all commercially reasonable efforts to issue, within 20 business days after the effective date of the registration statement or longer only if required by federal or state securities laws, new securities in exchange for all securities tendered prior thereto in the exchange offer; and (iii) if obligated to file the shelf registration statement, we, the LLC and the trust will use all commercially reasonable efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 270 days after such obligation arises.

        If (i) we, the LLC or the trust fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) we, the LLC or the trust fail to consummate the exchange offer within 20 business days of the Effectiveness Target Date with respect to the exchange offer registration statement or (iv) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we will pay additional interest on the Company Debenture at a rate of 0.25% per annum until, in the case of clause (i), such registration statement is filed; in the case of clause (ii), such registration statement is declared effective; in the case of clause (iii), such exchange offer is consummated; or, in the case of clause (iv), such registration statement is effective or usable.

        All accrued additional interest will be paid to the holders entitled thereto in the manner provided for the payment of interest in the indenture, on each interest payment date by wire transfer of immediately available funds or by federal funds check and to holders of certificated trust preferred securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. If additional interest is required to be paid, then distributions on old LLC preferred securities will be increased in a corresponding amount. Such additional interest and distributions will be paid, and will compound if deferred, in the manner described under "Description of the LLC Preferred Securities." Any references to interest or distributions in this prospectus are deemed to include any such additional interest or distributions.

        We will not be required to pay additional interest for more than one Registration Default at any given time. Following the cure of any applicable Registration Defaults, so long as no Registration Default is continuing, the accrual of additional interest will cease.

        Holders of old trust preferred securities will be required to make certain representations to us, the LLC and the trust (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old trust preferred securities included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By including old trust preferred securities in any shelf registration statement, a holder will be deemed to have agreed to indemnify us, the LLC and the trust against certain losses arising out of information furnished by such holder in writing for inclusion in such shelf registration statement. Holders of old trust preferred securities will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us, the LLC or the trust.

        The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the ownership of the trust preferred securities. Except where noted, this summary deals only with a trust preferred security held as a capital asset by a U.S. holder and it does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

  •
  tax consequences to investors that are pass-through entities;

  •
  tax consequences to persons holding the trust preferred securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to holders of the trust preferred securities whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. holder" means a person that is for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        A "non-U.S. holder" is a beneficial owner of trust preferred securities (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" or, in certain circumstances, individuals who are U.S. expatriates. Such persons should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        If a partnership holds the trust preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the trust preferred securities, you should consult your own tax advisors.

        No statutory, administrative or judicial authority addresses the treatment of the trust preferred securities or instruments similar to the trust preferred securities for U.S. federal income tax purposes and no rulings have been sought or are expected to be sought from the IRS with respect to any of the

U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

        If you are a holder of trust preferred securities, you should consult your own tax advisors concerning the U.S. federal tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Exchange of Trust Preferred Securities

        The exchange of old trust preferred securities for new trust preferred securities, the exchange of old LLC preferred securities for new LLC preferred securities and the exchange of the old Company Debenture for the new Company Debenture in this exchange offer will not constitute taxable events to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of a new trust preferred security, the holding period of the new trust preferred security will include the holding period of the old trust preferred security and the basis of the new trust preferred security will be the same as the basis of the old trust preferred security immediately before the exchange.

        In any event, holders considering the exchange of old trust preferred securities for new trust preferred securities should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Classification of the Trust

        Tax Counsel is of the opinion that, under current law and assuming full compliance with the terms of the declaration of trust, and based on certain representations, the trust will not be treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. It is intended that the trust will be treated as a grantor trust for U.S. federal income tax purposes. Under this treatment, holders will generally be treated as owning an undivided beneficial interest in the LLC preferred securities and thus required to include in gross income their allocable share of income attributable to the LLC preferred securities.

        There is no assurance that the IRS will agree with the treatment of the trust as a grantor trust and the IRS could assert that the trust is properly characterized as a partnership for U.S. federal income tax purposes. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the trust preferred securities. Holders should consult their own advisors regarding the tax consequences of the trust being classified as a partnership for U.S. federal income tax purposes.

        By purchasing old trust preferred securities, each holder has agreed, and we, the trust and the LLC have agreed, to treat the trust as a grantor trust and holders of the trust preferred securities as holders of an undivided interest in the trust assets, including the LLC preferred securities, and not as holders of a direct interest in us or in any other person. The remainder of this discussion assumes that the trust will be treated as a grantor trust.

Classification of the LLC

        Tax Counsel is of the opinion that, under current law and assuming full compliance with the terms of the declaration of trust, and based on certain representations, the LLC will not be treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By purchasing the trust preferred securities, each holder of trust preferred securities agrees, and we, the trust and the LLC agree, to treat the LLC as a partnership for U.S. federal income tax purposes and to treat the LLC preferred securities as equity interests in such partnership and not as a direct interest in us or in any other person. If, however, the LLC were to constitute a publicly traded partnership taxable as a corporation, the LLC would be subject to U.S. federal income tax at the applicable corporate rates. The remainder of this discussion assumes that the LLC will be treated as a partnership.

Classification of the Company Debenture

        By purchasing old trust preferred securities, each holder has agreed, and we, the trust, and the LLC have agreed to treat the Company Debenture as indebtedness for all U.S. federal income tax purposes. Tax Counsel has advised that, in its opinion, while the matter is not free from doubt, the Company Debenture will be characterized as indebtedness. However, such position is not binding on the IRS or the courts. Therefore, while Tax Counsel believes that its conclusions would be sustained if challenged, there can be no assurance that this will be the case.

        The transactions described in this prospectus are complex and other characterizations are possible. Any differing treatment arising from a recharacterization could affect the amount, timing and character of income, gain or loss in respect of an investment in the trust preferred securities. Unless indicated otherwise, the remainder of this discussion assumes that the Company Debenture will be classified as our indebtedness.

Income and Deductions

        As a partnership, the LLC will not be a taxable entity for U.S. federal income tax purposes. Instead, U.S. holders will generally be required to include in gross income for their taxable year in which the LLC's taxable year ends (or in the case of a U.S. holder that disposes of its entire interest in the trust preferred securities, the taxable year including the date of disposition) their distributive share of income on the Affiliate Debt Instruments and the Eligible Debt Securities and any other items of income, gain, loss, and deduction of the LLC. Unless payments of interest on the Affiliate Debt Instruments or distributions on the LLC preferred securities are deferred, a U.S. holder's distributive share of income will generally equal the amount of cash distributed with respect to the trust preferred securities. Holders that are individuals, trusts or estates may be subject to limitations on their pro rata share of expenses attributable to the LLC preferred securities.

        Income that accrues on the Affiliate Debt Instruments and Eligible Debt Securities will be allocated to holders of the trust preferred securities on a daily accrual basis, regardless of a U.S. holder's method of accounting. Distributions of cash, however, will generally not be separately taxable except to the extent that the cash received exceeds the holder's basis in the LLC preferred securities or trust preferred securities. If payments of interest on the Affiliate Debt Instruments or distributions on the LLC preferred securities are deferred, U.S. holders will generally recognize income in advance of the receipt of payments to which such income is attributable. No amount includible in income with respect to the trust preferred securities will be eligible for the dividends-received deduction.

Liquidation of the LLC

        Under certain circumstances, the LLC may be dissolved and a combination of Affiliate Debt Instruments and cash may be distributed to the trust. Such a dissolution would generally constitute a taxable exchange only to the extent the cash distributed exceeds a holder's basis in the trust preferred securities.

Sale or Redemption of Trust Preferred Securities for Cash

        If a holder sells its trust preferred securities or receives solely cash in redemption of the holder's interest in the Trust, it will recognize gain or loss equal to the difference between the amount realized on the sale or redemption of the trust preferred securities and its adjusted tax basis in its trust preferred securities sold or redeemed. Such gain or loss will be a capital gain or loss and generally will be a long-term capital gain or loss if the trust preferred securities have been held for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Other Partnership Provisions

        Under section 708 of the Code, a partnership will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in such partnership are sold or exchanged within a 12-month period. If such termination occurs, a partnership would be considered to transfer its assets and liabilities to a new partnership in exchange for interests in the new partnership and to distribute such interests to the partners. The LLC will not comply with certain technical requirements that might apply when such a constructive termination occurs. As a result, the LLC may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. We have agreed to pay any taxes (other than withholding taxes except to the extent otherwise described in this prospectus) or other expenses of the LLC.

Information Reporting and Backup Withholding

        Income on the trust preferred securities will be reported to holders on an IRS Form 1099. Payments made on and proceeds from the sale of trust preferred securities may be subject to a backup withholding tax unless the holder complies with certain identification requirements. Any withheld amount generally will be allowed as a credit against the holder's U.S. federal income tax, provided the required information is timely filed with the IRS.

Non-U.S. Holders

        The LLC intends to conduct its affairs in such a manner that its income is not effectively connected with a U.S. trade or business and, accordingly, the LLC and the trust do not intend to withhold tax applicable to effectively connected income for non-U.S. holders. However, should such withholding be required, the LLC and the trust may withhold the amounts from other distributions payable to the applicable holder.

        Because of the "portfolio interest" exception, the LLC and the trust intend not to withhold on distributions in respect of interest to a non-U.S. holder provided the non-U.S. holder (1) is not actually or constructively a "10 percent shareholder" of us, a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, or a bank whose receipt of interest on the Affiliate Debt Instruments is described in section 881(c)(3)(A) of the Code, and (2) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Affiliate Debt Instruments is a non-U.S. Holder and providing certain other information. It is possible that the Company Debenture might be recharacterized in which case a 30% withholding tax (or lower applicable treaty rate) could apply to payments on the Affiliate Debt Instruments or distributions on the trust preferred securities.

        Any gain realized on the sale, redemption, retirement or other taxable disposition of the trust preferred securities or LLC preferred securities will be exempt from U.S. federal income and withholding tax, provided that (1) the gain is not effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, and (2) in the case of a non-U.S. Holder that is a foreign individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year.

        Trust preferred securities held by an individual non-U.S. holder at the time of death may be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

        Non-U.S. holders of the trust preferred securities should consult their own tax advisors.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition of the trust preferred securities by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the trust preferred securities of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Whether or not the underlying assets of the Issuer were deemed to include "plan assets," as described below, the acquisition and/or holding of the trust preferred securities by an ERISA Plan with respect to which we or the trust are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the trust preferred securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

        ERISA and the Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity's equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including "Keogh" plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include "plan assets" under the Plan Asset Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Asset Regulations). The DOL has stated that, in its view, for purposes of determining whether equity participation in an entity by benefit plan investors is "significant" within the meaning of the significant participation test contained within the Plan Asset Regulations, only the proportion of an insurance company general account's equity investment in the entity that represents plan assets should be taken into account and, therefore, the proportion of that investment that represents plan assets would equal the proportion of the insurance company general account as a whole that constitutes plan assets (59 FR 43134, 43136).

        For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act.

        It is not anticipated that (i) the trust preferred securities will constitute "publicly offered securities" for purposes of the Plan Asset Regulations, (ii) the trust will be an investment company registered under the Investment Company Act or (iii) the trust will qualify as an operating company within the meaning of the Plan Asset Regulations. In addition, if benefit plan investors were permitted to invest in the trust preferred securities, the trust would not be in a position to monitor whether investment in the trust preferred securities by benefit plan investors will be "significant" for purposes of the Plan Asset Regulations.

Plan Asset Consequences

        If the assets of the trust were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the trust, and (ii) the possibility that certain transactions in which the trust might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

Representation

        Accordingly, by acceptance of the trust preferred securities (including the exchange of an old trust preferred security for a new trust preferred security), each purchaser and subsequent transferee of the trust preferred securities will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the trust preferred securities, no portion of such purchaser's or transferee's assets will constitute assets of any "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not subject to Title I of ERISA, including any U.S. governmental or non-U.S. pension plan, or any "plan" subject to Section 4975 of the Code (each a "Covered Plan") or (ii) (x) the assets used by such purchaser or transferee to acquire the trust preferred securities constitute assets of an insurance company general account, (y) for the entire period during which such purchaser or transferee holds its interest in the trust preferred securities, less than 25% of the assets of such insurance company general account will constitute "plan assets" of any Covered Plan and (z) the acquisition and holding of the trust preferred securities (including the exchange of an old trust preferred security for a new trust preferred security) by such purchaser or transferee will satisfy the requirements of DOL Prohibited Transaction Class Exemption 95-60 and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the trust preferred securities on behalf of, or with the assets of, any employee benefit plan, consult with their counsel to determine whether such employee benefit plan is subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives new trust preferred securities for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new trust preferred securities. This prospectus, as it may be amended or supplemented from time to time, may be used by participating broker-dealers during the period referred to below in connection with resales of new trust preferred securities received in exchange for old trust preferred securities if the old trust preferred securities were acquired by such participating broker-dealers for their own accounts as a result of market-making activities or other trading activities.

        We, the trust and the LLC have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new trust preferred securities for a period ending one year after the expiration date (subject to extension under certain limited circumstances described in this prospectus) or, if earlier, when all such new trust preferred securities have been disposed of by such participating broker-dealer. See "The Exchange Offer—Resales of New Trust Preferred Securities." We will provide sufficient copies of the latest version of this prospectus to participating broker-dealers promptly upon request at any time during such one year period. Neither of us, the trust or the LLC will receive any cash proceeds from the sale of new trust preferred securities by participating broker-dealers that use this prospectus.

        Participating broker-dealers may sell new trust preferred securities received by them for their own accounts in connection with the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new trust preferred securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new trust preferred securities.

        Any participating broker-dealer that resells new trust preferred securities that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new trust preferred securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new trust preferred securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

LEGAL MATTERS

        Barrett S. DiPaolo, Associate General Counsel of Lehman Brothers Holdings, and Richards, Layton & Finger, P.A., Wilmington, Delaware, have rendered opinions to Lehman Brothers Holdings, the trust and the LLC regarding the validity of the securities to be offered by this prospectus. Mr. DiPaolo beneficially owns, or has rights to acquire under Lehman Brothers Holdings' employee benefit plans, an aggregate of less than 1% of Lehman Brothers Holdings' common stock. Simpson Thacher & Bartlett LLP, New York, New York has acted as special tax counsel ("Tax Counsel") to Lehman Brothers Holdings. Simpson Thacher & Bartlett LLP from time to time acts as counsel for Lehman Brothers Holdings and its subsidiaries.

EXPERTS

        The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2005, and for each of the years in the three-year period ended November 30, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of November 30, 2005 of Lehman Brothers Holdings have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing in our annual report on Form 10-K, for the year ended November 30, 2005 and incorporated herein by reference. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on our consolidated financial statements and management's assessment of internal control over financial reporting issued at future dates, and consents to the use of their reports thereon, such consolidated financial statements and management's assessment of internal control over financial reporting also will be incorporated by reference in this prospectus in reliance upon their reports given on said authority.

        With respect to the unaudited consolidated interim financial information of Lehman Brothers Holdings for the three-month periods ended February 28, 2006 and February 28, 2005, which is incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, their report included in our quarterly report on Form 10-Q for the quarter ended February 28, 2006, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of a registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

        The consolidated financial statements of Lehman Brothers Holdings E-Capital Trust I and financial statements of Lehman Brothers Holdings E-Capital LLC I at December 31, 2005 and for the period from August 16, 2005 (inception) to December 31, 2005, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Lehman Brothers Holdings, the trust and the LLC have filed a registration statement on Form S-4 under the Securities Act with the Commission, which is referred to as the "registration statement," to register the new securities to be issued in the exchange offer. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus concerning the contents of documents referred to in this prospectus are not necessarily complete and in each case are qualified in all respects by reference to the copies of such documents filed as exhibits to the registration statement. You may review a copy of the registration statement at the Commission's public reference room or through the Commission's website, which are described below.

        We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these filings at the Commission's public reference room, which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the filings are available to the public through the Commission's website at http://www.sec.gov.

        The following documents which we have filed with the Commission are hereby incorporated by reference in, and shall be deemed to be a part of, this prospectus:

  •
  Annual Report on Form 10-K for the year ended November 30, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended February 28, 2006;

  •
  Current Reports on Form 8-K, filed with the SEC on December 6, December 13 and December 15, 2005, January 17, January 23, January 26, February 10, February 21, February 24, March 3, March 10, March 15, March 16, March 24, March 28, March 31, April 4, April 24 and May 3, 2006; and

  •
  All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information in the documents or filings that is deemed to have been furnished and not filed) after the date of this prospectus and before termination of the exchange offer.

        References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the Commission will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information on our website and any other website that is referred to in this prospectus is not a part of this prospectus.

        You may request a copy of these filings other than any exhibits unless the exhibits are specifically incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Controller's Office
Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019
(212) 526-7000

        To ensure timely delivery of the requested documents, requests should be made no later than June 7, 2006. In the event that the exchange offer is extended, you must make your request at least five business days before the expiration date, as extended.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Financial Condition

In thousands, except for security amounts	December 31, 2005
Assets
Investment in LBHI junior subordinated debt	$300,001
Commercial paper	16,023
Interest receivable	1,759

Total assets	$317,783

Liabilities and Stockholder's Equity
Trust preferred securities (ECAPS)	$300,000
Minority interest in consolidated subsidiary	16,023
Interest payable	1,759

Total liabilities	317,782
Stockholder's Equity
Trust common security
1 security authorized, issued, and outstanding; $1,000 liquidation amount	1

Total stockholder's equity	1

Total liabilities and stockholder's equity	$317,783

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Income

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Interest income	$5,588

Interest expense	5,355
Minority interest expense	233

Total expenses	5,588

Net income	$0

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Changes in Stockholder's Equity

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Trust common security
Beginning balance	$0
Issuance	1

Ending balance	1

Total stockholder's equity	$1

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Cash Flows

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Cash Flows From Operating Activities
Net income	$0
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of interest income	(233)
Minority interest expense	233
Net change in:
Investment in LBHI junior subordinated debt	(300,001)
Interest receivable	(1,759)
Interest payable	1,759

Net cash used in operating activities	(300,001)

Cash Flows From Financing Activities
Issuance of trust preferred securities (ECAPS)	300,000
Contribution from minority interest	15,790
Issuance of trust common security	1

Net cash provided by financing activities	315,791

Cash Flows From Investing Activities
Purchase of commercial paper	(15,790)

Net cash used in investing activities	(15,790)

Net change in cash and cash equivalents	0
Cash and cash equivalents, beginning of period	0

Cash and cash equivalents, end of period	$0

Supplemental Disclosure of Cash Flow Information (in thousands):
Interest paid totaled $3,596 in 2005.

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I
Notes to Consolidated Financial Statements

1.    Organization and Purpose

        Lehman Brothers Holdings E-Capital Trust I (the "Trust") is a statutory business trust formed under the Delaware Business Trust Act, as amended, pursuant to the filing of a certificate of trust with the Secretary of State on August 16, 2005 and the execution of a declaration of trust dated as of August 19, 2005. The Trust exists for the exclusive purposes of (i) issuing trust securities, consisting of Floating Rate Enhanced Capital Advantage Preferred Securities (the "Trust Preferred Securities" or "ECAPS") and trust common securities (the "Trust Common Securities"), representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the trust securities in the preferred securities (the "LLC Preferred Securities") issued by Lehman Brothers Holdings E-Capital LLC I (the "LLC"), and (iii) engaging in only those other activities necessary or incidental thereto. Lehman Brothers Holdings Inc. ("LBHI") is the sole owner of the Trust Common Securities.

        LBHI paid all expenses related to the offering of the Trust Preferred Securities. LBHI also has agreed to (i) pay all fees and expenses related to the organization and operations of the Trust and LLC (including taxes (other than withholding taxes), duties, assessments, or government charges of whatever nature imposed by the United States of America or any other domestic taxing authority upon the Trust) and the offering of the Trust Preferred Securities and (ii) be responsible for all debts and other obligations of the Trust (other than with respect to the Trust Preferred Securities and the Trust Common Securities). LBHI has agreed to indemnify the trustees of the Trust and certain other persons.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates that affect reported amounts. As such, actual results could differ from those estimates.

        Financial Accounting Standards Board ("FASB") Interpretation No. 46(R), "Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51" ("FIN 46(R)"), defines the criteria used in determining when a special purpose entity qualifies as a variable interest entity ("VIE"), and when that VIE should be consolidated. Under FIN 46(R), the LLC is deemed to be a VIE, and the Trust consolidates the LLC as its primary beneficiary. The primary beneficiary is the party that has either a majority of the expected losses or a majority of the expected residual returns of such entity, as defined.

Investments

        The investment in LBHI junior subordinated debt is carried at cost, with the related accrued interest receivable included in the Consolidated Statement of Financial Condition. The investment in commercial paper is carried at cost plus accrued interest in the Consolidated Statement of Financial Condition. The fair values of the investments approximate their carrying values.

Trust Preferred Securities

        The Trust Preferred Securities (ECAPS) are carried at cost, with the related accrued interest payable included in the Consolidated Statement of Financial Condition.

Minority Interest

        The minority interest as shown in the Consolidated Statement of Financial Condition represents the investment made by LBHI in the LLC. See Note 3 for additional information.

Revenue Recognition

        Interest income is recognized on an accrual basis and presented in the Consolidated Statement of Income.

Income Taxes

        The Trust is characterized as a grantor trust for United States federal income tax purposes and will not be taxed as a corporation. For income tax purposes, the holders' proportionate interests in any income or losses from the Trust are passed through to the holders of the Trust Preferred Securities and Trust Common Securities. Therefore, no provision for income taxes has been included in the consolidated financial statements.

3.    Trust Preferred Securities (ECAPS)

        The Trust issued $300 million of Trust Preferred Securities (ECAPS) and $1,000 of Trust Common Securities on August 19, 2005. The Trust used the offering proceeds to purchase $300 million of LLC Preferred Securities. Contemporaneous with the issuance of the LLC Preferred Securities, the LLC also issued common securities with an aggregate liquidation preference of $15.8 million, representing 5% of the total initial capital of the LLC (the "Minority Interest"). The LLC used the proceeds from the issuance of the LLC Preferred Securities and Minority Interest to purchase a LBHI floating rate subordinated debenture due 2035 (the "Company Debenture") in a principal amount of $300,001,000 and certain U.S. government obligations and commercial paper of entities not affiliated with LBHI and its subsidiaries (the "Eligible Debt Securities").

        Holders of the Trust Preferred Securities (ECAPS) receive distributions of their pro rata portion of any cash payments received by the Trust on the LLC Preferred Securities. Distributions on the LLC Preferred Securities accumulate from August 19, 2005, the date of original issuance of the old LLC Preferred Securities, and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as set forth in the limited liability company agreement of the LLC. The LLC is entitled to receive interest payments on the Company Debenture on the same dates and in the same amounts until its maturity on August 19, 2035. Distributions on the Minority Interest accumulate at an annual rate of 3-month LIBOR for each distribution period plus a margin equal to 2.78% until August 19, 2010 and thereafter at an annual rate of 3-month LIBOR plus a margin equal to 3.78%. If earnings on the Company Debenture and the Eligible Debt Securities exceed the aggregate amounts payable on the LLC Preferred Securities and the Minority Interest as described above, 50% of such excess will be distributed on the LLC Preferred Securities and the balance will be distributed on the Minority Interest.

        The LLC Preferred Securities are redeemable for cash, at the option of LBHI as the managing member of the LLC, in whole or in part, from time to time after August 19, 2010, at an amount per LLC Preferred Security equal to the $1,000 liquidation preference plus accumulated and unpaid distributions on a compounded basis (the "Redemption Price"). Upon any redemption of the LLC Preferred Securities, the Trust Preferred Securities and Trust Common Securities will be redeemed on a pro rata basis and the Trust Preferred Securities will be redeemed at a corresponding Redemption Price. Neither the LLC Preferred Securities nor the Trust Preferred Securities are redeemable at any time at the option of the holders thereof.

        LBHI has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the Trust Preferred Securities to the extent that the Trust has funds available therefor.

        Generally, holders of the Trust Preferred Securities will not have any voting rights.

4.    Concentration of Credit Risk

        The credit risk of the Trust principally relates to LBHI as issuer of the Company Debenture, and the possibility of LBHI's non-performance in fulfilling its contractual obligations pursuant to this transaction.

5.    Related Parties

        On November 21, 2005, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 4.59% (approximately $3.6 million in the aggregate) and paid the same amount on the LLC preferred securities to the Trust.

        In addition, LBHI has guaranteed certain payments as described in Note 3.

Report of Independent Registered Public Accounting Firm

The Trustees of Lehman Brothers Holdings E-Capital Trust I and the Board of Directors of Lehman Brothers Holdings Inc.

        We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings E-Capital Trust I (the "Company") as of December 31, 2005, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the period from August 16, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the trustees of the Company and management of Lehman Brothers Holdings Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings E-Capital Trust I at December 31, 2005, and the consolidated results of its operations and its cash flows for the period from August 16, 2005 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

New York, New York

May 10, 2006

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I
Consolidated Statement of Financial Condition
(Unaudited)

In thousands, except per security amounts	March 31, 2006	December 31, 2005
Assets
Investment in LBHI junior subordinated debt	$300,001	$300,001
Commercial paper	16,183	16,023
Interest receivable	1,804	1,759

Total assets	$317,988	$317,783

Liabilities and Stockholder's Equity
Trust preferred securities (ECAPS)	$300,000	$300,000
Minority interest in consolidated subsidiary	16,183	16,023
Interest payable	1,804	1,759

Total liabilities	$317,987	$317,782
Stockholder's Equity
Trust common security 1 security authorized, issued, and outstanding; $1,000 liquidation amount	1	1

Total stockholder's equity	1	1

Total liabilities and stockholder's equity	$317,988	$317,783

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Income
(Unaudited)

For the quarter ended March 31, 2006
(in thousands)
Interest income	$4,153

Interest expense	3,993
Minority interest expense	160

Total expenses	4,153

Net income	$0

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Changes in Stockholder's Equity
(Unaudited)

For the quarter ended March 31, 2006
(in thousands)
Trust common security
Beginning balance	$1

Total stockholder's equity	$1

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Consolidated Statement of Cash Flows
(Unaudited)

For the quarter ended March 31, 2006
(in thousands)
Cash Flows From Operating Activities
Net income	$0
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of interest income	(160)
Minority interest expense	160
Net change in:
Interest receivable	(45)
Interest payable	45

Net cash used in operating activities	0

Cash Flows From Investing Activities
Maturity of commercial paper	16,114
Purchase of commercial paper	(16,114)

Net cash provided by investing activities	0

Net change in cash and cash equivalents	0
Cash and cash equivalents, beginning of period	0

Cash and cash equivalents, end of period	$0

Supplemental Disclosure of Cash Flow Information (in thousands):
Interest paid totaled $3,948 in 2006.

See Notes to Consolidated Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Notes to Consolidated Financial Statements

(Unaudited)

1.    Organization and Purpose

        Lehman Brothers Holdings E-Capital Trust I (the "Trust") is a statutory business trust formed under the Delaware Business Trust Act, as amended, pursuant to the filing of a certificate of trust with the Secretary of State on August 16, 2005 and the execution of a declaration of trust dated as of August 19, 2005. The Trust exists for the exclusive purposes of (i) issuing trust securities, consisting of Floating Rate Enhanced Capital Advantage Preferred Securities (the "Trust Preferred Securities" or "ECAPS") and trust common securities (the "Trust Common Securities"), representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the trust securities in the preferred securities (the "LLC Preferred Securities") issued by Lehman Brothers Holdings E-Capital LLC I (the "LLC"), and (iii) engaging in only those other activities necessary or incidental thereto. Lehman Brothers Holdings Inc. ("LBHI") is the sole owner of the Trust Common Securities.

        LBHI paid all expenses related to the offering of the Trust Preferred Securities. LBHI also has agreed to (i) pay all fees and expenses related to the organization and operations of the Trust and LLC (including taxes (other than withholding taxes), duties, assessments, or government charges of whatever nature imposed by the United States of America or any other domestic taxing authority upon the Trust) and the offering of the Trust Preferred Securities and (ii) be responsible for all debts and other obligations of the Trust (other than with respect to the Trust Preferred Securities and the Trust Common Securities). LBHI has agreed to indemnify the trustees of the Trust and certain other persons.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates that affect reported amounts. As such, actual results could differ from those estimates.

        Financial Accounting Standards Board ("FASB") Interpretation No. 46(R), "Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51" ("FIN 46(R)"), defines the criteria used in determining when a special purpose entity qualifies as a variable interest entity ("VIE"), and when that VIE should be consolidated. Under FIN 46(R), the LLC is deemed to be a VIE, and the Trust consolidates the LLC as its primary beneficiary. The primary beneficiary is the party that has either a majority of the expected losses or a majority of the expected residual returns of such entity, as defined.

Investments

        The investment in LBHI junior subordinated debt is carried at cost, with the related accrued interest receivable included in the Consolidated Statement of Financial Condition. The investment in commercial paper is carried at cost plus accrued interest in the Consolidated Statement of Financial Condition. The fair values of the investments approximate their carrying values.

Trust Preferred Securities

        The Trust Preferred Securities (ECAPS) are carried at cost, with the related accrued interest payable included in the Consolidated Statement of Financial Condition.

Minority Interest

        The minority interest as shown in the Consolidated Statement of Financial Condition represents the investment made by LBHI in the LLC. See Note 3 for additional information.

Revenue Recognition

        Interest income is recognized on an accrual basis and presented in the Consolidated Statement of Income.

Income Taxes

        The Trust is characterized as a grantor trust for United States federal income tax purposes and will not be taxed as a corporation. For income tax purposes, the holders' proportionate interests in any income or losses from the Trust are passed through to the holders of the Trust Preferred Securities and Trust Common Securities. Therefore, no provision for income taxes has been included in the consolidated financial statements.

3.    Trust Preferred Securities (ECAPS)

        The Trust issued $300 million of Trust Preferred Securities (ECAPS) and $1,000 of Trust Common Securities on August 19, 2005. The Trust used the offering proceeds to purchase $300 million of LLC Preferred Securities. Contemporaneous with the issuance of the LLC Preferred Securities, the LLC also issued common securities with an aggregate liquidation preference of $15.8 million, representing 5% of the total initial capital of the LLC (the "Minority Interest"). The LLC used the proceeds from the issuance of the LLC Preferred Securities and Minority Interest to purchase a LBHI floating rate subordinated debenture due 2035 (the "Company Debenture") in a principal amount of $300,001,000 and certain U.S. government obligations and commercial paper of entities not affiliated with LBHI and its subsidiaries (the "Eligible Debt Securities").

        Holders of the Trust Preferred Securities (ECAPS) receive distributions of their pro rata portion of any cash payments received by the Trust on the LLC Preferred Securities. Distributions on the LLC Preferred Securities accumulate from August 19, 2005, the date of original issuance of the old LLC Preferred Securities, and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as set forth in the limited liability company agreement of the LLC. The LLC is entitled to receive interest payments on the Company Debenture on the same dates and in the same amounts until its maturity on August 19, 2035. Distributions on the Minority Interest accumulate at an annual rate of 3-month LIBOR for each distribution period plus a margin equal to 2.78% until August 19, 2010 and thereafter at an annual rate of 3-month LIBOR plus a margin equal to 3.78%. If earnings on the Company Debenture and the Eligible Debt Securities exceed the aggregate amounts payable on the LLC Preferred Securities and the Minority Interest as described above, 50% of such excess will be distributed on the LLC Preferred Securities and the balance will be distributed on the Minority Interest.

        The LLC Preferred Securities are redeemable for cash, at the option of LBHI as the managing member of the LLC, in whole or in part, from time to time after August 19, 2010, at an amount per LLC Preferred Security equal to the $1,000 liquidation preference plus accumulated and unpaid distributions on a compounded basis (the "Redemption Price"). Upon any redemption of the LLC Preferred Securities, the Trust Preferred Securities and Trust Common Securities will be redeemed on a pro rata basis and the Trust Preferred Securities will be redeemed at a corresponding Redemption Price. Neither the LLC Preferred Securities nor the Trust Preferred Securities are redeemable at any time at the option of the holders thereof.

        LBHI has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the Trust Preferred Securities to the extent that the Trust has funds available therefor.

        Generally, holders of the Trust Preferred Securities will not have any voting rights.

4.    Concentration of Credit Risk

        The credit risk of the Trust principally relates to LBHI as issuer of the Company Debenture, and the possibility of LBHI's non-performance in fulfilling its contractual obligations pursuant to this transaction.

5.    Related Parties

        On February 21, 2006, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 5.15% (approximately $3.9 million in the aggregate) and paid the same amount on the LLC preferred securities to the Trust.

        In addition, LBHI has guaranteed certain payments as described in Note 3.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I
Statement of Financial Condition

In thousands	December 31, 2005
Assets
Investment in LBHI junior subordinated debt	$300,001
Commercial paper	16,023
Interest receivable	1,759

Total assets	$317,783

Liabilities and Member's Capital
LLC preferred securities	$300,001
Interest payable	1,759

Total liabilities	301,760
Member's Capital
Contributed capital	15,790
Retained earnings	233

Total member's capital	16,023

Total liabilities and member's capital	$317,783

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Income

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Interest income	$5,588
Interest expense	5,355

Net income	$233

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Changes in Member's Capital

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Contributed capital
Beginning balance	$0
Contribution	15,790

Ending balance	15,790

Retained earnings
Beginning balance	0
Net income	233

Ending balance	233

Total member's capital	$16,023

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Cash Flows

In thousands For the period from August 16, 2005 (Inception) to December 31, 2005

Cash Flows From Operating Activities
Net income	$233
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of interest income	(233)
Net change in:
Investment in LBHI junior subordinated debt	(300,001)
Interest receivable	(1,759)
Interest payable	1,759

Net cash used in operating activities	(300,001)

Cash Flows From Financing Activities
Issuance of LLC preferred securities	300,001
Contributed capital	15,790

Net cash provided by financing activities	315,791

Cash Flows From Investing Activities
Purchase of commercial paper	(15,790)

Net cash used in investing activities	(15,790)

Net change in cash and cash equivalents	0
Cash and cash equivalents, beginning of period	0

Cash and cash equivalents, end of period	$0

Supplemental Disclosure of Cash Flow Information (in thousands):
Interest paid totaled $3,596 in 2005.

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Notes to Financial Statements

1.    Organization and Purpose

        Lehman Brothers Holdings E-Capital LLC I (the "LLC") is a limited liability company formed under the Delaware Limited Liability Company Act, as amended, pursuant to the filing of a certificate of formation with the Secretary of State on August 16, 2005 and the execution of a limited liability company agreement dated as of August 19, 2005. Lehman Brothers Holdings Inc. ("LBHI") is the sole managing member of the LLC. Upon the issuance of the LLC preferred securities to Lehman Brothers Holdings E-Capital Trust I (the "Trust"), which securities represent preferred interests in the LLC (the "LLC Preferred Securities"), the Trust became the sole non-managing member of the LLC. Contemporaneous with the issuance of the LLC Preferred Securities, LBHI as managing member contributed capital to the LLC in an amount equal to 5% of the total initial capital of the LLC for its purchase of the common securities of the LLC (the "LLC Common Securities"). The LLC exists for the sole purpose of (i) issuing its interests, (ii) investing the proceeds thereof in LBHI junior subordinated debt ("Affiliate Debt Instruments") and certain U.S. government obligations and commercial paper of entities not affiliated with LBHI and its subsidiaries (the "Eligible Debt Securities"), and (iii) engaging in only those other activities necessary or incidental thereto.

        LBHI has agreed to (i) pay all fees and expenses related to the organization and operations of the LLC, including taxes (other than withholding taxes), duties, assessments, or government charges of whatever nature imposed by the United States of America or any other domestic taxing authority upon the LLC, and (ii) be responsible for all debts and other obligations of the LLC, other than with respect to the LLC Preferred Securities and the LLC Common Securities.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates that affect reported amounts. As such, actual results could differ from those estimates.

Investments

        The investment in LBHI junior subordinated debt is carried at cost, with the related accrued interest receivable included in the Statement of Financial Condition. The investment in commercial paper is carried at cost plus accrued interest in the Statement of Financial Condition. The fair values of the investments approximate their carrying values.

LLC Preferred Securities

        The LLC Preferred Securities are carried at cost, with the related accrued interest payable included in the Statement of Financial Condition.

Revenue Recognition

        Interest income is recognized on an accrual basis and presented in the Statement of Income.

Income Taxes

        The LLC is characterized for United States federal income tax purposes as a partnership and will not be taxed as a corporation. For income tax purposes, the holders' proportionate interests in any income or losses from the LLC are passed through to the holders of the LLC Preferred Securities and LLC Common Securities. Therefore, no provision for income taxes has been included in the financial statements.

3.    LLC Preferred Securities

        The LLC issued $300 million of LLC Preferred Securities, which were purchased by the Trust. Contemporaneous with the issuance of the LLC Preferred Securities, the LLC also issued LLC Common Securities with an aggregate liquidation preference of $15.8 million, representing 5% of the total initial capital of the LLC. The LLC used the proceeds from the issuance of the LLC Preferred and Common Securities to purchase a Lehman Brothers Holdings Inc. ("LBHI") floating rate subordinated debenture due 2035 (the "Company Debenture") in a principal amount of $300,001,000 and Eligible Debt Securities.

        Distributions on the LLC Preferred Securities accumulate from August 19, 2005, the date of original issuance of the old LLC Preferred Securities, and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as set forth in the limited liability company agreement of the LLC. The LLC is entitled to receive interest payments on the Company Debenture on the same dates and in the same amounts until its maturity on August 19, 2035. Distributions on the LLC Common Securities accumulate at an annual rate of 3-month LIBOR for each distribution period plus a margin equal to 2.78% until August 19, 2010 and thereafter at an annual rate of 3-month LIBOR plus a margin equal to 3.78%. If earnings on the Company Debenture and the Eligible Debt Securities exceed the aggregate amounts payable on the LLC Preferred Securities and the LLC Common Securities as described above, 50% of such excess will be distributed on the LLC Preferred Securities and the balance will be distributed on the LLC Common Securities.

        The LLC Preferred Securities will be redeemable for cash, at the option of LBHI as the managing member of the LLC, in whole or in part, from time to time after August 19, 2010, at an amount per LLC Preferred Security equal to the $1,000 liquidation preference plus accumulated and unpaid distributions on a compounded basis (the "Redemption Price"). The LLC Preferred Securities are not redeemable at any time at the option of the holders.

        LBHI has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the LLC Preferred Securities to the extent that the LLC has funds available therefor.

4.    Concentration of Credit Risk

        The credit risk of the LLC principally relates to LBHI as issuer of the Company Debenture, and the possibility of LBHI's non-performance in fulfilling its contractual obligations pursuant to this transaction.

5.    Related Parties

        On November 21, 2005, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 4.59% (approximately $3.6 million in the aggregate) and paid the same amount on the LLC preferred securities to the Trust.

        In addition, LBHI has guaranteed certain payments as described in Note 3.

Report of Independent Registered Public Accounting Firm

The Managing Member of Lehman Brothers Holdings E-Capital LLC I and the Board of Directors of Lehman Brothers Holdings Inc.

        We have audited the accompanying statement of financial condition of Lehman Brothers Holdings E-Capital LLC I (the "Company") as of December 31, 2005, and the related statements of income, changes in member's capital and cash flows for the period from August 16, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the managing member of the Company and management of Lehman Brothers Holdings Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lehman Brothers Holdings E-Capital LLC I at December 31, 2005, and the result of its operations and its cash flows for the period from August 16, 2005 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

New York, New York

May 10, 2006

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Financial Condition
(Unaudited)

In thousands	March 31, 2006	December 31, 2005
Assets
Investment in LBHI junior subordinated debt	$300,001	$300,001
Commercial paper	16,183	16,023
Interest receivable	1,804	1,759

Total assets	$317,988	$317,783

Liabilities and Member's Capital
LLC preferred securities	$300,001	$300,001
Interest payable	1,804	1,759

Total liabilities	301,805	301,760
Member's Capital
Contributed capital	15,790	15,790
Retained earnings	393	233

Total member's capital	16,183	16,023

Total liabilities and member's capital	$317,988	$317,783

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Income

(Unaudited)

For the quarter ended March 31, 2006
(In thousands)
Interest income	$4,153
Interest expense	3,993

Net income	$160

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Changes in Member's Capital

(Unaudited)

For the quarter ended March 31, 2006
(In thousands)
Contributed capital
Beginning balance	$15,790
Contribution	0

Ending balance	15,790

Retained earnings
Beginning balance	233
Net income	160

Ending balance	393

Total member's capital	$16,183

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Statement of Cash Flows

(Unaudited)

For the quarter ended March 31, 2006
(In thousands)
Cash Flows From Operating Activities
Net income	$160
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of interest income	(160)
Net change in:
Interest receivable	(45)
Interest payable	45

Net cash used in operating activities	0

Cash Flows From Investing Activities
Maturity of commercial paper	16,114
Purchase of commercial paper	(16,114)

Net cash provided by investing activities	0

Net change in cash and cash equivalents	0
Cash and cash equivalents, beginning of period	0

Cash and cash equivalents, end of period	$0

Supplemental Disclosure of Cash Flow Information (in thousands):
Interest paid totaled $3,948 in 2006.

See Notes to Financial Statements.

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Notes to Financial Statements

(Unaudited)

1.    Organization and Purpose

        Lehman Brothers Holdings E-Capital LLC I (the "LLC") is a limited liability company formed under the Delaware Limited Liability Company Act, as amended, pursuant to the filing of a certificate of formation with the Secretary of State on August 16, 2005 and the execution of a limited liability company agreement dated as of August 19, 2005. Lehman Brothers Holdings Inc. ("LBHI") is the sole managing member of the LLC. Upon the issuance of the LLC preferred securities to Lehman Brothers Holdings E-Capital Trust I (the "Trust"), which securities represent preferred interests in the LLC (the "LLC Preferred Securities"), the Trust became the sole non-managing member of the LLC. Contemporaneous with the issuance of the LLC Preferred Securities, LBHI as managing member contributed capital to the LLC in an amount equal to 5% of the total initial capital of the LLC for its purchase of the common securities of the LLC (the "LLC Common Securities"). The LLC exists for the sole purpose of (i) issuing its interests, (ii) investing the proceeds thereof in LBHI junior subordinated debt ("Affiliate Debt Instruments") and certain U.S. government obligations and commercial paper of entities not affiliated with LBHI and its subsidiaries (the "Eligible Debt Securities"), and (iii) engaging in only those other activities necessary or incidental thereto.

        LBHI has agreed to (i) pay all fees and expenses related to the organization and operations of the LLC, including taxes (other than withholding taxes), duties, assessments, or government charges of whatever nature imposed by the United States of America or any other domestic taxing authority upon the LLC, and (ii) be responsible for all debts and other obligations of the LLC, other than with respect to the LLC Preferred Securities and the LLC Common Securities.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates that affect reported amounts. As such, actual results could differ from those estimates.

Investments

        The investment in LBHI junior subordinated debt is carried at cost, with the related accrued interest receivable included in the Statement of Financial Condition. The investment in commercial paper is carried at cost plus accrued interest in the Statement of Financial Condition. The fair values of the investments approximate their carrying values.

LLC Preferred Securities

        The LLC Preferred Securities are carried at cost, with the related accrued interest payable included in the Statement of Financial Condition.

Revenue Recognition

        Interest income is recognized on an accrual basis and presented in the Statement of Income.

Income Taxes

        The LLC is characterized for United States federal income tax purposes as a partnership and will not be taxed as a corporation. For income tax purposes, the holders' proportionate interests in any income or losses from the LLC are passed through to the holders of the LLC Preferred Securities and

LLC Common Securities. Therefore, no provision for income taxes has been included in the financial statements.

3.    LLC Preferred Securities

        The LLC issued $300 million of LLC Preferred Securities, which were purchased by the Trust. Contemporaneous with the issuance of the LLC Preferred Securities, the LLC also issued LLC Common Securities with an aggregate liquidation preference of $15.8 million, representing 5% of the total initial capital of the LLC. The LLC used the proceeds from the issuance of the LLC Preferred and Common Securities to purchase a Lehman Brothers Holdings Inc. ("LBHI") floating rate subordinated debenture due 2035 (the "Company Debenture") in a principal amount of $300,001,000 and Eligible Debt Securities.

        Distributions on the LLC Preferred Securities accumulate from August 19, 2005, the date of original issuance of the old LLC Preferred Securities, and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR for the related distribution period plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as set forth in the limited liability company agreement of the LLC. The LLC is entitled to receive interest payments on the Company Debenture on the same dates and in the same amounts until its maturity on August 19, 2035. Distributions on the LLC Common Securities accumulate at an annual rate of 3-month LIBOR for each distribution period plus a margin equal to 2.78% until August 19, 2010 and thereafter at an annual rate of 3-month LIBOR plus a margin equal to 3.78%. If earnings on the Company Debenture and the Eligible Debt Securities exceed the aggregate amounts payable on the LLC Preferred Securities and the LLC Common Securities as described above, 50% of such excess will be distributed on the LLC Preferred Securities and the balance will be distributed on the LLC Common Securities.

        The LLC Preferred Securities will be redeemable for cash, at the option of LBHI as the managing member of the LLC, in whole or in part, from time to time after August 19, 2010, at an amount per LLC Preferred Security equal to the $1,000 liquidation preference plus accumulated and unpaid distributions on a compounded basis (the "Redemption Price"). The LLC Preferred Securities are not redeemable at any time at the option of the holders.

        LBHI has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the LLC Preferred Securities to the extent that the LLC has funds available therefor.

4.    Concentration of Credit Risk

        The credit risk of the LLC principally relates to LBHI as issuer of the Company Debenture, and the possibility of LBHI's non-performance in fulfilling its contractual obligations pursuant to this transaction.

5.    Related Parties

        On February 21, 2006, the LLC received its scheduled interest payment on the Company Debenture at an annual rate of 5.15% (approximately $3.9 million in the aggregate) and paid the same amount on the LLC preferred securities to the trust.

        In addition, LBHI has guaranteed certain payments as described in Note 3.

PROSPECTUS

$300,000,000

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I
(ECAPSSM)

OFFER TO EXCHANGE ITS
FLOATING RATE ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
FOR ANY AND ALL OF ITS OUTSTANDING
FLOATING RATE ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES
(Liquidation Amount $1,000 per trust preferred security)

as guaranteed, to the extent described herein, by
LEHMAN BROTHERS HOLDINGS INC.

May 16, 2006

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TABLE OF CONTENTS
ECAPS STRUCTURE
SUMMARY
RISK FACTORS
GENERAL INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ACCOUNTING TREATMENT
LEHMAN BROTHERS HOLDINGS INC.
LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I
LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I
SELECTED FINANCIAL DATA FOR THE TRUST
SELECTED FINANCIAL DATA FOR THE LLC
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TRUST AND THE LLC
THE EXCHANGE OFFER
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF THE TRUST GUARANTEE
DESCRIPTION OF THE LLC PREFERRED SECURITIES
DESCRIPTION OF THE LLC GUARANTEE
DESCRIPTION OF THE LLC INVESTMENTS
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE LLC PREFERRED SECURITIES, THE AFFILIATE DEBT INSTRUMENTS AND THE GUARANTEES
EXCHANGE OFFER; REGISTRATION RIGHTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS